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The information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 21, 2010

Preliminary Prospectus Supplement (to Prospectus dated February 27, 2009)	Filed pursuant to Rule 424(b)(5) Registration No. 333-155758

$100,000,000

      % Convertible Senior Notes due August 15, 2015

           We are offering $100,000,000 aggregate principal amount of our        % Convertible Senior Notes due August 15, 2015. The notes will bear interest at a rate of        % per year. We will pay interest on the notes on February 15 and August 15 of each year, beginning on February 15, 2011.

           The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our other senior unsecured debt and senior in right of payment to any future subordinated debt. The notes will be effectively subordinated to all of our existing and future secured debt to the extent of the collateral securing that debt. The notes will not be guaranteed by any of our subsidiaries and, accordingly, the notes will also be effectively subordinated to all existing and future debt and other liabilities of our subsidiaries.

           Holders may convert their notes at any time until the close of business on February 15, 2015 only: (1) during any calendar quarter commencing after the date of original issuance of the notes, if the closing sale price of our common stock, for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the calendar quarter immediately preceding the calendar quarter in which the conversion occurs, is more than 130% of the conversion price of the notes in effect on that last trading day; (2) during the ten consecutive business day period following any five consecutive trading day period in which the trading price (as defined in this prospectus supplement) for the notes for each such trading day was less than 98% of the closing sale price of our common stock on such date multiplied by the then current conversion rate; or (3) if we make certain significant distributions to holders of our common stock, we enter into specified corporate transactions or our common stock is not listed on a U.S. national securities exchange. From February 15, 2015 to the close of business on the second scheduled trading day immediately preceding the stated maturity date, holders may convert their notes at any time, regardless of whether any of the foregoing conditions is satisfied. Upon conversion, we will have the right to deliver shares of our common stock, cash or a combination of cash and shares of our common stock in respect of our conversion obligation. See "Description of Notes—Conversion of Notes."

           The conversion price will initially be $            per share of common stock (equivalent to a conversion rate of approximately                                    shares of common stock per $1,000 principal amount of notes). The conversion price and corresponding conversion rate will be subject to adjustment in some events but will not be adjusted for accrued interest. In addition, if a holder elects to convert its notes in connection with a make whole adjustment event (as defined in this prospectus supplement), we will, in certain circumstances, pay a make whole adjustment amount by increasing the conversion rate for notes converted in connection with such make whole adjustment event. If we undergo a fundamental change (as defined in this prospectus supplement), holders may require us to purchase for cash all or a portion of their notes at a purchase price equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest to, but excluding, the fundamental change purchase date (as defined in this prospectus supplement).

           The notes are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or included in any automated quotation system. Our common stock is listed on the New York Stock Exchange under the symbol "GNK." The last reported sale price of our common stock on the New York Stock Exchange on July 20, 2010 was $17.73 per share.

           Concurrently with this offering, we are offering, by means of a separate prospectus supplement, 2,820,000 shares of our common stock (or 3,243,000 shares if the underwriters exercise their over-allotment option in full) in an underwritten offering. See "Concurrent Common Stock Offering." This offering and the concurrent common stock offering are part of a larger financing and vessel acquisition transaction. However, neither offering is contingent upon the consummation of the other offering.

           Investing in the notes involves a high degree of risk. See "Risk Factors" beginning on page S-16 of this prospectus supplement.

           Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Note	Total

Public offering price(1)
Underwriting discounts and commissions
Proceeds to us (before expenses)

(1)
Plus accrued interest from                                    , 2010 if settlement occurs after that date.

           We have granted the underwriters the right to purchase, within a 30-day period from the date of this prospectus supplement, up to an additional $15,000,000 principal amount of notes, solely to cover over-allotments, if any. If the underwriters exercise this option in full, the total underwriting discounts and commissions will be $            and total proceeds, before expenses, to us will be $            .

           We expect that delivery of the notes will be made to investors in book-entry form through The Depository Trust Company on or about                                    , 2010.

Joint Book-Running Managers

Deutsche Bank Securities	BNP PARIBAS	Credit Suisse

Co-Managers

Credit Agricole CIB	DVB Capital Markets

                        , 2010

i

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to this offering. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus, the information in this prospectus supplement controls. Before you invest in the notes, you should carefully read this prospectus supplement, along with the accompanying prospectus, in addition to the information contained in the documents referred to under the heading "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference" in this prospectus supplement.

        You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any "free writing prospectus" we may authorize to be delivered to you. Neither we nor the underwriters have authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. In making an investment decision regarding the notes we are offering, you must rely on your own examination of our company and the terms of this offering, including the potential merits and risks involved. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy the notes in any jurisdiction where such offer or any sale would be unlawful. You should not assume that the information in this prospectus supplement, the accompanying prospectus or any free writing prospectus we may authorize to be delivered to you, including any information incorporated by reference, is accurate as of any date other than their respective dates. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus supplement or the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

FORWARD-LOOKING STATEMENTS

        We make statements in this prospectus supplement and the documents incorporated by reference that are considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are based on the beliefs of our management as well as assumptions made by and information currently available to them. The words "anticipate," "believe," "may," "estimate," "expect," and similar expressions, and variations of such terms or the negative of such terms, are intended to identify such forward-looking statements. The forward-looking statements in this prospectus supplement include the statements relating to our pending vessel acquisitions and the related financing arrangements, including the concurrent common stock offering.

        All forward-looking statements are subject to certain risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results, performance or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Important factors that could cause or contribute to such difference include those referenced under "Risk Factors" in this prospectus supplement and any accompanying prospectus supplement and in our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, incorporated by reference into this prospectus supplement. You should not place undue reliance on such forward-looking statements, which speak only as of their dates. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should carefully consider the information referenced under the heading "Risk Factors."

PROSPECTUS SUPPLEMENT SUMMARY

        This summary highlights information contained or incorporated by reference in this prospectus supplement. This summary is not complete and does not contain all of the information that you should consider before investing in the notes. As an investor, you should carefully read the entire prospectus, as well as the documents incorporated by reference, especially the risks discussed under "Risk Factors" in this prospectus supplement and under the caption "Risk Factors" in our filings with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), incorporated by reference into this prospectus supplement. Unless we or the context otherwise indicates, in this prospectus supplement references to "we," "us," "our company" and "our" refer to Genco Shipping & Trading Limited and its subsidiaries.

        Unless otherwise stated in this prospectus supplement, we have assumed throughout this prospectus supplement that the underwriter's option to purchase additional notes is not exercised.

About Genco

        We are a leading drybulk shipping company with a strong record of disciplined growth. We transport iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. Since our founding as a Marshall Islands corporation in 2004, we have grown our business by utilizing our operational advantages and seeking prudent opportunities to consolidate the drybulk shipping industry. With our expanding fleet of high-quality vessels, our balanced approach to vessel employment and our experienced management team, we believe we have a firm foundation for continued strong performance. As part of our strategy, we intend to continue growing our fleet through timely and selective vessel acquisitions in a manner that is accretive to our cash flow.

        As of July 20, 2010, our current fleet consisted of 35 drybulk carriers totaling approximately 2,903,000 deadweight tons ("dwt") and, after completion of our pending vessel acquisition transactions, we expect to own and operate a fleet of 53 drybulk vessels totaling approximately 3,813,000 dwt, excluding vessels owned by our subsidiary, Baltic Trading Limited, as described below. In June 2010, we entered into agreements to acquire five Handysize drybulk vessels from affiliates of Metrostar Management Corporation (collectively, "Metrostar") for an aggregate purchase price of approximately $166.3 million. We expect to take delivery of these vessels between July 2010 and September 2011. Also in June 2010, we entered into an agreement to acquire 16 Supramax drybulk vessels, including two newbuildings, from affiliates of Bourbon SA (collectively, "Bourbon") for an aggregate purchase price of $545 million plus an M&A fee of 1%. We intend to retain 13 of the 16 vessels, 12 of which are expected to be delivered to us in the third quarter of 2010, with the remaining vessel scheduled to be delivered in the first quarter of 2011. We plan to resell the remaining three vessels to Maritime Equity Partners, LLC ("MEP"), a company controlled by our Chairman, Peter C. Georigopoulos, immediately upon their delivery to us at our purchase price of approximately $105 million. We expect to oversee the technical management of 12 vessels that MEP owns including these three vessels, under an agency agreement we have entered into with MEP.

        As of July 20, 2010, 30 of the 35 vessels currently operating in our fleet are under time charter contracts and have an average remaining life of approximately 7.7 months. Five of our existing vessels operate in vessel pools, such as the Bulkhandling Handymax Pool and the Lauritzen Bulkers / IVS ("LB/IVS") Pool and are chartered by the pool manager on time charters and spot charters. Under a pool arrangement, the vessels operate under a time charter agreement whereby the cost of bunkers and port expenses are borne by the pool, and operating costs including crews, maintenance and insurance are typically paid by the owner of the vessel. Most of our vessels are chartered to well-known charterers, including Lauritzen Bulkers A/S, Cargill International S.A., Pacific Basin Chartering Ltd., COSCO Bulk Carriers Co., Ltd. and Hyundai Merchant Marine Co. Ltd.

        Our current fleet of 35 vessels consists of nine Capesize, eight Panamax, four Supramax, six Handymax and eight Handysize drybulk carriers. As of July 20, 2010, the average age of the vessels in our current fleet was approximately 7.35 years, as compared to the average age for the world fleet of approximately 15 years for the drybulk shipping segments in which we compete. Upon completion of the Metrostar and Bourbon acquisitions, our fleet will consist of 53 drybulk vessels with a total carrying capacity of approximately 3,813,000 dwt and an average age of 6.4 years, excluding vessels owned by Baltic Trading. All of the vessels in our fleet were built in shipyards with reputations for constructing high-quality vessels. Our existing fleet contains nine groups of sister ships, which are vessels of virtually identical sizes and specifications. We believe that maintaining a fleet that includes sister ships reduces costs by creating economies of scale in the maintenance, supply and crewing of our vessels.

        In October 2009, we formed Baltic Trading Limited, or Baltic Trading (NYSE:BALT), as a subsidiary focused on the drybulk spot market. On March 15, 2010, Baltic Trading announced the completion of its initial public offering, raising gross proceeds of $228.2 million before deducting underwriting discounts and commissions and estimated offering expenses. With the proceeds of its offering, together with the $75 million capital contribution from us, Baltic Trading is in the process of completing its acquisition of its initial fleet of six vessels. Five of these vessels have been delivered, and the remaining vessel is expected to be delivered in October 2010. In June 2010, Baltic Trading entered into agreements to acquire three Handysize drybulk vessels from Metrostar for an aggregate purchase price of approximately $99.8 million. These vessels are expected to be delivered between July 2010 and October 2010. As of July 20, 2010, we own 5,699,088 shares of Baltic Trading's Class B Stock, which currently represents a 25.35% ownership interest in Baltic Trading and 83.59% of the aggregate voting power of Baltic Trading's outstanding shares of voting stock. As a result of our ownership of a majority of the voting interests in and exercise of control of Baltic Trading, we include the accounts of Baltic Trading in our consolidated financial statements.

        The following table sets forth information as of July 20, 2010 about our current fleet employment or other status of vessels expected to join our fleet from our recent proposed vessel acquisitions (excluding Baltic Trading's vessels):

Vessel	Year Built	DWT	Charterer	Charter Expiration(1)	Cash Daily Rate(2)		Net Revenue Daily Rate(3)	Expected Delivery(4)
Capesize Vessels
Genco Augustus	2007	180,151	Cargill International S.A.	December 2010	39,000			—
Genco Tiberius	2007	175,874	Cargill International S.A.	August 2010	44,000			—
Genco London	2007	177,833	SK Shipping Co., Ltd	August 2010	57,500		64,250	—
Genco Titus	2007	177,729	Cargill International S.A.	September 2011	45,000	(5)	46,250	—
Genco Constantine	2008	180,183	Cargill International S.A.	August 2012	52,750	(5)		—
Genco Hadrian	2008	169,694	Cargill International S.A.	October 2012	65,000	(5)		—
Genco Commodus	2009	169,025	Morgan Stanley Capital Group Inc.	June 2011	36,000			—
Genco Maximus	2009	169,025	Cargill International S.A.	July 2010	32,000			—
Genco Claudius	2010	169,025	Cargill International S.A.	November 2010	36,000			—
Panamax Vessels
Genco Beauty	1999	73,941	D/S Norden A/S	April 2011	27,000			—
Genco Knight	1999	73,941	Swissmarine Services S.A.	March 2011	25,000			—
Genco Leader	1999	73,941	Klaveness Chartering	December 2010	20,000			—
Genco Vigour	1999	73,941	Global Maritime Investments Ltd.	November 2010	24,000			—
Genco Acheron	1999	72,495	Global Chartering Ltd (a subsidiary of ArcelorMittal Group)	July 2011	55,250			—
Genco Surprise	1998	72,495	Hanjin Shipping Co., Ltd.	December 2010	42,100			—
Genco Raptor	2007	76,499	COSCO Bulk Carriers Co., Ltd.	April 2012	52,800			—
Genco Thunder	2007	76,588	Klaveness Chartering	September 2010	22,250			—

Vessel	Year Built		DWT	Charterer	Charter Expiration(1)	Cash Daily Rate(2)		Net Revenue Daily Rate(3)	Expected Delivery(4)
Supramax Vessels
Genco Predator	2005		55,407	Pacific Basin Chartering Ltd	April 2011	22,500			—
Genco Warrior	2005		55,435	Hyundai Merchant Marine Co. Ltd.	November 2010	38,750			—
Genco Hunter	2007		58,729	Pacific Basin Chartering Ltd.	February 2011	21,750			—
Genco Cavalier	2007		53,617	Pacific Basin Chartering Ltd(6)	September 2010	22,250			—
Genco Aquitaine	2009		57,981	(6)	May 2012	20,000	(7)		Q3 2010
Genco Ardennes	2009		57,981	—	—	—			Q3 2010
Genco Auvergne	2009		57,981	—	—	—			Q3 2010
Genco Bourgogne	2010		57,981	—	—	—			Q3 2010
Genco Brittany	2010		57,981	(6)	January 2015	26,200			Q3 2010
Genco Languedoc	2010		57,981	(6)	January 2015	26,500			Q3 2010
Genco Loire	2009		53,416	(6)	July 2010	13,000			Q3 2010
Genco Lorraine	2009		53,416						Q3 2010
Genco Normandy	2007		53,596	—	—	—			Q3 2010
Genco Picardy	2005		55,257	(6)	November 2010	17,100			Q3 2010
Genco Provence	2004		55,317	—	—	—			Q3 2010
Genco Pyrenees	2010		57,981	—	—	—			Q3 2010
Genco Rhone	2011	(4)	57,981	—	—	—			Q1 2011
Handymax Vessels
Genco Success	1997		47,186	Korea Line Corporation	February 2011	33,000	(8)		—
Genco Carrier	1998		47,180	Louis Dreyfus Corporation	March 2011	37,000			—
Genco Prosperity	1997		47,180	Pacific Basin Chartering Ltd	June 2011	37,000			—
Genco Wisdom	1997		47,180	Hyundai Merchant Marine Co. Ltd.	February 2011	34,500			—
Genco Marine	1996		45,222	STX Pan Ocean Co. Ltd.	April 2011	20,000			—
Genco Muse	2001		48,913	Global Maritime Investments Ltd.	December 2010	17,750			—
Handysize Vessels
Genco Explorer	1999		29,952	Lauritzen Bulkers A/S	October 2010	Spot	(9)		—
Genco Pioneer	1999		29,952	Lauritzen Bulkers A/S	October 2010	Spot	(9)		—
Genco Progress	1999		29,952	Lauritzen Bulkers A/S	July 2011	Spot	(9)		—
Genco Reliance	1999		29,952	Lauritzen Bulkers A/S	July 2011	Spot	(9)		—
Genco Sugar	1998		29,952	Lauritzen Bulkers A/S	July 2011	Spot	(9)		—
Genco Charger	2005		28,398	Pacific Basin Chartering Ltd.	November 2010	24,000			—
Genco Challenger	2003		28,428	Pacific Basin Chartering Ltd.	November 2010	24,000			—
Genco Champion	2006		28,445	Pacific Basin Chartering Ltd.	December 2010	24,000			—
Genco Bay	2010		35,000	Cargill International S.A.	February 2013	8,500-13,500 with 50% profit sharing	(10)		Q3 2010
Genco Ocean	2010	(4)	35,000	Cargill International S.A.	35-37 months after delivery	8,500-13,500 with 50% profit sharing	(10)		Q3 2010
Genco Avra	2011	(4)	35,000	Cargill International S.A.	35-37 months after delivery	8,500-13,500 with 50% profit sharing	(10)		Q1 2011
Genco Mare	2011	(4)	35,000	Cargill International S.A.	46-48 months after delivery	BHSI Index plus 15%	(11)		Q2 2011
Genco Spirit	2011	(4)	35,000	Cargill International S.A.	35-37 months after delivery	8,500-13,500 with 50% profit sharing	(10)		Q3 2011

(1)
The charter expiration dates presented represent the earliest dates that the charters may be terminated in the ordinary course, in accordance with their respective terms. Except for the Genco Titus, Genco Constantine and Genco Hadrian, under the terms of each contract, the charterer is entitled to extend the time charters from two to four months in order to complete the vessel's final voyage plus any time the vessel has been off-hire. The charterer of the Genco Titus and Genco Hadrian has the option to extend the charter for a period of one year. The Genco Constantine has the option to extend the charter for a period of eight months.

(2)
Time charter rates presented are the gross daily charterhire rates before third-party commissions generally ranging from 1.25% to 6.00%. In a time charter, the charterer is responsible for voyage expenses such as bunkers, port expenses, agents' fees and canal dues.

(3)
For the vessels acquired with a below-market time charter rate, the approximate amount of revenue on a daily basis to be recognized as revenues is displayed in the column named "Net Revenue Daily Rate" and is net of any third-party commissions. Since these vessels were acquired with existing time charters with below-market rates, we allocated the purchase price between the respective vessels and an intangible liability for the value assigned to the below-market charterhire. This intangible liability is amortized as an increase to voyage revenues over the minimum remaining terms of the applicable charters. The minimum remaining term for the Genco Tiberius expired on January 13, 2010, the Genco London expires on August 30, 2010 and the Genco Titus on September 26, 2011, at which point the respective liabilities were or will be amortized to zero and the vessels began or will begin earning the "Cash Daily Rate." For cash flow purposes, we will continue to receive the rate presented in the "Cash Daily Rate" column until the charter expires.

(4)
Built and delivery dates for vessels being delivered in the future are estimates based on guidance received from the sellers and/or the respective shipyards.

(5)
These charters include a 50% index-based profit sharing component above the respective base rates listed in the table. The profit sharing between the charterer and us for each 15-day period is calculated by taking the average over that period of the published Baltic Cape Index of the four time charter routes, as reflected in daily reports. If such average is more than the base rate payable under the charter, the excess amount is allocable 50% to each of the charterer and us. A third-party brokerage commission of 3.75% based on the profit sharing amount due to us is payable out of our share.

(6)
These charters are subject to novation by the charterer.

(7)
The rate is $18,000 per day until July 21, 2010, then $20,000 per day for a year from that date and $22,000 per day for the remainder of the charter period. These charters include a 50% hire-based profit sharing component above the respective base rates listed. The profit sharing between the charterer and us for each 15-day period is based on the difference between the respective base rates and the rate of hire actually earned under any sub-charter party.

(8)
The time charter is for 35 to 37.5 months at a rate of $40,000 per day for the first 12 months, $33,000 per day for the following 12 months, $26,000 per day for the next 12 months and $33,000 per day thereafter less a 5% third-party commission. In all cases, the rate for the duration of the time charter will average $33,000 per day. For purposes of revenue recognition, the time charter contract is reflected on a straight-line basis at approximately $33,000 per day for 35 to 37.5 months.

(9)
We have reached an agreement to enter these vessels into the LB/IVS Pool, in which Lauritzen Bulkers A/S acts as the pool manager. Under the pool agreement, we can currently withdraw up to two vessels with three months' notice and the remaining three vessels with 12-months' notice.

(10)
The rate for the spot market-related time charter will be linked with a floor of $8,500 and a ceiling of $13,500 daily with a 50% profit sharing arrangement to apply to any amount above the ceiling. The rate will be based on 115% of the average of the daily rates of the Baltic Handysize Index ("BHSI"), as reflected in daily reports. Hire will be paid every 15 days in advance net of a 5.00% third-party brokerage commission.

(11)
The rate for the spot market-related time charter will be based on 115% of the average of the daily rates of the BHSI, as reflected in daily reports. Hire will be paid every 15 days in advance net of a 5.0% brokerage commission.

        Certain of the vessels which we have agreed to purchase from affiliates of Bourbon SA, namely the Genco Aquitaine, the Genco Brittany and the Genco Languedoc, are subject to time charters that we believe are currently above market rates. We believe it is therefore unlikely that the relevant charterers will consent to transfer of the existing charters to us. If such consents are not obtained, Bourbon is obligated to deliver the vessels to us free of charters, which may result in delay of delivery of the vessels to us. However, any new charters we would enter into in the near term would likely be at then-current market rates.

        Our company's leadership has considerable breadth and depth of shipping industry experience. Our New York City-based management team includes several executives with extensive experience in the shipping industry who have demonstrated a substantial ability to manage the commercial, technical and financial aspects of our business. Our management team consists of our President, Robert Gerald Buchanan, who has over 40 years of experience in the shipping industry, and our Chief Financial Officer, John C. Wobensmith, who has over 16 years of experience in the shipping industry, with a concentration in shipping finance. Four of the seven members of our board of directors also have extensive maritime experience, including our Chairman, Peter C. Georgiopoulos. Mr. Georgiopoulos, who has over 20 years of maritime experience, founded the predecessor company of General Maritime Corporation (NYSE: GMR), a supplier of international seaborne crude oil transportation services, in 1997, and serves as Chairman of the Board of Aegean Marine Petroleum Network Inc. (NYSE:ANW), a marine fuel logistics company that physically supplies and markets refined marine fuel and lubricants to ships in port and at sea. Mr. Georgiopoulos also serves as Chairman of Baltic Trading, while Mr. Wobensmith serves as its President and Chief Financial Officer.

        We are a New York City-based company and are incorporated in the Marshall Islands. Our principal executive offices are located at 299 Park Avenue, 20th Floor, New York, New York 10171, and our telephone number at that address is (646) 443-8550. Our corporate website address is www.gencoshipping.com. The information contained in or accessible from our website is not part of this prospectus supplement.

Recent Developments

Metrostar Acquisition

        On June 3, 2010, we entered into agreements with affiliates of Metrostar Management Corporation to acquire five Handysize drybulk vessels for an aggregate purchase price of approximately $166.3 million. In connection with this agreement, we paid cumulative deposits of $16.6 million. We expect to fund the remaining portion of the purchase price through cash on hand and secured bank financing for which we have obtained a commitment letter, as described below. The acquisition is subject to the completion of customary additional documentation and closing conditions, as well as approval from the vessels' current charterers. The vessels, to be renamed Genco Bay, Genco Ocean, Genco Avra, Genco Mare and Genco Spirit, are expected to be delivered between July 2010 and September 2011. The aggregate purchase price of $166.3 million is allocated equally among the vessels.

Bourbon Acquisition

        On June 24, 2010, we entered into a Master Agreement with Bourbon to acquire 16 Supramax drybulk vessels, including two newbuildings, for an aggregate purchase price of $545 million plus an M&A fee of 1%. In connection with this agreement, we paid cumulative deposits of $54.5 million. We plan to finance the acquisition of the vessels using secured bank debt for approximately 60% of the remaining portion of the purchase price, for which we have obtained a commitment letter as described below, as well as cash on hand and the net proceeds of this offering and the concurrent common stock offering. We intend to retain 13 of the 16 vessels, 12 of which are expected to be delivered to us in the third quarter of 2010, with the remaining vessel scheduled to be delivered in the first quarter of 2011. We have determined not to retain three of the 16 vessels, including one newbuilding. Therefore, upon delivery of these vessels, which is expected in the third and fourth quarters of 2010, we plan to resell them immediately to MEP, a company controlled by our Chairman, Peter C. Georgiopoulos, at our aggregate purchase price of approximately $105 million plus a 1% M&A fee. MEP has paid 10% of this amount for purposes of vessel deposits. We have entered into definitive agreements with MEP for the resale transactions. An independent committee of our board of directors has reviewed and approved the resale of the vessels to MEP.

        The acquisition is subject to the completion of customary additional documentation and closing conditions. In addition, the transfer to us of time charters attached to certain of the vessels is subject to the charterers' consents. We expect to pay for the vessels as they are delivered.

        We are seeking to finalize new secured credit facilities in the amounts of $253 million and $100 million, which we refer to as the proposed new secured credit facilities, primarily to fund a portion of the purchase price of the proposed vessel acquisitions. On July 14, 2010, we entered into a commitment letter for the $100 million secured credit facility for the proposed acquisition of vessels from Metrostar, and on July 16, 2010, we entered into a commitment letter for the $253 million secured credit facility for the proposed acquisition of vessels from Bourbon. The proposed new secured credit facilities are subject to definitive documentation and customary closing conditions. We do not expect to enter into the proposed new secured credit facilities prior to the closing of this offering. For further details, please see "Description of Other Indebtedness."

        Please see "Risk Factors—Risks Relating to the Proposed Vessel Acquisitions" for a discussion of certain risks related to the proposed vessel acquisitions and secured credit facilities.

Concurrent Common Stock Offering

        Concurrently with this offering of notes, we are offering, by means of a separate prospectus supplement, 2,820,000 shares of our common stock (or 3,243,000 shares if the underwriters exercise their over-allotment option in full) for expected gross proceeds of $50 million (or $57.5 million if the underwriters exercise their over-allotment option in full) in an underwritten offering, or the "concurrent common stock offering." We expect to use the net proceeds from this offering, along with the net proceeds of the concurrent common stock offering, to fund a portion of the purchase price of the vessel acquisitions described above and general corporate purposes. See "Use of Proceeds."

        We expect to raise approximately $144.2 million in net proceeds from this offering and the concurrent common stock offering, after deducting the underwriting discounts and commissions and offering expenses, assuming no exercise of the underwriters' options to purchase additional securities with respect to either offering and an offering price for our common stock of $17.73 per share. However, amounts sold in each offering may increase or decrease based on market conditions relating to the particular securities.

        Neither this offering nor the concurrent common stock offering is contingent upon the consummation of the other offering. Offers for shares of our common stock are only being made by delivery of a separate prospectus supplement relating to that offering. We could decide not to sell shares of our common stock or sell more or less of our common stock than we are presently offering. In the event we only consummate this offering and no other component of the larger financing and vessel acquisition transaction, we may use the proceeds from this offering to purchase other vessels or for general corporate purposes. See "Risk Factors—Risks Relating to the Proposed Vessel Acquisitions—If we are unable to consummate this offering or the concurrent common stock offering, we may not be able to acquire all of the vessels we have agreed to purchase or may have to seek alternative sources of financing on terms that may not be favorable to us, which could adversely affect our liquidity position" and "Use of Proceeds."

        This description, and the other information in this prospectus supplement regarding the concurrent common stock offering, is included in this prospectus supplement solely for informational purposes. Nothing in this prospectus supplement should be construed as an offer to sell, or the solicitation of an offer to buy, our common stock in the concurrent common stock offering.

        Unless we specifically state otherwise, the information in this prospectus supplement assumes the completion of the concurrent common stock offering and that the underwriters for the concurrent common stock offering do not exercise their option to purchase additional shares and that the underwriters for this offering do not exercise their option to purchase additional notes in connection with this offering.

Business Strategy

        Our strategy is to manage and expand our fleet in a manner that enables us to create value for our shareholders. To accomplish this objective, we intend to:

        Continue to operate a high-quality fleet—We intend to maintain a modern, high-quality fleet that meets or exceeds stringent industry operating standards and complies with charterer requirements through our technical managers' rigorous and comprehensive vessel maintenance program. In addition, our technical managers maintain the quality of our vessels by carrying out regular inspections, both while in port and at sea.

        Pursue an appropriate balance of time and spot charters—Thirty of our 35 existing vessels are under time charters with an average remaining life of approximately 7.7 months as of July 20, 2010. These charters provide us with relatively stable revenues and a high fleet utilization. We may in the future pursue other market opportunities for our vessels to capitalize on market conditions, including arranging longer or shorter charter periods and entering into short-term time charters, voyage charters and use of vessel pools.

        Strategically expand the size of our fleet—We intend to acquire additional modern, high-quality drybulk carriers through timely and selective acquisitions of vessels in a manner that is accretive to our cash flow. We expect to fund acquisitions of additional vessels using cash reserves set aside for this purpose as well as debt or equity financing.

        Maintain low-cost, highly efficient operations—During the year ended December 31, 2009 and in 2010 to date, we outsourced technical management of our fleet, primarily to Wallem Shipmanagement Limited ("Wallem") and Anglo-Eastern Group ("Anglo"), third-party independent technical managers, at a cost we believe is lower than what we could achieve by performing the function in-house. Technical management involves the day-to-day management of vessels, including performing routine maintenance, attending to vessel operations and arranging for crews and supplies. Our management team actively monitors and controls vessel operating expenses incurred by the independent technical managers by overseeing their activities. In addition, we seek to maintain low-cost, highly efficient operations by capitalizing on the cost savings and economies of scale that result from operating sister ships.

        Capitalize on our management team's reputation—We will continue to capitalize on our management team's reputation for high standards of performance, reliability and safety, and maintain strong relationships with major international charterers, many of whom consider the reputation of a vessel owner and operator when entering into time charters. We believe that our management team's track record improves our relationships with high quality shipyards and financial institutions, many of which consider reputation to be an indicator of creditworthiness.

Summary Consolidated Financial and Other Data

        The following summary consolidated financial and other data summarize our historical financial and other information as of and for the years ended December 31, 2008 and 2009, which is derived from our audited consolidated financial statements, and as of and for the three months ended March 31, 2009 and 2010, which is derived from our unaudited consolidated financial statements. This information should be read in conjunction with other information presented in or incorporated by reference into this prospectus supplement, including "Selected Consolidated Financial and Other Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes included in our Annual Report on Form 10-K for the year ended December 31, 2009 and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010.

	As of and for the year ended December 31,		As of and for the three months ended March 31,
	2008	2009	2009	2010
	(U.S. dollars in thousands, except ratios and per share data)
Income Statement Data:
Revenues	$405,370	$379,531	$96,650	$94,681
Operating income	234,377	210,492	55,148	48,426
Net income attributable to Genco Shipping & Trading	86,580	148,624	41,241	33,450
Earnings per share
Basic	$2.86	$4.75	$1.32	$1.07
Diluted	2.84	4.73	1.32	1.06
Balance Sheet Data:
Cash and cash equivalents	$124,956	$188,267	$175,785	$405,483
Total assets	1,990,006	2,336,802	2,033,885	2,570,279
Total debt (current and long-term)	1,173,300	1,327,000	1,173,300	1,314,500
Total shareholders' equity	696,478	928,925	749,495	1,174,157
Debt to total capitalization(1)	62.8%	58.8%	61.0%	52.8%
Cash Flow Data:
Net cash flow provided by operating activities	$267,416	$219,729	$55,486	$54,993
Other Data:
EBITDA(2)	$208,807	$298,330	$76,115	$73,638
Dividends declared and paid per share(3)	$3.85	—	—	—

(1)
Debt to total capitalization is defined as debt divided by total capitalization. Total capitalization is defined as debt plus total shareholders' equity.

(2)
EBITDA represents net income attributable to Genco Shipping & Trading Limited plus net interest expense and depreciation and amortization. EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers. Our management uses EBITDA as a performance measure in our consolidating internal financial statements, and it is presented for review at our board meetings. The Company believes that EBITDA is useful to investors as the shipping industry is capital intensive which often results in significant depreciation and cost of financing. EBITDA presents investors with a measure in addition to net income to evaluate the Company's performance prior to these costs. EBITDA is not an item recognized by U.S. GAAP and should not be considered as an alternative to net income, operating income or any other indicator of a company's operating performance required by U.S. GAAP. EBITDA is not a source of liquidity or cash flows as shown in our consolidated statement of cash flows. The definition of EBITDA used here may not be comparable to that used by other companies.

(3)
In January 2009, we suspended the payment of cash dividends. See "Risk Factors—Risks Relating to Our Common Stock—We are currently prohibited from paying dividends or repurchasing our stock, and it is unlikely this prohibition will be lifted until market conditions improve" for more information.

        The following table demonstrates our calculation of EBITDA and provides a reconciliation of EBITDA to net income attributable to Genco Shipping & Trading Limited for each of the periods presented above.

	For the year ended December 31,		For the three months ended March 31,
	2008	2009	2009	2010
	(U.S. dollars in thousands)
Net income attributable to Genco Shipping & Trading	$86,580	$148,624	$41,241	$33,450
Net interest expense	50,832	61,556	13,925	15,354
Depreciation and amortization	71,395	88,150	20,949	24,834

EBITDA	$208,807	$298,330	$76,115	$73,638

        The table below shows fleet utilization and certain related data for the years ended December 31, 2008 and 2009 and for the three months ended March 31, 2009 and 2010:

	For the year ended December 31,		For the three months ended March 31,
	2008	2009	2009	2010
Available days(1)
Capesize	1,780.8	2,456.1	540.0	794.8
Panamax	2,478.5	2,896.8	720.0	720.0
Supramax	1,263.6	1,430.1	360.0	348.6
Handymax	2,196.0	2,156.6	523.4	526.1
Handysize	2,863.0	2,891.0	720.0	716.2
Total	10,581.9	11,830.6	2,863.4	3,105.7
Fleet utilization(2)
Capesize	100.0%	99.8%	100.0%	100.0%
Panamax	97.9%	98.0%	96.6%	99.6%
Supramax	96.2%	98.2%	95.6%	99.7%
Handymax	99.3%	99.4%	99.0%	98.2%
Handysize	99.8%	99.4%	99.8%	100.0%
Fleet average	98.9%	99.0%	98.4%	99.6%

(1)
We define available days as the number of our ownership days less the aggregate number of days that our vessels are off-hire due to scheduled repairs or repairs under guarantee, vessel upgrades or special surveys and the aggregate amount of time that we spend positioning our vessels. We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. We generally use available days to measure the number of days in a period during which our vessels should be capable of generating revenues.

(2)
We calculate fleet utilization by dividing the number of our operating days during a period by the number of our available days during the period. We define operating days as the number of our available days in a period less the aggregate number of days that our vessels are off-hire due to unforeseen circumstances. We use fleet utilization to measure our efficiency in finding suitable employment for our vessels and minimizing the number of days that our vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys or vessel positioning.

 The Offering

        The following is a brief summary of the principal terms of the notes being offered hereunder. For a more complete description of the terms of the notes, see "Description of Notes" below and "Description of Debt Securities" in the accompanying prospectus. As used in this section, references to "Genco," "we," "our," "us" and "the company" are to Genco Shipping & Trading Limited and not its subsidiaries.

Issuer	Genco Shipping & Trading Limited, a Marshall Islands corporation.
Notes Offered

$100 million principal amount of    % Convertible Senior Notes due August 15, 2015, which we refer to herein as the notes. We have also granted the underwriters a 30-day option to purchase up to an additional $15 million principal amount of the notes from us to cover over-allotments.

Maturity Date	August 15, 2015, unless earlier repurchased or converted.
Interest Rate and Payment Dates

    % per annum on the principal amount accruing from                        , 2010 and payable semi-annually in arrears on February 15 and August 15 of each year, beginning February 15, 2011. We will pay additional interest, if any, under the circumstances described under "Description of Notes—Events of Default."

Ranking	The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our other senior unsecured debt and senior in right of payment to any future subordinated debt.

The notes will be effectively subordinated to all of our present and future secured debt including our debt under our credit facility to the extent of the collateral securing that debt, and effectively subordinated in right of payment to all present and future debt and other liabilities (including trade payables) of our subsidiaries.

As of March 31, 2010, we had approximately $1.3 billion of outstanding senior indebtedness, all of which was secured and all of which was guaranteed by certain of our subsidiaries. As of March 31, 2010, our subsidiaries had no indebtedness outstanding.

The indenture governing the notes does not limit the amount of additional debt that we or our subsidiaries may incur in the future.

Conversion Rights	Holders may convert their notes at any time until the close of business on February 15, 2015, in multiples of $1,000 principal amount, at the option of the holder only:

•       during any calendar quarter commencing after the date of original issuance of the notes, if the closing sale price (as defined under "Description of Notes—Conversion of Notes—Conversion upon Satisfaction of Market Price Condition") of our common stock, for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the calendar quarter immediately preceding the calendar quarter in which the conversion occurs, is more than 130% of the conversion price of the notes in effect on that last trading day;

•       during the ten consecutive business day period following any five consecutive trading day period in which the trading price (as defined under "Description of Notes—Conversion of Notes—Conversion upon Trading Price of Notes Falling Below Conversion Value of the Notes") for the notes for each such trading day was less than 98% of the closing sale price of our common stock on such date multiplied by the then current conversion rate; or

•       if we make certain significant distributions to holders of our common stock, we enter into specified corporate transactions or our common stock is not listed on a U.S. national securities exchange as described under "Description of Notes—Conversion of Notes—Conversion upon Specified Corporate Transactions."

From February 15, 2015 to the close of business on the second scheduled trading day immediately preceding the stated maturity date, holders may convert their notes at any time, regardless of whether any of the foregoing conditions is satisfied.

The conversion price initially will be $            per share of common stock (equal to a conversion rate of approximately             shares per $1,000 principal amount of notes), subject to adjustment as described in this prospectus supplement.

You will not receive any additional cash payment for accrued and unpaid interest and additional interest, if any, upon conversion of a note, except in limited circumstances. Instead, interest will be deemed paid by the cash and shares of our common stock, if applicable, together with any cash payment for any fractional share, into which a note is convertible.

Settlement upon Conversion	Subject to the immediately succeeding paragraph, upon conversion, we will deliver to holders, at our election and in full satisfaction of our conversion obligation:
(i) shares of our common stock, together with cash in lieu of fractional shares;

	(ii)	a cash payment without any delivery of shares of our common stock; or
	(iii)	a combination of cash and shares of our common stock, together with cash in lieu of fractional shares.

The amount of cash and the number of shares of common stock, if any, will be calculated as described under "Description of Notes—Conversion of Notes—Settlement upon Conversion." All conversions after February 15, 2015 will be settled in the same relative proportions of cash and/or shares of our common stock. If we have not delivered a notice of our election of settlement method on or prior to February 15, 2015, we will be deemed to have elected to deliver cash or cash and shares of common stock, as the case may be, in respect of our conversion obligation, and the specified dollar amount (as defined below under "Description of Notes—Conversion of Notes—Settlement Upon Conversion") will be equal to $1,000.

On or prior to February 15, 2015, we will use the same settlement method for all conversions occurring on any given conversion date. Except for any conversions that occur after February 15, 2015, however, we will not have any obligation to use the same settlement method with respect to conversions that occur on different conversion dates. If we elect a particular settlement method in connection with any conversion on or prior to February 15, 2015, we will inform you through the trustee of the settlement method we have selected no later than the second trading day immediately following the related conversion date. If we do not make such an election, we will be deemed to have elected to deliver cash or cash and shares of common stock in respect of our conversion obligation, and the specified dollar amount (as defined below under "Description of Notes—Conversion of Notes—Settlement Upon Conversion") will be equal to $1,000.

Adjustment to Conversion Rate upon Conversion upon a Make Whole Adjustment Event

If a "make whole adjustment event" (as defined below under "Description of Notes—Adjustment to Conversion Rate upon Conversion upon a Make Whole Adjustment Event") occurs at any time prior to maturity, the conversion rate will be increased by a number of additional shares of common stock in respect of notes converted in connection with such make whole adjustment event. A description of how the number of additional shares will be determined and a table showing the number of additional shares that would be deliverable under various circumstances is set forth under "Description of Notes—Adjustment to Conversion Rate upon Conversion upon a Make Whole Adjustment Event."

Additional Notes

We may, without the consent of the holders of the notes reopen the indenture and issue additional notes under the indenture with the same terms and with the same CUSIP number as the notes offered hereby in an unlimited aggregate principal amount, provided that no such additional notes may be issued unless they are fungible with the notes issued hereby under U.S. securities laws and for U.S. federal income tax purposes. The notes offered hereby, and any such additional notes, would be treated as a single class for all purposes under the indenture and would vote together as one class on all matters with respect to the notes.

Repurchase upon Fundamental Change

If we undergo a "fundamental change" (as defined in this prospectus supplement under "Description of Notes—Purchase of Notes at Your Option upon a Fundamental Change"), subject to certain conditions, you will have the option to require us to purchase for cash all or any portion of your notes. The fundamental change purchase price will be 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest to but excluding the fundamental change purchase date.

Use of Proceeds

We estimate that the net proceeds from the notes offered hereby, after deducting the underwriting discounts and commissions and offering expenses related to the offering, will be approximately $96.6 million (or approximately $111.1 million if the underwriters exercise their over-allotment option in full).

We plan to use the net proceeds from the issuance of the notes, along with the net proceeds from the concurrent common stock offering, for the contemplated vessel acquisitions and general corporate purposes. See "Use of Proceeds."

Trustee, Paying Agent and Conversion Agent	The Bank of New York Mellon.
Book-Entry Form

The notes will be issued in fully registered book-entry form and will be represented by a global security or securities deposited with the trustee as custodian for and registered in the name of a nominee of The Depository Trust Company ("DTC"). Ownership of beneficial interests in any of the global securities will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note) and any such interest may not be exchanged for certificated securities, except in limited circumstances. See "Description of Notes—Book-Entry, Delivery and Form."

Form and Denomination	The notes will be issued in minimum denominations of $1,000 and any integral multiple of $1,000.

Trading

The notes are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or on any automated dealer quotation system. The underwriters may make a market in the notes after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes or that an active public market for the notes will develop. See "Underwriting."

Tax Considerations

For a discussion of the tax consequences of the holding, disposition and conversion of the notes, and the holding and disposition of shares of our common stock, see "Tax Considerations" and "Risk Factors—Risks Relating to the Notes—You may be subject to tax if we make or fail to make certain adjustments to the conversion rate of the notes under various circumstances, even though you do not receive a corresponding cash distribution."

Governing Law	The indenture and the notes will be governed by the laws of the State of New York.
Concurrent Common Stock Offering

Concurrently with this offering, we are offering 2,820,000 shares of our common stock (or 3,243,000 shares if the underwriters exercise their over-allotment option in full) in an underwritten offering pursuant to a separate prospectus supplement, which we refer to as the "concurrent common stock offering."

We expect to raise approximately $47.6 million in net proceeds from the concurrent common stock offering, after deducting the estimated underwriting discount and offering expenses, assuming no exercise of the underwriters' option to purchase additional shares of common stock in that offering.

Neither this offering nor the concurrent common stock offering is contingent upon the consummation of the other offering. See "Concurrent Common Stock Offering."
Trading Symbol for Our Common Stock	Our common stock is listed on the New York Stock Exchange under the trading symbol "GNK."

Risk Factors

        Investing in the notes involves substantial risks. In evaluating an investment in the notes, potential investors are urged to read and consider the risk factors as set forth under "Risk Factors" beginning on page S-16 of this prospectus supplement, as well as other information we include or incorporate by reference in this prospectus supplement or the accompanying prospectus.

RISK FACTORS

        You should carefully consider the risks described in Item 1A of Part I of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, which is incorporated by reference herein, and the risks described below before making an investment decision. The risks and uncertainties described below or in the documents incorporated by reference are not the only risks we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually materialize, our business, financial condition, results of operations and ability to pay dividends could be materially and adversely affected. These risk factors update the risk factors in the accompanying prospectus.

 Risks Relating to Our Business

        In addition to the risks relating to our business described below, certain other risks relating to our business are described in Item 1A of Part I of our Annual Report on Form 10-K, which is incorporated by reference herein.

We expect to incur significant additional indebtedness, which could affect our ability to finance our operations, pursue desirable business opportunities and successfully run our business in the future, and therefore make it more difficult for us to fulfill our obligations under our indebtedness.

        As of March 31, 2010, we had approximately $1.3 billion of indebtedness outstanding and shareholders' equity of approximately $1.2 billion. As a result of the borrowings under the proposed new secured credit facilities for our proposed vessel acquisitions and this offering, we expect to incur additional indebtedness of approximately $453 million. This substantial indebtedness and related interest expense could have important consequences to our company, including:

  •
  limiting our ability to use a substantial portion of our cash flow from operations in other areas of our business, including for working capital, capital expenditures and other general business activities, because we must dedicate a substantial portion of these funds to service our debt;

  •
  requiring us to seek to incur further indebtedness in order to make the capital expenditures and other expenses or investments planned by us to the extent our future cash flows are insufficient;

  •
  limiting our ability to obtain additional financing in the future for working capital, capital expenditures, debt service requirements, acquisitions and the execution of our growth strategy, and other expenses or investments planned by us;

  •
  limiting our flexibility and our ability to capitalize on business opportunities and to react to competitive pressures and adverse changes in government regulation, our business and our industry;

  •
  making it more difficult to satisfy our obligations under our indebtedness (which could result in an event of default if we fail to comply with the requirements of our indebtedness);

  •
  increasing our vulnerability to a downturn in our business and to adverse economic and industry conditions generally;

  •
  placing us at a competitive disadvantage as compared to our competitors that are less leveraged;

  •
  limiting our ability, or increasing the costs, to refinance indebtedness; and

  •
  limiting our ability to enter into hedging transactions by reducing the number of counterparties with whom we can enter into such transactions as well as the volume of those transactions.

        The amount we have borrowed under the 2007 Credit Facility is currently subject to quarterly reductions of $12.5 million through March 31, 2012 and $48.2 million of the total facility amount thereafter until the maturity date, whereupon a final payment of $250.6 million will be due. We also currently must maintain $17.5 million under our 2007 Credit Facility at the end of each fiscal quarter, and Baltic Trading Limited currently has deposited $12 million as cash collateral under its revolving credit facility pending delivery of the sixth vessel in its initial fleet to enable Baltic Trading to borrow currently under the facility. Our ability to secure additional financing, if needed, may be substantially restricted by the existing level of our indebtedness and the restrictions contained in our credit facilities. The proposed new secured credit facilities we plan to enter into in connection with our proposed vessel acquisitions may contain operating or financial restrictions beyond those in our 2007 Credit Facility that may further limit our ability to operate our business.

        The occurrence of any one of the events described above could have a material adverse effect on our business, financial condition, results of operations, prospects, and ability to satisfy our obligations under our indebtedness.

Our ability to make interest and principal payments when due on our debt securities and other indebtedness depends upon our future performance.

        Our ability to meet our debt obligations and other expenses will depend on our future performance, which will be affected by financial, business, domestic and foreign economic conditions, the regulatory environment and other factors, many of which we are unable to control. If our cash flow is not sufficient to service our debt as it becomes due, we may be required to refinance the debt, sell assets or sell shares of our stock on terms that we do not find attractive, if it can be done at all.

We are subject to regulation and liability under environmental and operational safety laws that could require significant expenditures and affect our cash flows and net income and could subject us to increased liability under applicable law or regulation.

        Our business and the operation of our vessels are materially affected by government regulation in the form of international conventions and national, state and local laws and regulations in force in the jurisdictions in which the vessels operate, as well as in the countries of their registration. Because such conventions, laws and regulations are often revised, we cannot predict the ultimate cost of complying with them or their impact on the resale prices or useful lives of our vessels. Additional conventions, laws and regulations may be adopted that could limit our ability to do business or increase the cost of our doing business and that may materially adversely affect our business, results of operations, cash flows, financial condition and ability to pay dividends. Please refer to "Business—Environmental and Other Regulations" in our Annual Report on Form 10-K for the year ended December 31, 2009 for a detailed discussion of such environmental regulation. Below are some recent changes to environmental laws and regulations that may affect us:

        In September 1997, the International Maritime Organization, or IMO, adopted Annex VI to MARPOL to address air pollution from ships. Effective May 2005, Annex VI sets limits on sulfur oxide and nitrogen oxide emissions from all commercial vessel exhausts and prohibits deliberate emissions of ozone depleting substances (such as halons and chlorofluorocarbons), emissions of volatile organic compounds from cargo tanks, and the shipboard incineration of specific substances. Annex VI also includes a global cap on the sulfur content of fuel oil and allows for special areas to be established with more stringent controls on sulfur emissions. Additional or new conventions, laws and regulations may be adopted that could require the installation of expensive emission control systems and adversely affect our business, cash flows, results of operations and financial condition. In October 2008, the IMO adopted amendments to Annex VI regarding emissions of sulfur oxide, nitrogen oxide, particulate matter and ozone-depleting substances, which amendments entered into force on July 1, 2010. The amended Annex VI will reduce air pollution from vessels by, among other things, (i) implementing a progressive reduction of sulfur oxide emissions from ships by reducing the global sulfur fuel cap initially to 3.50% (from the current cap of 4.50%), effective beginning January 1, 2012, then progressively to

0.50%, effective beginning January 1, 2020, subject to a feasibility review to be completed no later than 2018; and (ii) establishing new tiers of stringent nitrogen oxide emissions standards for new marine engines, depending on their date of installation. The United States ratified the Annex VI amendments in October 2008, and the U.S. Environmental Protection Agency, or EPA, promulgated equivalent emissions standards in late 2009.

        The Marine Environment Protection Committee, or MEPC, has designated the area extending 200 miles from the territorial sea baseline adjacent to the Atlantic/Gulf and Pacific coasts and the eight main Hawaiian Islands as an Emission Control Area, or ECA, under the Annex VI amendments. The new ECA will enter into force in August 2012, whereupon fuel used by all vessels operating in the ECA cannot exceed 1.0% sulfur, dropping to 0.1% sulfur in 2015. Beginning 2016, nitrogen oxide after-treatment requirements will also apply. If other ECAs are approved by the IMO or other new or more stringent requirements relating to emissions from marine diesel engines or port operations by vessels are adopted by the EPA or the states where we operate, compliance with these regulations could entail significant capital expenditures or otherwise increase the costs of our operations.

        The IMO is evaluating mandatory measures to reduce greenhouse gas emissions from international shipping, which may include market-based instruments or a carbon tax. The European Union has indicated that it intends to propose an expansion of the existing European Union emissions trading scheme to include emissions of greenhouse gases from marine vessel. In the United States, the EPA has issued a finding that greenhouse gases threaten the public health and safety. In addition, climate change initiatives are being considered in the U.S. Congress. Any passage of climate control legislation or other regulatory initiatives by the IMO, EU, the U.S. or other countries where we operate, or any treaty adopted at the international level to succeed the Kyoto Protocol, that restrict emissions of greenhouse gases could require us to make significant financial expenditures that we cannot predict with certainty at this time.

Legislative action relating to taxation could materially and adversely affect us.

        Our tax position could be adversely impacted by changes in tax laws, tax treaties or tax regulations or the interpretation or enforcement thereof by any tax authority. For example, legislative proposals have been introduced in the U.S. Congress which, if enacted, could change the circumstances under which we would be treated as a U.S. person for U.S. federal income tax purposes, which could materially and adversely affect our effective tax rate and cash tax position and require us to take action, at potentially significant expense, to seek to preserve our effective tax rate and cash tax position. We cannot predict the outcome of any specific legislative proposals.

Risks Relating to the Proposed Vessel Acquisitions

If we are unable to consummate this offering or the concurrent common stock offering, we may not be able to acquire all of the vessels we have agreed to purchase or may have to seek alternative sources of financing on terms that may not be favorable to us, which could adversely affect our liquidity position.

        We intend to use the net proceeds of this offering and the concurrent common stock offering to purchase drybulk vessels as described in "Prospectus Supplement Summary—Recent Developments." This offering and the concurrent common stock offering are not contingent on each other, and there can be no assurance made that either offering will be completed. If we are unable to complete this offering or the concurrent common stock offering, we may not be able to acquire the vessels, or we may need to use additional cash on hand or seek alternative sources of financing in order to complete the acquisition, which may not be favorable to us. As a result, our ability to invest in existing and new business opportunities, fund our existing business activities or retire or service our outstanding debt could be adversely affected.

If we cannot complete the proposed vessel acquisitions, we may use the proceeds of this offering to acquire other vessels or for general corporate purposes that you may not agree with.

        If we cannot complete the proposed vessel acquisitions, our management will have the discretion to apply the net proceeds of this offering to acquire other vessels or for general corporate purposes that you may not agree with. We do not expect to complete the acquisition of any of the vessels to be acquired from Metrostar and Bourbon before the closing of this offering and the concurrent common stock offering. We will not escrow the net proceeds from this offering and the concurrent common stock offering and will not return such proceeds to investors if we do not purchase these vessels. It may take a substantial period of time before we apply the net proceeds of this offering.

We cannot assure you that we will enter into the proposed new secured credit facilities or that, if we do so, we will be able to borrow all or any of the amounts committed thereunder.

        We are seeking to finalize new secured credit facilities and have had discussions with potential lenders in this connection. We intend to use the proposed new secured credit facilities to fund a portion of the purchase price of the proposed vessel acquisitions, but do not expect to enter into the proposed new secured credit facilities prior to the closing of this offering. Pursuant to the commitment letters for the proposed new secured credit facilities, the commitment by any lenders to enter into the proposed new secured credit facilities is subject to customary conditions, including each lender's satisfaction with the completion of business, legal, environmental, tax, financial, accounting and customer due diligence reviews. Accordingly, we cannot assure you that we will be successful in entering into the proposed new secured credit facilities. In addition, even if we enter into the proposed new secured credit facilities, we expect that borrowings under the proposed new secured credit facilities would be subject to customary conditions to be specified in the definitive documentation for the proposed new secured credit facilities, which may include limitations on the use of borrowings to fund the purchase price of any vessel. Accordingly, we cannot assure you that we will be able to enter into the proposed new secured credit facilities, satisfy such conditions or be able to borrow all or any of the amounts that may be committed under the proposed new secured credit facilities. If we do not enter into the proposed new secured credit facilities or are unable to borrow amounts thereunder, our ability to complete the proposed vessel acquisitions will be materially adversely affected.

We may be liable for damages if either of the proposed vessel acquisitions fail to close as a result of our unwillingness, inability or other failure to pay the purchase price under, or any other breach by us of, the agreements relating to the vessel acquisitions.

        We are seeking to raise additional cash through financing transactions, including this offering, the concurrent common stock offering and the proposed new secured credit facilities, in order to fulfill our payment obligations under the agreements relating to the proposed vessel acquisitions. There is no assurance that we will be able to successfully complete such financing transactions or fulfill our other obligations under such agreements. Our capital resources might be insufficient to fund the proposed vessel acquisitions without this additional cash. If we breach or do not fully perform our obligations under such agreements, we may forfeit the deposits and other amounts we have paid to the sellers in connection with the proposed vessel acquisitions, and we may be liable to the sellers for any additional damages resulting from our actions.

We will be required to make substantial capital expenditures to complete the proposed vessel acquisitions, which may cause our financial leverage to increase or our shareholders' equity interests in our company to be diluted.

        The total purchase price of the proposed vessel acquisitions that remains to be paid, after taking into account deposits and other amounts we have paid to the sellers, is approximately $545 million plus an M&A fee of 1%. To fund the proposed vessel acquisitions and other capital expenditures, we intend to use cash from operations, incur bank borrowings of approximately $353 million in the form of proposed new secured credit facilities and raise capital through this offering and the concurrent common stock offering and the sale of vessels to MEP for approximately $105 million. Our ability to obtain bank financing or to access the capital markets for securities offerings may be limited by our financial condition at the time of any such financing or offering and the covenants in our existing debt agreements, as well as by adverse market conditions resulting from, among other things, general economic conditions and contingencies and uncertainties that are beyond our control. Our failure to obtain the funds for the proposed vessel acquisitions or necessary future capital expenditures could have a material adverse effect on our business, results of operations, financial condition and ability to pay dividends. In addition, incurring additional debt may significantly increase our interest expense and financial leverage, and issuing equity securities may result in significant shareholder dilution, whether through the issuance of common stock or upon the conversion of any convertible notes from this offering.

Risks Relating to the Notes

A significant portion of our and our subsidiaries' consolidated assets are pledged to our secured creditors and may not be available to satisfy claims of our unsecured creditors, including holders of the notes.

        Indebtedness under our 2007 Credit Facility, which totaled approximately $1.3 billion as of March 31, 2010, is secured by a lien on certain of our and our subsidiaries' assets, including pledges of all or a portion of the capital stock of certain of our subsidiaries. Similarly, indebtedness of Baltic Trading under its $100 million revolving credit facility is secured by comparable liens. In addition, indebtedness under the proposed new secured credit facilities for which we have recently entered into commitment letters will likewise be secured by comparable liens. The notes are unsecured and therefore do not have the benefit of such collateral. Accordingly, if an event of default were to occur under our 2007 Credit Facility, Baltic Trading's revolving credit facility, or the proposed new secured credit facilities, the senior secured creditors under such facilities would have a prior right to our and our subsidiaries' assets, to the exclusion of our unsecured creditors, including the holders of the notes. In that event, our and our subsidiaries' assets would first be used to repay in full all indebtedness and other obligations secured by them, resulting in all or a portion of our and our subsidiaries' assets being unavailable to satisfy the claims of our unsecured indebtedness. The creditors under these secured facilities would have a prior claim on such assets in the event of our bankruptcy, insolvency, liquidation or reorganization, and we might not have sufficient funds to pay all of our creditors, and holders of our unsecured indebtedness might receive less, ratably, than the holders of our senior secured debt and all of our subsidiaries' debt, and might not be fully paid, or might not be paid at all, even when the holders of our senior secured debt and all of our subsidiaries' debt receive full payment for their claims. In that event, holders of our unsecured indebtedness, including the notes, and holders of our equity securities would not be entitled to receive any of our assets or the proceeds therefrom. The pledge of these assets and other restrictions may limit our flexibility in raising capital for other purposes.

The notes are unsecured and effectively subordinated to the existing and future liabilities of our subsidiaries, including trade payables, which may affect your ability to receive payments on the notes.

        The notes are unsecured senior obligations of Genco Shipping & Trading Limited exclusively and will rank equal in right of payment to Genco Shipping & Trading Limited's other existing and future unsecured senior debt. The notes are not secured by any of our or our subsidiaries' assets. Any future claims of secured lenders with respect to assets securing their loans will be prior to any claim of the holders of the notes with respect to those assets.

        Since our operations are primarily conducted through subsidiaries, a significant portion of our cash flow and, consequently, Genco Shipping & Trading Limited's ability to service debt, including the notes, depends upon the earnings of its subsidiaries and the transfer of funds by those subsidiaries to Genco Shipping & Trading Limited, in the form of dividends or other transfers. None of our subsidiaries have guaranteed or otherwise become obligated with respect to the notes. Any of our subsidiaries' declaration of bankruptcy, liquidation or reorganization could materially adversely affect their ability to make cash distributions to us. Additionally, the ability of our subsidiaries to make distributions to us is, and will continue to be, restricted by, among other limitations, applicable provisions of federal and state law and contractual provisions.

        Any creditors of our subsidiaries would be entitled to a claim on the assets of our subsidiaries prior to any claims by us. Consequently, in the event of a liquidation or reorganization of any subsidiary, creditors of the subsidiary are likely to be paid in full before any distribution is made to us, except to the extent that we ourselves are recognized as a creditor of such subsidiary. Any of our claims as the creditor of our subsidiary would be subordinate to any security interest in the assets of such subsidiary and any indebtedness of our subsidiary senior to that held by us.

        As of March 31, 2010, we had approximately $1.3 billion of senior indebtedness outstanding, all of which was secured and all of which was guaranteed by certain of our subsidiaries. This indebtedness is secured by a lien on certain of our and our subsidiaries' assets, including pledges of the capital stock of certain of our subsidiaries' assets, as well as pledges of the capital stock of certain of our subsidiaries.

The indenture does not restrict the amount of additional debt that we may incur.

        The notes and the indenture under which the notes will be issued do not place any limitation on the amount of unsecured debt that may be incurred by us. Our incurrence of additional debt may have important consequences for holders of the notes, including making it more difficult for us to satisfy our obligations with respect to the notes, a loss in the trading value of the notes, if any, and a risk that the credit rating of the notes is lowered or withdrawn.

We may not have the ability to raise the funds necessary to settle conversions of the notes or to purchase the notes upon a fundamental change, and our future debt may contain limitations on our ability to pay cash upon conversion or repurchase of the notes.

        At maturity, the entire outstanding principal amount of the notes will be come due and payable. Holders of the notes will have the right to require us to repurchase the notes upon the occurrence of a fundamental change at 100% of their principal amount plus accrued and unpaid interest, including additional interest, if any, as described under "Description of Notes—Purchase of Notes at Your Option upon a Fundamental Change." In addition, upon conversion of any notes, unless we elect to satisfy our conversion obligation solely by delivering shares of our common stock, we will be required to make cash payments to satisfy all or a portion of our conversion obligation based on the applicable conversion rate, as described under "Description of Notes—Conversion of Notes—Settlement upon Conversion."

        However, we may not have enough available cash or be able to obtain financing at the time we are required to repay the notes at maturity or to make repurchases of notes or effect settlement of converted notes. In addition, our ability to repurchase the notes or to pay cash upon conversions of the notes may be limited by law or by agreements governing our then outstanding indebtedness. Our failure to repurchase notes at a time when the repurchase is required by the indenture or to pay any cash payable upon future conversions of the notes as required by the indenture would constitute an event of default under the indenture. An event of default under the indenture or the fundamental change itself could also lead to a default under agreements governing our existing or future indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the notes or make cash payments upon conversions thereof.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.

        Upon the occurrence of a fundamental change, you have the right to require us to repurchase your notes. However, the fundamental change provisions will not afford protection to holders of notes in the event of certain other transactions that could adversely affect the notes. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a fundamental change requiring us to repurchase the notes. In the event of any such transaction, the holders would not have the right to require us to repurchase the notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.

Holders of notes will not be entitled to any rights with respect to our common stock, but will be subject to all changes made with respect to them to the extent our conversion obligation includes shares of our common stock.

        Holders of notes will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but to the extent we elect to satisfy our conversion obligation with shares of our common stock, holders of notes will be subject to all changes affecting our common stock, including, without limitation, changes that curtail or eliminate any of the powers, preferences or special rights of our common stock, or impose new restrictions or qualifications upon our common stock. Holders of notes will have rights with respect to our common stock only if they convert their notes which they are permitted to do so only in the limited circumstances described in this prospectus supplement. Holders of notes will only be entitled to rights with respect to the common stock as of the conversion date for any converted notes (if we have elected to settle the relevant conversion by delivering solely shares of our common stock (other than cash in lieu of any fractional share)) or the last trading day of the relevant conversion period (if we elect to pay and deliver, as the case may be, a combination of cash and shares of our common stock in respect of the relevant conversion). For example, in the event that an amendment is proposed to our certificate of incorporation or bylaws requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to the conversion date for any converted notes (if we have elected to settle the relevant conversion by delivering solely shares of our common stock (other than cash in lieu of any fractional share)) or the last trading day of the relevant conversion period (if we elect to pay and deliver, as the case may be, a combination of cash and shares of our common stock in respect of the relevant conversion), holders of notes will not be entitled to vote on the amendment, though they will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

The conditional conversion feature of the notes could result in your receiving less than the value of our common stock into which the notes would otherwise be convertible.

        On or prior to February 15, 2015, you may convert your notes only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your notes, and you may not be able to receive the value of our common stock into which the notes would otherwise be convertible. This may negatively affect the trading prices of the notes.

Upon conversion of the notes, you may receive less valuable consideration than expected because the value of our common stock may decline (or not appreciate as much as you expect) after you exercise your conversion right but prior to settlement.

        Under the notes, a converting holder will be exposed to fluctuations in the value of our common stock during the period from the date such holder surrenders notes for conversion until the date we settle our conversion obligation.

        Upon conversion of the notes, we have the option to deliver shares of our common stock, cash or a combination of cash and shares of our common stock. If we elect to satisfy our conversion obligation in cash or a combination of cash and shares of our common stock, the amount of consideration that you will receive upon conversion of your notes is in part determined by reference to the volume weighted average prices of our common stock for each trading day in a 25 trading day conversion period. Accordingly, if the price of our common stock decreases during this period (or does not appreciate as much as expected), the amount, value of consideration you receive, or both will be adversely affected. In addition, if the market price of our common stock at the end of such period is below the average of the volume weighted average price of our common stock during such periods, the value of any shares of our common stock that you receive in satisfaction of our conversion obligation will be less than the value used to determine the number of shares that you will receive.

        If we elect to satisfy our conversion obligation solely in shares of our common stock upon conversion of the notes, we will generally be required to deliver the shares of our common stock on the third business day after the last day of the relevant conversion period. Accordingly, if the price of our common stock decreases during this period, the value of the shares you receive will be adversely affected and would be less than the conversion value of the notes on the conversion date.

The notes are not protected by restrictive covenants.

        The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. In light of the absence of any of the foregoing restrictions, we may conduct our business in a manner that may cause the market price of our notes and common stock to decline or otherwise restrict or impair our ability to pay amounts due on the notes. The indenture contains no covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change involving us except to the extent described under "Description of Notes—Purchase of Notes at Your Option upon a Fundamental Change," "Description of Notes—Adjustment to Conversion Rate upon Conversion upon a Make Whole Adjustment Event" and "Description of Notes—Consolidation, Merger and Sale of Assets."

The adjustment to the conversion rate for notes converted in connection with a make whole fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction.

        If a make whole fundamental change occurs prior to maturity, under certain circumstances, we will increase the conversion rate by a number of additional shares of our common stock for notes converted in connection with such make whole fundamental change. The increase in the conversion rate will be determined based on the date on which the specified corporate transaction occurs or becomes effective and the price paid per share of our common stock in such transaction, as described below under "Description of Notes—Adjustment to Conversion Rate upon Conversion upon a Make Whole Adjustment Event." The adjustment to the conversion rate for notes converted in connection with a make whole fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction. In addition, if the price of our common stock in the transaction is greater than $            per share or less than $            (in each case, subject to adjustment), no adjustment will be made to the conversion rate. Moreover, in no event will the total number of shares of common stock issuable upon conversion as a result of this adjustment exceed                per $1,000 in principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth under "Description of Notes—Conversion of Notes—Conversion Price Adjustments." Our obligation to increase the conversion rate upon the occurrence of a make whole fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

The conversion price of the notes may not be adjusted for all dilutive events.

        The conversion price of the notes is subject to adjustment for certain specified events, including, but not limited to, the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness, or assets, cash dividends and certain issuer tender or exchange offers as described under "Description of Notes—Conversion of Notes—Conversion Price Adjustments." However, the conversion price will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of common stock for cash, that may adversely affect the trading price of the notes or our common stock. An event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to the conversion price.

We cannot assure you that an active trading market will develop for the notes, and you may not be able to sell them quickly or at the price that you paid.

        The notes are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or on any automated dealer quotation system. The underwriters may make a market in the notes after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes or that an active public market for the notes will develop. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. In addition, such market-making activities will be subject to limits imposed by the United States federal securities laws, and may be limited during the pendency of any shelf registration statement. As a result, we cannot assure you that an active trading market will develop for the notes. If an active trading market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected. In that case, you may not be able to sell your notes at a particular time, or you may not be able to sell your notes at a favorable price.

You may be subject to tax if we make or fail to make certain adjustments to the conversion rate of the notes under various circumstances, even though you do not receive a corresponding cash distribution.

        The conversion rate of the notes is subject to adjustment in certain circumstances, including the payment of certain cash dividends. If the conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you may be deemed to have received a dividend subject to U.S. federal income tax even though you did not receive any cash or other property in connection with the adjustment and even though you may not exercise your conversion right. In addition, a failure to adjust (or to adjust adequately) the conversion rate after an event that increases your proportionate interest in us could be treated as a deemed taxable dividend to you. If a make whole fundamental change occurs on or prior to the maturity date of the notes, under some circumstances, we will increase the conversion rate for notes converted in connection with the make whole fundamental change. Such increase may also be treated as a distribution subject to U.S. federal income tax as a dividend. See "Tax Considerations."

The accounting for convertible debt securities is subject to uncertainty.

        The accounting for convertible debt securities is subject to frequent scrutiny by the accounting authorities and is subject to change. We cannot predict whether or when any such change could be made and any such change could have a material adverse effect on our reported or future financial results. Any such effects could adversely affect the trading prices of our common stock and the notes.

The notes are not rated. Any adverse rating of the notes or a downgrade of our credit ratings generally may cause their trading price to fall.

        We do not intend to seek a rating on the notes. However, if one or more rating agencies rates the notes and assigns the notes a rating lower than the rating expected by investors, reduces their rating in the future, or announces their intention to put the notes on credit watch, the market price of the notes and our common stock could be harmed. Future downgrades of our credit ratings in general could cause also the trading price of the notes and our common stock to decrease.

Upon conversion of the notes, unless we elect to deliver solely shares of our common stock in respect of our conversion obligation, we will pay cash in respect of a specified portion of our conversion obligation.

        Unless we elect to deliver solely shares of our common stock in respect of our conversion obligation, we will satisfy our conversion obligation to holders by paying cash in respect of a specified portion of our conversion obligation. Accordingly, upon conversion of a note, you may not receive any shares of our common stock, or you may receive fewer shares of common stock relative to the conversion value of the note. Upon conversion of the notes, you may receive less proceeds than expected because the value of our common stock may decline (or not appreciate as much as you may expect) between the day that you exercise your conversion right and the day the conversion value of your notes is finally determined. See "Description of Notes—Conversion of Notes—Settlement upon Conversion."

The conditional conversion features of the notes, if triggered, may adversely affect our financial condition and operating results.

        In the event the conditional conversion features of the notes are triggered, holders of notes will be entitled to convert the notes at any time during specified periods at their option. See "Description of Notes—Conversion of Notes." If one or more holders elect to convert their notes, we may elect to make cash payments to satisfy all or a portion of our conversion obligation based on the applicable conversion rate, which could materially adversely affect our liquidity, cash flows, and results of operations. In addition, even if holders do not elect to convert their notes, we could be required under applicable accounting rules to reclassify all or a portion of the outstanding principal of the notes as a current rather than long-term liability, which would result in a material reduction of our net working capital.

Recent developments in the convertible debt markets may adversely affect the market value of the notes.

        The convertible debt markets have experienced unprecedented disruptions resulting from, among other things, the recent instability in the credit and capital markets and the emergency orders issued by the SEC on September 17 and 18, 2008 (and extended on October 1, 2008). These orders were issued as a stop-gap measure while the U.S. Congress worked to provide a comprehensive legislative plan to stabilize the credit and capital markets. Among other things, these orders temporarily imposed a prohibition on effecting short sales of the common stock of certain financial companies. As a result, the SEC orders made the convertible arbitrage strategy that many convertible notes investors employ difficult to execute for outstanding convertible notes of those companies whose common stock was subject to the short sale prohibition. The SEC orders expired on October 8, 2008. At an open meeting on February 24, 2010, the SEC adopted a new short sale price test, which will take effect through an amendment to Rule 201 of Regulation SHO. The new Rule 201 will restrict short selling only when a stock price has triggered a circuit breaker by falling at least 10 percent in one day from the prior day's closing price, at which point short sale orders can be displayed or executed only if the order price is above the current national best bid, subject to certain limited exceptions. The rule will be effective in approximately four months. If such new price test precludes convertible debt investors from executing the convertible arbitrage strategy that they employ or other limitations are instituted by the SEC or any other regulatory agencies, the market value of the notes could be adversely affected.

Provisions in the indenture for the notes may deter or prevent a business combination that may be favorable to you.

        If a fundamental change occurs prior to the maturity date of the notes, holders of the notes will have the right, at their option, to require us to repurchase all or a portion of their notes. In addition, if a make whole fundamental change occurs prior to the maturity date of the notes, we will in some cases increase the conversion rate for a holder that elects to convert its notes in connection with such fundamental change. In addition, the indenture for the notes prohibits us from engaging in certain mergers or acquisitions unless, among other things, the surviving entity assumes our obligations under the notes. These and other provisions could prevent or deter a third party from acquiring us even where the acquisition could be beneficial to you.

Volatility in the market price and trading volume of our common stock could adversely impact the trading price of the notes.

        The stock market in recent years has experienced significant price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies like us. These broad market factors may materially reduce the market price of our common stock, regardless of our operating performance. The market price of our common stock, which has experienced significant price and volume fluctuations in recent months, could continue to fluctuate significantly for many reasons, including in response to the risks described in this section of, elsewhere in, or incorporated by reference into, this prospectus supplement or the accompanying prospectus or for reasons unrelated to our operations, such as reports by industry analysts, investor perceptions or negative announcements by our competitors or suppliers regarding their own performance, as well as industry conditions and general financial, economic and political instability. A decrease in the market price of our common stock would likely adversely impact the trading price of the notes. The price of our common stock could also be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that may develop involving our common stock. This trading activity could, in turn, affect the trading prices of the notes.

Risks Relating to Our Common Stock

We may need to raise additional capital in the future, which may not be available on favorable terms or at all or which may dilute our common stock or adversely affect its market price.

        We may require additional capital to expand our business and increase revenues; add liquidity in response to negative economic conditions; and meet unexpected liquidity needs caused by industry volatility or uncertainty. To the extent that our existing capital and borrowing capabilities are insufficient to meet these requirements and cover any losses, we will need to raise additional funds through debt or equity financings, including offerings of our common stock, securities convertible into our common stock, or rights to acquire our common stock or curtail our growth and reduce our assets or restructure arrangements with existing security holders. Any equity or debt financing, or additional borrowings, if available at all, may be on terms that are not favorable to us. Equity financings could result in dilution to our stockholders, and the securities issued in future financings may have rights, preferences and privileges that are senior to those of our common stock. If our need for capital arises because of significant losses, the occurrence of these losses may make it more difficult for us to raise the necessary capital. If we cannot raise funds on acceptable terms if and when needed, we may not be able to take advantage of future opportunities, grow our business or respond to competitive pressures or unanticipated requirements.

Conversion of the notes may dilute the ownership interest of existing stockholders, including holders who have previously converted their notes.

        The conversion of some or all of the notes may dilute the ownership interests of existing stockholders. Any sales in the public market of any of our common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the anticipated conversion of the notes into shares of our common stock or a combination of cash and shares of our common stock could depress the price of our common stock.

Sales of our common stock or securities convertible into common stock in the public market could lower the market price of our common stock and adversely impact the trading price of the notes.

        Concurrently with this offering, we are offering, by means of a separate prospectus supplement, 2,820,000 shares of our common stock (or 3,243,000 shares if the underwriters exercise their over-allotment option in full). In the future, we may also sell additional shares of our common stock or securities convertible into common stock to raise capital. In addition, a substantial number of shares of our common stock is reserved for issuance under our 2005 Equity Incentive Plan. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price of our common stock. In addition, the existence of the notes also may encourage short selling by market participants because the conversion of the notes could depress our common stock price. The price of our common stock could be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in us or as a means of engaging in hedging or arbitrage trading activity, which we expect to occur involving our common stock. This hedging or arbitrage trading activity could, in turn, affect the market price of the notes. The issuance and sale of substantial amounts of common stock or securities convertible into common stock, or the perception that such issuances and sales may occur, could adversely affect the trading price of the notes and the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities.

We are currently prohibited from paying dividends or repurchasing our stock, and it is unlikely this prohibition will be lifted until market conditions improve.

        In January 2009, we agreed to an amendment to our 2007 Credit Facility that contained a waiver of the collateral maintenance requirement. As a condition of this waiver, among other things, we agreed to suspend our cash dividends and share repurchases until such time as we can satisfy the collateral maintenance requirement. Until market conditions, which have resulted in a decline in the value of drybulk vessels, improve, it is unlikely that we will be able to meet that condition to reinstate our cash dividends and share repurchases.

        Even if we were able to satisfy the condition in our 2007 Credit Facility to reinstate the payment of cash dividends, we would make dividend payments to our shareholders only if our board of directors, acting in its sole discretion, determines that such payments would be in our best interest and in compliance with relevant legal and contractual requirements. The principal business factors that our board of directors considers when determining the timing and amount of dividend payments will be our earnings, financial condition and cash requirements at the time. Marshall Islands law generally prohibits the declaration and payment of dividends other than from surplus. Marshall Islands law also prohibits the declaration and payment of dividends while a company is insolvent or would be rendered insolvent by the payment of such a dividend.

        We may incur other expenses or liabilities that would reduce or eliminate the cash available for distribution as dividends. We may also enter into new agreements or the Marshall Islands or another jurisdiction may adopt laws or regulations that place additional restrictions on our ability to pay dividends. If we do not pay dividends, the return on your investment would be limited to the price at which you could sell your shares.

Volatility in the market price and trading volume of our common stock could adversely impact the trading price of our common stock.

        The stock market in recent years has experienced significant price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies like us. These broad market factors may materially reduce the market price of our common stock, regardless of our operating performance. The market price of our common stock, which has experienced significant price and volume fluctuations in recent months, could continue to fluctuate significantly for many reasons, including in response to the risks described in this section of, elsewhere in, or incorporated by reference into, this prospectus supplement or the accompanying prospectus or for reasons unrelated to our operations, such as reports by industry analysts, investor perceptions or negative announcements by our competitors or suppliers regarding their own performance, as well as industry conditions and general financial, economic and political instability. A decrease in the market price of our common stock would likely adversely impact the value of your shares of common stock. The price of our common stock could also be affected by possible sales of our common stock by investors who view the notes issued in the concurrent convertible notes offering as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that may develop involving our common stock. This trading activity could, in turn, affect the trading prices of our common stock.

USE OF PROCEEDS

        We estimate that the net proceeds from this offering will be approximately $96.6 million (or approximately $111.1 million if the underwriters exercise their over-allotment option in full), after deducting the underwriting discounts and commissions and offering expenses.

        We plan to use the net proceeds from the issuance of the notes, along with the net proceeds from the concurrent common stock offering, for contemplated vessel acquisitions and general corporate purposes. To the extent the proceeds from the offering are not used immediately for the contemplated vessel acquisitions, the proceeds will either be invested or used for general corporate purposes.

        This offering and the concurrent common stock offering are part of a larger financing and vessel acquisition transactions. However, neither offering is contingent upon the consummation of the other offering. To the extent we only consummate this offering and no other component of the larger financing transaction, including the concurrent common stock offering, or we are unable to complete the purchase of some or all of the proposed vessel acquisitions described in this prospectus supplement, we may use the proceeds of this offering to purchase other vessels or for general corporate purposes.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

        Our common stock is traded on the NYSE under the symbol "GNK." The following table sets forth the high and low closing sale prices for shares of our common stock as reported on the NYSE, for the periods indicated, together with the dividends declared and paid per share for each of those periods. All of our dividends were declared and paid in the quarter subsequent to the period to which they relate, as reflected in the following table.

For the period:	High	Low	Dividend
January 1 to March 31, 2008	$63.38	$36.34	$1.00
April 1 to June 30, 2008	$84.00	$51.77	$1.00
July 1 to September 30, 2008	$68.18	$30.67	$1.00
October 1 to December 31, 2008	$29.81	$6.85	$—
January 1 to March 31, 2009	$20.96	$9.04	$—
April 1 to June 30, 2009	$28.26	$12.50	$—
July 1 to September 30, 2009	$25.58	$18.37	$—
October 1 to December 31, 2009	$28.25	$19.35	$—
January 1 to March 31, 2010	$26.02	$18.39	$—
April 1 to June 30, 2010	$23.98	$14.99	$—
July 1 to July 20, 2010	$17.73	$14.55	$—

        As of July 20, 2010, the last reported sale price of our common stock was $17.73 per share.

CAPITALIZATION

        The following table sets forth our capitalization as of March 31, 2010:

  •
  on an actual basis;

  •
  as adjusted to give effect to the issuance and sale of $100 million aggregate principal amount of notes and the application of the net proceeds therefrom, after deducting the estimated underwriting discount and offering expenses, as well as indebtedness incurred by Baltic Trading Limited under its credit facility; and

  •
  as further adjusted to give effect to the issuance and sale of 2,820,000 shares of common stock in the concurrent common stock offering at a price of $        per share and the application of the gross proceeds therefrom (assuming no exercise of the underwriters' over-allotment option) but not the incurrence of any debt under our proposed $100 million and $253 million secured credit facilities or any debt issuance costs.

        This allocation of the use of net proceeds is illustrative of our intent with respect to the net proceeds from this offering. See "Use of Proceeds." This table should be read in conjunction with our unaudited consolidated financial statements (including the notes thereto) incorporated by reference into this prospectus supplement.

	March 31, 2010
	Actual	As adjusted for the sale of the notes and Baltic Trading indebtedness	Further adjusted for the concurrent common stock offering
	(in thousands)
Long-term debt, including current maturities:
Credit facilities	$1,314,500	$	$
Notes offered hereby(1)(2)	—

Total long-term debt	1,314,500

Shareholders' equity:
Preferred stock, $0.01 par value; 25,000,000 shares authorized; no shares issued or outstanding
Common stock, $0.01 par value; 100,000,000 shares authorized; 31,932,798 shares issued and outstanding, actual; 34,752,798 shares issued and outstanding, as adjusted for the concurrent common stock offering	319
Paid-in capital(1)(2)	720,667
Accumulated other comprehensive income	14,131
Retained Earnings	226,270

Total Genco Shipping & Trading Limited shareholders' equity	961,387

Non Controlling Interest	212,770

Total shareholders' equity	1,174,157

Total capitalization	$2,488,657	$	$

(1)
A $             million principal amount and estimated $             million debt discount will be recorded for the notes, resulting in a net increase in outstanding debt amounts reported as a result of this offering of $             million and increasing shareholders' equity by approximately $             million.

(2)
Does not include debt issuance costs.

RATIOS OF EARNINGS TO FIXED CHARGES

        The following table sets forth our unaudited historical ratios of earnings to fixed charges for the periods indicated below:

	Three Months Ended March 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007	Year Ended December 31, 2006	Year Ended December 31, 2005
Ratio of earnings to fixed charges(1)	3.17x	3.31x	2.39x	4.32x	7.33x	4.55x

(1)
For the purpose of determining the ratio of earnings to fixed charges, earnings consist of net income plus fixed charges. Fixed charges consist of interest expense on our 2007 Credit Facility, including unused commitment fees and amortization of expenses related to our 2007 Credit Facility.

        As we have no preferred stock issued, a ratio of earnings to combined fixed charges and preferred dividends is not presented.

CONCURRENT COMMON STOCK OFFERING

        Concurrently with this offering of notes, we are offering, by means of a separate prospectus supplement, 2,820,000 shares of our common stock (or 3,243,000 shares if the underwriters exercise their over-allotment option in full) for expected gross proceeds of $50 million (or $57.5 million if the underwriters exercise their over-allotment option in full) in an underwritten offering, or the "concurrent common stock offering." We expect to use the net proceeds from this offering, along with the net proceeds of the concurrent common stock offering, to fund a portion of the purchase price of the proposed vessel acquisitions and general corporate purposes. See "Use of Proceeds."

        We expect to raise approximately $144.2 million in aggregate net proceeds from this offering and the concurrent common stock offering, after deducting the underwriting discounts and commissions and offering expenses, assuming no exercise of the underwriters' options to purchase additional securities with respect to either offering and an offering price for our common stock of $17.73 per share. However, amounts sold in each offering may increase or decrease based on market conditions relating to the particular securities.

        Neither this offering nor the concurrent common stock offering is contingent upon the consummation of the other offering. Offers for shares of our common stock are only being made by delivery of a separate prospectus supplement relating to that offering. We could decide not to sell shares of our common stock or sell more or less of our common stock than we are presently offering. In the event we only consummate this offering and no other component of the larger financing and vessel acquisition transaction, we may use the proceeds from this offering to purchase other vessels or for general corporate purposes. See "Risk Factors—Risks Relating to the Proposed Vessel Acquisitions—If we are unable to consummate this offering or the concurrent common stock offering, we may not be able to acquire all of the vessels we have agreed to purchase or may have to seek alternative sources of financing on terms that may not be favorable to us, which could adversely affect our liquidity position," and "Use of Proceeds."

        This description, and the other information in this prospectus supplement regarding the concurrent common stock offering, is included in this prospectus supplement solely for informational purposes. Nothing in this prospectus supplement should be construed as an offer to sell, or the solicitation of an offer to buy, our common stock in the concurrent common stock offering.

DESCRIPTION OF NOTES

        We will issue the notes under an indenture to be dated as of the date we consummate the offer, between us and The Bank of New York Mellon, as trustee, as supplemented by a supplemental indenture between the same parties and to be dated the same date. We refer to the indenture the notes will be issued under, including the related supplemental indenture, as the "indenture." The following summarizes the material provisions of the notes and the indenture, but does not purport to be complete and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of certain terms used in those documents. The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (which we refer to as the "Trust Indenture Act"). We urge you to read the indenture and the form of certificate evidencing the notes in their entirety, because they, and not this description, define your rights as a holder of the notes. You may request a copy of these documents at our address shown under "Where You Can Find More Information."

        In this section entitled "Description of Notes," when we refer to "Genco," "we," "our" or "us," we are referring to Genco Shipping & Trading Limited and not any of its subsidiaries. This description supplements, and should be read together with, the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus under the caption "Description of Debt Securities," but supersedes that information to the extent it is inconsistent with that information.

General

        We will issue $100,000,000 (or $115,000,000 if the underwriters exercise their over-allotment option in full) aggregate principal amount of notes. We will settle conversions of notes by paying or delivering, as the case may be, cash, shares of our common stock or a combination thereof at our election as described below under "—Conversion of Notes—Settlement upon Conversion." The notes will be issued only in denominations of $1,000 and in integral multiples of $1,000. The notes will mature on August 15, 2015, unless earlier converted by you or purchased by us at your option upon the occurrence of a fundamental change (as defined below). The notes are not subject to redemption at our option prior to maturity.

        The notes will be our senior unsecured obligations and will rank pari passu with all of our other senior unsecured debt and senior to any future subordinated debt. The notes will be structurally subordinated to all present and future debt and other obligations of our subsidiaries. In addition, the notes are effectively subordinated to all of our present and future secured debt, including our debt under our 2007 Credit Facility, to the extent of the collateral securing that debt. As of March 31, 2010, we had approximately $1.3 billion of outstanding senior indebtedness, all of which was secured and all of which was guaranteed by certain of our subsidiaries. As of March 31, 2010, our subsidiaries had no indebtedness outstanding (other than their guarantees of our indebtedness). The notes are not guaranteed by any of our subsidiaries and, accordingly, the notes will be structurally subordinated to the indebtedness and other liabilities of our subsidiaries.

        Neither we nor our subsidiaries are restricted from paying dividends, incurring debt or issuing or repurchasing our securities under the indenture. In addition, there are no financial covenants in the indenture. You are not protected by the indenture in the event of a highly leveraged transaction, a change in control of Genco or a termination in the trading of our common stock, except to the extent described under "—Purchase of Notes at Your Option upon a Fundamental Change" and "—Conversion of Notes—Conversion upon Specified Corporate Transactions."

        We will pay interest on the notes at a rate of        % per annum, payable semi-annually in arrears on February 15 and August 15 of each year, or if any such day is not a business day, the immediately following business day (each, an "interest payment date"), commencing February 15, 2011, to holders of record at the close of business on the preceding February 1 and August 1, respectively. Interest is

computed on the basis of a 360-day year comprised of twelve 30-day months and will accrue from                        , 2010 or from the most recent date to which interest has been paid or duly provided for. In the event of any notes' maturity, conversion or purchase by us at the option of the holder thereof, interest will cease to accrue on those notes under the terms of and subject to the conditions of the indenture. We will, however, pay interest on each interest payment date (including the stated maturity date) to holders of record of the notes on the record date immediately preceding such interest payment date regardless of whether such holders convert their notes after such record date. A "business day" is any day other than (x) a Saturday, (y) a Sunday or (z) a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

        We may, without the consent of the holders, reopen the indenture and issue additional notes under the indenture with the same terms (other than date of issuance and, in some cases, date from which interest will initially accrue) and with the same CUSIP number as the notes offered hereby in an unlimited aggregate principal amount, provided that no such additional notes may be issued unless fungible with the notes offered hereby under U.S. securities laws and for U.S. federal income tax purposes. The notes offered hereby and any such additional notes would be treated as a single class for all purposes under the indenture and would vote together as one class on all matters with respect to the notes. We may also from time to time repurchase the notes in open market purchases or negotiated transactions without prior notice to holders. We do not intend to list the notes on any securities exchange or automated dealer quotation system.

        We will maintain an office in New York City where the notes may be presented for registration of transfer, exchange or conversion. This office will initially be an office or agency of the trustee. Except under limited circumstances described below, the notes will be issued only in fully registered book-entry form, without coupons, and will be represented by one or more global notes. There will be no service charge for any registration of transfer or exchange of notes. We may, however, require holders to pay a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers or exchanges.

Conversion of Notes

  General

        Subject to the conditions below, you may convert your notes at an initial conversion price of $            per share of common stock (equivalent to an initial conversion rate of approximately                        shares of our common stock per $1,000 aggregate principal amount of notes). The conversion price and the corresponding conversion rate in effect at any given time will be subject to adjustment as described below under "—Conversion Price Adjustments" and "—Adjustment to Conversion Rate upon Conversion upon a Make Whole Adjustment Event." The conversion rate of a note is equal to $1,000 divided by the then-applicable conversion price at the time of determination. Accordingly, an adjustment to the conversion price will result in a corresponding (but inverse) adjustment to the conversion rate. A holder may convert fewer than all of such holder's notes so long as the notes converted are an integral multiple of $1,000 principal amount.

        Holders may surrender notes for conversion any time until the close of business on February 15, 2015, and receive the consideration described below under "—Settlement upon Conversion," only:

  •
  during any calendar quarter commencing after the date of original issuance of the notes, if the closing sale price of our common stock, for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the calendar quarter immediately preceding the calendar quarter in which the conversion occurs, is more than 130% of the conversion price of the notes in effect on that last trading day;

  •
  during the ten consecutive business-day period following any five consecutive trading-day period in which the trading price for the notes for each such trading day was less than 98% of the closing sale price of our common stock on such date multiplied by the then current conversion rate; or

  •
  if we make certain significant distributions to holders of our common stock, we enter into specified corporate transactions or our common stock is not listed on the New York Stock Exchange, the Nasdaq Global Select Market, any of their respective successors or any other U.S. national securities exchange (we refer to any such exchange as a "U.S. national securities exchange").

We describe each of these conditions in greater detail below.

        However, after February 15, 2015, holders may surrender their notes for conversion at any time until the close of business on the second scheduled trading day immediately preceding the stated maturity date regardless of whether any of the foregoing conditions is satisfied.

        Notes that are validly surrendered for conversion will be deemed to have been converted immediately prior to the close of business on the conversion date. Generally, the "conversion date" for any notes will be the date on which the holder of the note has complied with all requirements under the indenture to convert a note, provided that if a holder surrenders for conversion a note at any time after the sixtieth scheduled trading day preceding the stated maturity date, the conversion date will be deemed to be the thirtieth trading day immediately preceding the stated maturity date. If you hold a beneficial interest in a global note, you must comply with DTC's procedures for converting a beneficial interest in a global note.

        We will settle conversions of notes by paying or delivering, as the case may be, cash, shares of our common stock or a combination thereof at our election as described below under "—Settlement upon Conversion." If we satisfy our conversion obligation solely in cash or through payment and delivery, as the case may be, of a combination of cash and shares of our common stock, the amount of cash and shares of common stock, if any, due upon conversion will be based on a daily conversion value (as defined below under "—Settlement upon Conversion") calculated on a proportionate basis for each trading day in the applicable 25 trading-day conversion period (as defined below under "—Settlement upon Conversion").

        Upon conversion of a note, a holder will not receive any additional cash payment for accrued and unpaid interest, if any, unless such holder is the holder on a regular record date and such conversion occurs between such regular record date and the interest payment date to which it relates, and we will not adjust the conversion price to account for accrued and unpaid interest. Our settlement of conversions as described below under "—Settlement upon Conversion" will be deemed to satisfy our obligation to pay the principal amount of the note and accrued and unpaid interest, if any, to, but not including, the conversion date.

        Accordingly, accrued and unpaid interest, if any, to, but not including, the conversion date will be deemed to be paid in full upon conversion, rather than cancelled, extinguished or forfeited.

        Holders of notes at the close of business on a regular record date will receive payment of interest payable on the corresponding interest payment date notwithstanding the conversion of such notes at any time after the close of business on the applicable regular record date. Notes surrendered for conversion by a holder after the close of business on any regular record date but prior to the next interest payment date must be accompanied by payment of an amount equal to the interest that will be payable on the notes; provided, however, that no such payment need be made (1) if we have specified a purchase date following a fundamental change that is after a record date and on or prior to the corresponding interest payment date, (2) with respect to any notes surrendered for conversion following the interest payment record date immediately preceding the stated maturity date or (3) only to the extent of overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

        If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issuance of any shares of our common stock upon the conversion of the notes, unless the tax is due because the holder requests any shares to be issued in a name other than the holder's name, in which case the holder will pay the tax.

        The transfer agent and registrar for our common stock is Mellon Investor Services LLC (operating with the service name BNY Mellon Shareowner Services).

  Conversion upon Satisfaction of Market Price Condition

        Holders may surrender notes for conversion during any calendar quarter commencing after the date of original issuance of the notes, if the closing sale price (as defined below) of our common stock, for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the calendar quarter immediately preceding the calendar quarter in which the conversion occurs, is more than 130% of the conversion price of the notes in effect on that last trading day.

        The "closing sale price" of our common stock on any date means the closing per share sale price (or, if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) as reported in composite transactions for the principal U.S. securities exchange on which our common stock is traded (or, if our common stock is not listed on a U.S. national or regional securities exchange, as reported by Pink OTC Markets Inc.) at 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant exchange or trading system on such date.

        A "trading day" means a day on which (i) there is no market disruption event (as defined below) and (ii) the New York Stock Exchange or, if our common stock is not listed on the New York Stock Exchange, the principal other U.S. national or regional securities exchange on which our common stock is then listed is open for trading or, if our common stock is not so listed, any business day. A "trading day" only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant exchange or trading system.

        A "market disruption event" means (1) a failure by the primary exchange or quotation system on which our common stock trades or is quoted to open for trading during its regular trading session or (2) the occurrence or existence for more than one half hour period in the aggregate on any scheduled trading day for our common stock of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the New York Stock Exchange or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m. (New York City time) on such day.

        A "scheduled trading day" means any day that is scheduled to be a trading day.

  Conversion upon Trading Price of Notes Falling Below Conversion Value of the Notes

        If the trading price (as defined below) for the notes on each trading day during any five consecutive trading-day period was less than 98% of the closing sale price of our common stock on such date multiplied by the then-current conversion rate, a holder may surrender notes for conversion at any time during the following 10 consecutive business days. We will have no obligation to determine the trading price of the notes unless a holder provides us and the trustee with reasonable evidence that the trading price of the notes on any trading day would be less than 98% of the product of the then-current conversion rate times the closing sale price of our common stock on that date. At such time, we shall determine the trading price of the notes beginning on such trading day and on each of the next four trading days.

        "Trading price" means, on any date of determination, the average of the secondary bid quotations per note obtained by us for $5,000,000 principal amount of the notes at approximately 3:30 p.m. (New York City time) on such determination date from three independent nationally recognized securities dealers we select; provided that, if at least three such bids cannot reasonably be obtained, but two such bids can reasonably be obtained, then the average of these two bids shall be used; provided, further, that, if at least two such bids cannot reasonably be obtained, but one such bid can reasonably be obtained, this one bid shall be used. If on any date of determination we cannot reasonably obtain at least one bid for $5,000,000 principal amount of the notes from an independent nationally recognized securities dealer, then the trading price of the notes on such date of determination will be deemed to be less than 98% of the closing sale price of our common stock on such date multiplied by the then current conversion rate.

  Conversion upon Specified Corporate Transactions

        If we elect to distribute to all or substantially all holders of our common stock:

  •
  specified rights, options or warrants entitling them to subscribe for or purchase, for a period expiring within 60 days, our common stock at less than the closing sale price on the announcement date for such issuance; or

  •
  cash, debt securities (or other evidence of indebtedness) or other assets (excluding dividends or distributions described in clauses (1) or (2) of the description below under "—Conversion Price Adjustments"), which distribution, together with all other such distributions within the preceding twelve months, has a per share value exceeding 10% of the closing sale price of our common stock as of the trading day immediately preceding the declaration date for such distribution, we must notify the holders of the notes at least 40 scheduled trading days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of the close of business on the second scheduled trading day immediately preceding the ex-dividend date, or our announcement that such distribution will not take place.

        In addition, in the event of a fundamental change (as defined under "—Purchase of Notes at Your Option upon a Fundamental Change"), a holder may surrender notes for conversion at any time from or after the effective time of the fundamental change until the close of business on the second scheduled trading day immediately preceding the related fundamental change purchase date (as defined under "—Purchase of Notes at Your Option upon a Fundamental Change") or, if there is no such purchase date, the 40th scheduled trading day immediately following the effective date of the fundamental change. In some circumstances, a converting holder will also be entitled to receive additional shares as described below under "—Adjustment to Shares Delivered upon Conversion upon a Make Whole Adjustment Event." The holder may also require us to purchase all or a portion of its notes upon the occurrence of a fundamental change as described under "—Purchase of Notes at Your Option upon a Fundamental Change." To the extent practicable, we will give notice to holders of the anticipated effective date for a fundamental change not more than 70 scheduled trading days nor less than 40 scheduled trading days prior to the anticipated effective date.

        Holders will also have the right to surrender notes for conversion if we are a party to a consolidation, merger or binding share exchange or a sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of our property and assets that does not also constitute a fundamental change (including any event that would be a fundamental change but for the existence of an exception specified in the paragraph following the definition thereof), in each case pursuant to which our common stock would be converted into cash, securities or other property. In such event, holders will have the right to surrender notes for conversion at any time from or after the effective date of such transaction and ending on the 40th scheduled trading day following the effective date of such transaction. We will notify holders at least 40 scheduled trading days prior to the anticipated effective date of such transaction. If the transaction also constitutes a fundamental change, in lieu of the conversion right described in this paragraph, holders will have the conversion right described in the preceding paragraph and will have the right to require us to purchase their notes as set forth below under "—Purchase of Notes at Your Option upon a Fundamental Change."

  Conversion after February 15, 2015

        After February 15, 2015 (six months prior to the maturity date) and until the close of business on the second scheduled trading day immediately prior to the stated maturity date, holders may surrender their notes for conversion regardless of whether any of the conditions described in "—Conversion upon Satisfaction of Market Price Condition," "—Conversion upon Trading Price of Notes Falling Below Conversion Value of the Notes," or "—Conversion upon Specified Corporate Transactions" has been satisfied.

  Settlement upon Conversion

        Upon conversion, we may choose to deliver cash, shares of our common stock or a combination of cash and shares of our common stock, as described below. We refer to the amount we are required to deliver as our "conversion obligation."

        All conversions after February 15, 2015 will be settled in the same relative proportions of cash and shares of our common stock, which we refer to as the "settlement method." If we have not delivered a notice of our election of settlement method on or prior to February 15, 2015, we will, with respect to any conversions thereafter, be deemed to have elected to deliver cash or cash and shares of our common stock, as the case may be, in respect of our conversion obligation, as described below, and the specified dollar amount (as defined below) will be equal to $1,000.

        On or prior to February 15, 2015, we will use the same settlement method for all conversions occurring on any given conversion date. Except for any conversions that occur after February 15, 2015, we will not have any obligation to use the same settlement method with respect to conversions that occur on different conversion dates. In other words, until that date, we may choose in respect of one conversion date to settle conversions in shares of our common stock only, and choose in respect of another conversion date to settle in cash or a combination of cash and shares of our common stock. If we elect a particular settlement method in connection with any conversion on or prior to February 15, 2015, we will inform holders so converting through the trustee of the settlement method we have selected (including the specified dollar amount (as defined below), if applicable), no later than the second business day immediately following the related conversion date. If we do not make such an election, we will be deemed to have elected to deliver cash or a combination of cash and shares of our common stock in respect of our conversion obligation, as described in the third bullet point of the second following paragraph, and the specified dollar amount (as defined below) will be equal to $1,000 for each such conversion date.

        It is our current intent and policy to settle the principal amount of the notes, at our option, using cash, shares of our common stock or a combination of cash and shares of our common stock. We may, at our option, for purposes of the daily settlement amount irrevocably elect a particular "specified dollar amount" for all subsequent conversions by notice of such election to the holders, such notice to be given in accordance with the provisions of the indenture.

        Settlement amounts will be computed as follows:

  •
  if we elect to satisfy our conversion obligation solely in shares of our common stock, we will deliver to the converting holder a number of shares of our common stock equal to (1) the aggregate principal amount of notes to be converted divided by $1,000, multiplied by (2) the applicable conversion rate;

  •
  if we elect to satisfy our conversion obligation solely in cash, we will deliver to the converting holder in respect of each $1,000 principal amount of notes being converted cash in an amount equal to the sum of the daily conversion values for each of the 25 consecutive trading days during the related conversion period; and

  •
  if we elect to satisfy our conversion obligation through delivery of a combination of cash and shares of our common stock, we will deliver to holders in respect of each $1,000 principal amount of notes being converted a "settlement amount" equal to the sum of the daily settlement amounts for each of the 25 consecutive trading days during the related conversion period.

        "Conversion period" with respect to any note means the 25 consecutive trading day period beginning on and including the third trading day immediately following the related conversion date, except that if a holder surrenders a note for conversion at any time after the sixtieth scheduled trading day prior to the maturity date and until the close of business on the second scheduled trading day immediately preceding the maturity date, then (i) the holder will be deemed to have surrendered such note as of the sixtieth trading day immediately preceding the maturity date, (ii) the conversion period for such note will commence on the twenty-seventh trading day immediately preceding the maturity date, and (iii) the settlement date for the conversion of such note will be the maturity date (assuming no delay in settlement due to market disruption events).

        The "daily settlement amount," for each $1,000 aggregate principal amount of notes validly surrendered for conversion, on each of the 25 consecutive trading days during the conversion period, will consist of:

  (1)
  if (x) the daily conversion value for such trading day for each $1,000 aggregate principal amount of notes exceeds (y) the dollar amount per note to be received upon conversion as specified in the notice regarding our chosen settlement method (the "specified dollar amount"), if any, divided by 25 (such quotient being referred to as the "daily measurement value"), the sum of:

  (a)
  a cash payment of the daily measurement value, and

  (b)
  a number of shares (the "daily net share settlement value") equal to

  (i)
  the difference between the daily conversion value and the daily measurement value, divided by

  (ii)
  the daily VWAP of our common stock for such trading day; or

  (2)
  if the daily conversion value for such trading day for each $1,000 aggregate principal amount of notes is less than or equal to the daily measurement value, a cash payment equal to the daily conversion value.

        "Daily conversion value" means, for each of the 25 consecutive trading days during the conversion period, one-twenty-fifth (1/25th) of the product of (i) the applicable conversion rate and (ii) the daily VWAP of our common stock on such trading day.

        No fractional shares will be issued upon conversion. Instead, we will pay cash in lieu of fractional shares based on the daily VWAP of our common stock on the relevant conversion date (if we elect to satisfy our conversion obligation solely in shares of our common stock) or based on the daily VWAP of our common stock on the last trading day of the relevant conversion period (in the case of any other settlement method).

        "Daily VWAP" of our common stock (or any security that is part of the reference property into which our common stock has been converted, if applicable), in respect of any trading day, means the per share volume-weighted average price of our common stock (or other security) on the New York Stock Exchange (or other principal exchange on which such security is then listed) as displayed under the heading "Bloomberg VWAP" on Bloomberg Page GNK.N Equity AQR (or its equivalent successor if such page is not available, or the Bloomberg Page for any security that is part of the reference property into which our common stock has been converted, if applicable) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day or, if such volume-weighted average price is unavailable (or the reference property is not a security), the market value of one share of our common stock (or other reference property) on such trading day as determined in good faith by our board of directors or a duly authorized committee thereof in a commercially reasonable manner, using a volume-weighted average price method (unless the reference property is not a security), provided that, in making a volume-weighted average price determination, our board of directors may rely conclusively on the determination of daily VWAP for such trading day made by an independent nationally recognized securities dealer selected by the board of directors), and will be determined without regard to after-hours trading or any other trading outside the regular trading session.

        The cash, cash and shares of our common stock or shares of our common stock deliverable upon conversion of the notes will be delivered through the conversion agent. This delivery will generally be made three business days after the last day of the relevant conversion period (including in any case where we elect to satisfy our conversion obligation solely in shares of our common stock), provided, however, that if prior to the conversion date for any converted notes our common stock has been replaced by reference property (as defined under "—Conversion Price Adjustments" below) consisting solely of cash (pursuant to the provisions described under "—Conversion Price Adjustments"), we will deliver the conversion consideration due in respect of conversion on the third trading day immediately following the related conversion date. Notwithstanding the foregoing, however, if any information required in order to calculate the conversion consideration deliverable will not be available as of the applicable settlement date, we will deliver the additional shares of our common stock resulting from that adjustment on the third trading day after the earliest trading day on which such calculation can be made (but in no event later than February 14, 2016). Further, if application of the provisions set forth in the proviso to the second sentence of this paragraph would result in settlement of a conversion during the 10 trading days immediately following the effective date of a fundamental change, settlement will instead take place on the tenth trading day following the relevant effective date.

  Conversion Price Adjustments

        The conversion price will be adjusted as described below:

        (1)   If we issue solely shares of our common stock as a dividend or distribution on all or substantially all of our shares of our common stock, or if we subdivide or combine our common stock, the conversion price will be adjusted based on the following formula:

CP = CP0 ×	OS0 OS

        where,

          CP0 = the conversion price in effect immediately prior to the open of business on the ex-dividend date (as defined below, after clause (5)) for such dividend or distribution, or immediately prior to the open of business on the effective date of such subdivision or combination of common stock, as the case may be;

          CP = the conversion price in effect immediately after the open of business on the ex-dividend date for such dividend or distribution, or immediately after the open of business on the effective date of such subdivision or combination of common stock, as the case may be;

          OS0 = the number of shares of our common stock outstanding immediately prior to the open of business on the ex-dividend date for such dividend or distribution, or immediately prior to the open of business on the effective date of such subdivision or combination of common stock, as the case may be; and

          OS = the number of shares of our common stock that would be outstanding immediately after giving effect to such dividend or distribution, or immediately after the effective date of such subdivision or combination of common stock, as the case may be.

        If any dividend or distribution described in this clause (1) is declared but not paid or made, the new conversion price shall be readjusted to the conversion price that would then be in effect if such dividend or distribution had not been declared.

        (2)   If we distribute to all or substantially all holders of our common stock any rights, options or warrants entitling them for a period of not more than 60 calendar days from the record date for such distribution to subscribe for or purchase shares of our common stock (or securities convertible into our common stock), at a price per share (or a conversion price per share) less than the average of the closing sale prices of our common stock for the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution, the conversion price will be decreased based on the following formula (provided that the conversion price will be readjusted to the extent that such rights, options or warrants are not exercised prior to their expiration or are not distributed):

CP = CP0 ×	OS0 + Y OS0 + X

        where,

          CP0 = the conversion price in effect immediately prior to the open of business on the ex-dividend date for such distribution;

          CP = the conversion price in effect immediately after the open of business on the ex-dividend date for such distribution;

          OS0 = the number of shares of our common stock outstanding immediately prior to the open of business on the ex-dividend date for such distribution;

          X = the total number of shares of our common stock issuable pursuant to such rights, options or warrants; and

          Y = the number of shares of our common stock equal to the aggregate price payable to exercise such rights, options or warrants divided by the average of the closing sale prices of our common stock over the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution.

        For purposes of this clause (2), in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase our common stock at less than the average of the closing sale prices of our common stock for each trading day in the applicable 10 consecutive trading-day period, there shall be taken into account any consideration we receive for such rights, options or warrants and any amount payable on exercise thereof, with the value of such consideration if other than cash to be determined in good faith by our board of directors or a duly authorized committee thereof.

        (3)   If we distribute shares of our capital stock, evidences of our indebtedness or other assets or property of ours to all or substantially all holders of our common stock (excluding (i) dividends or distributions (including subdivisions of common stock) and rights, options or warrants referred to in clause (1) or (2) above; (ii) dividends or distributions paid exclusively in cash referred to in clause (5) below; (iii) spin-offs referred to further below in this clause (3); and (iv) distributions of rights to all or substantially all holders of common stock pursuant to the adoption of a shareholder rights plan), then the conversion price will be decreased based on the following formula:

CP = CP0 ×	SP0 - FMV SP0

        where,

          CP0 = the conversion price in effect immediately prior to the open of business on the ex-dividend date for such distribution;

          CP = the conversion price in effect immediately after the open of business on the ex-dividend date for such distribution;

          SP0 = the average of the closing sale prices of our common stock over the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and

          FMV = the fair market value (as determined in good faith by our board of directors or a duly authorized committee thereof) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of our common stock as of the open of business on the ex-dividend date for such distribution.

        If the then-fair market value of the portion of the shares of capital stock, evidences of indebtedness or other assets or property so distributed applicable to one share of common stock is equal to or greater than the average of the closing sale prices of the common stock over the 10 consecutive trading-day period ending on the trading day immediately preceding the ex-dividend date for such distribution, in lieu of the foregoing adjustment, adequate provisions shall be made so that each holder of a note shall have the right to receive on conversion in respect of each note held by such holder, in addition to the number of shares of common stock to which such holder is entitled to receive, the amount and kind of securities and assets such holder would have received had such holder already owned a number of shares of common stock equal to (x) the conversion rate immediately prior to the record date for the distribution of the securities or assets multiplied by (y) the number of notes, with a principal amount of $1,000 each, such holder owned.

        With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, which we refer to as a "spin-off," the conversion price will be decreased based on the following formula:

CP = CP0 ×	MP0 FMV + MP0

        where,

          CP0 = the conversion price in effect immediately prior to the open of business on the ex-dividend date for the spin-off;

          CP = the conversion price in effect immediately after the open of business on the ex-dividend date for the spin-off;

          FMV = the average of the closing sale prices of the capital stock or similar equity interests distributed to holders of our common stock applicable to one share of our common stock over the first 10 consecutive trading-day period commencing on, and including, the ex-dividend date for the spin-off (such period, the "valuation period"); and

          MP0 = the average of the closing sale prices of our common stock over the valuation period.

        The adjustment to the conversion price under the preceding paragraph of this clause (3) will be made immediately after the open of business on the day after the last day of the valuation period, but will be given effect as of the open of business on the ex-dividend date for the spin-off. If the ex-dividend date for the spin-off is less than 10 trading days prior to, and including, the end of the conversion period in respect of any conversion, references within this clause (3) to 10 trading days shall be deemed replaced, for purposes of calculating the affected daily conversion prices in respect of that conversion, with such lesser number of trading days as have elapsed from, and including, the ex-dividend date for the spin-off to, and including, the last trading day of such conversion period. For purposes of determining the conversion price, in respect of any conversion during the 10 trading days commencing on the ex-dividend date for any spin-off, references within the portion of this clause (3) related to "spin-offs" to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed from, and including, the ex-dividend date for such spin-off to, but excluding, the relevant conversion date.

        If any dividend or distribution described in this clause (3) is declared but not paid or made, the new conversion price shall be readjusted to the conversion price that would then be in effect if such dividend or distribution had not been declared.

        (4)   If we make or pay any cash dividend or distribution to all or substantially all holders of our outstanding common stock (other than (i) distributions described in clause (5) below and (ii) any dividend or distribution in connection with our liquidation, dissolution or winding up), the conversion price will be decreased based on the following formula:

CP = CP0 ×	SP0 - C SP0

        where,

          CP0 = the conversion price in effect immediately prior to the open of business on the ex-dividend date for such dividend or distribution;

          CP = the conversion price in effect immediately after the open of business on the ex-dividend date for such dividend or distribution;

          SP0 = the average of the closing sale prices of our common stock over the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the ex-dividend date for such dividend or distribution; and

          C = the amount in cash per share we pay or distribute to holders of our common stock.

        If the amount in cash per share we pay or distribute to holders of our common stock attributable to one share of common stock is equal to or greater than the average of the closing sale prices of the common stock over the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution, in lieu of the foregoing adjustment, we will pay each holder of notes, at the same time and upon the same terms as holders of shares of our common stock, the amount of cash such holder would have received had such holder already owned a number of shares of common stock equal to (x) the conversion rate immediately prior to the record date for the distribution of such cash multiplied by (y) the number of notes, with a principal amount of $1,000 each, such holder owned.

        If any dividend or distribution described in this clause (4) is declared but not so paid or made, the new conversion price shall be readjusted to the conversion price that would then be in effect if such dividend or distribution had not been declared.

        (5)   If we or any of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock, and if the cash and value of any other consideration included in the payment per share of common stock exceeds the average of the closing sale prices of our common stock over the 10 consecutive trading-day period commencing on, and including, the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the "expiration date"), the conversion price will be decreased based on the following formula:

CP = CP0 ×	OS0 × SP AC + (OS × SP)

        where,

          CP0 = the conversion price in effect immediately prior to the open of business on the trading day next succeeding the expiration date;

          CP = the conversion price in effect immediately after the open of business on the trading day next succeeding the expiration date;

          AC = the aggregate value of all cash and any other consideration (as determined in good faith by our board of directors or a duly authorized committee thereof) paid or payable for shares purchased in such tender or exchange offer;

          OS0 = the number of shares of our common stock outstanding immediately prior to the time (the "expiration time") such tender or exchange offer expires (prior to giving effect to such tender offer or exchange offer);

          OS = the number of shares of our common stock outstanding immediately after the expiration time (after giving effect to such tender offer or exchange offer); and

          SP = the average of the closing sale prices of our common stock over the 10 consecutive trading-day period commencing on, and including, the trading day next succeeding the expiration date.

        The adjustment to the conversion price under the preceding paragraph of this clause (5) will be given effect at the open of business on the trading day next succeeding the expiration date. If the trading day next succeeding the expiration date is less than 10 trading days prior to, and including, the end of the conversion period in respect of any conversion, references within this clause (5) to 10 trading days shall be deemed replaced, for purposes of calculating the affected daily conversion prices in respect of that conversion, with such lesser number of trading days as have elapsed from, and including, the trading day next succeeding the expiration date to, and including, the last trading day of such conversion period. For purposes of determining the conversion price, in respect of any conversion during the 10 trading days commencing on the trading day next succeeding the expiration date, references within this clause (5) to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed from, and including, the trading day next succeeding the expiration date to, but excluding, the relevant conversion date.

        For purposes hereof, the term "ex-dividend date," when used with respect to any dividend or distribution, means the first date on which shares of common stock trade, regular way, on the relevant exchange or in the relevant market from which the sale price was obtained without the right to receive such dividend or distribution.

        If:

  •
  we elect to satisfy our conversion obligation through delivery of a combination of cash and common stock, and shares of common stock are deliverable to settle the daily net share settlement value for a given trading day within the conversion period applicable to notes that you have converted,

  •
  any distribution or transaction described in clauses (1) to (5) above has not yet resulted in an adjustment to the conversion price on the trading day in question, and

  •
  the shares you will receive in respect of such trading day are not entitled to participate in the relevant distribution or transaction (because they were not held on a related record date or otherwise), then we will adjust the number of shares that we deliver to you in respect of the relevant trading day to reflect the relevant distribution or transaction.

        If:

  •
  we elect to satisfy our conversion obligation solely in shares of common stock,

  •
  any distribution or transaction described in clauses (1) to (5) above has not yet resulted in an adjustment to the conversion price on a given conversion date, and

  •
  the shares you will receive on settlement of the related conversion are not entitled to participate in the relevant distribution or transaction (because they were not held on a related record date or otherwise), then we will adjust the number of shares that we deliver to you in respect of the relevant trading day to reflect the relevant distribution or transaction.

        You will receive, in addition to any common stock received in connection with such conversion, the related rights under the rights agreement between us and Mellon Investor Services LLC, as rights agent, as amended, or any other rights plan in effect upon conversion of the notes, unless prior to any conversion, the rights have separated from the common stock, in which case the conversion price will be adjusted at the time of separation as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness or other assets or property as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

        In the event of:

  •
  any reclassification of our common stock;

  •
  a consolidation, merger or binding share exchange involving Genco; or

  •
  a sale, assignment, conveyance, transfer, lease or other disposition to another person of our property and assets as an entirety or substantially as an entirety,

in each case, in which holders of our outstanding common stock are entitled to receive cash, securities or other property for their shares of our common stock ("reference property"), holders of notes will generally be entitled thereafter to convert their notes into the kind and amount of shares of stock, other securities or other property or assets (including cash, or any combination of the foregoing) that a holder of common stock would have owned or been entitled to receive in respect of a number of shares of our common stock equal to (x) the conversion rate immediately prior to such transaction multiplied by (y) the number of notes, with a principal amount of $1,000 each, such holder owned; provided that, at and after the effective time of any such transaction, any amount otherwise payable in cash upon conversion of the notes will continue to be payable as described under the provision under "—Settlement upon Conversion," including our right to determine the form of consideration as described therein. If the notes become convertible into reference property, we will notify the trustee and issue a press release containing the relevant information (and make the press release available on our website). Throughout this section ("—Conversion of Notes"), if our common stock has been replaced by reference property as a result of any transaction described in the preceding sentence, references to our common stock are intended to refer to such reference property.

        For purposes of the foregoing, the type and amount of consideration that holders of our common stock are entitled to in the case of reclassifications, consolidations, mergers, combinations, binding share exchanges, sales or transfers of assets or other transactions that cause our common stock to be converted into the right to receive more than a single type of consideration because the holders of our common stock have the right to elect the type of consideration they receive will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election. We will notify holders of the weighted average as soon as practicable after such determination is made.

        We are permitted to reduce the conversion price of the notes by any amount for a period of at least 20 business days so long as the reduction is irrevocable during the period and our board of directors determines that such reduction would be in our best interest. We must give at least 15 days' prior notice of any such reduction in the conversion price. We may also (but are not required to) reduce the conversion price to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar events. We will not take any action that would result in adjustment of the conversion price, pursuant to the provisions described above, in such a manner as to result in the reduction of the conversion price to less than the par value per share of our common stock.

        You may, in some circumstances, including the distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion price. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion price, see "Tax Considerations" below for a relevant discussion.

        The conversion price will not be adjusted:

  •
  upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

  •
  upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of, or assumed by, us or any of our subsidiaries;

  •
  upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

  •
  for a change in the par value of our common stock; or

  •
  for accrued and unpaid interest, if any.

        Adjustments to the conversion rate will be calculated to the nearest 1/10,000th of a share. Notwithstanding anything in this section "—Conversion Price Adjustments" to the contrary, we will not be required to adjust the conversion price unless the adjustment would result in a change of at least 1% of the conversion price. However, we will carry forward any adjustments that are less than 1% of the conversion price and make such carried forward adjustments (1) when the cumulative net effect of all adjustments not yet made will result in a change of at least 1% of the conversion price or

(2) regardless of whether the aggregate adjustment is less than 1%, (a) upon any date upon which we give notice of a fundamental change and (b) on each of the trading days within any conversion period.

        Whenever any provision of the indenture requires us to calculate the daily VWAP or closing sale price of our common stock over a span of multiple days, we will make appropriate adjustments to account for any adjustment to the conversion price that becomes effective, or any event requiring an adjustment to the conversion price where the ex-dividend date of the event occurs, at any time during the period from which such prices are to be calculated.

        Except as described in this section or in "—Adjustment to Conversion Rate upon Conversion upon a Make Whole Adjustment Event," we will not adjust the conversion price. No adjustment to the conversion price need be made for a given transaction if holders of the notes will participate in that transaction, without conversion of the notes, in the same manner and at the same time as a holder of the shares of common stock into which their notes are convertible would participate.

        We will not take any action that would result in an adjustment without complying with New York Stock Exchange Rule 312 (which requires stockholder approval of certain issuances of stock), or any similar rule of any other stock exchange on which our common stock may be listed, if applicable.

        If we adjust the conversion price pursuant to the above provisions, we will deliver to the conversion agent a certificate setting forth the conversion price, detailing the calculation of the conversion price and describing the facts upon which the adjustment is based. In addition, we will issue a press release containing the relevant information (and make the press release available on our website).

  Conversion Procedures

        Holders may convert their notes only in denominations of $1,000 principal amount and integral multiples thereof. Delivery of our common stock and cash upon conversion in accordance with the terms of the notes will be deemed to satisfy our obligation to pay the principal amount of the notes.

        The right of conversion attaching to any note may be exercised (a) if such note is represented by a global security, by book-entry transfer to the conversion agent through the facilities of DTC and compliance with DTC's then applicable conversion procedures or (b) if such note is represented by a certificated security, by delivery of such note at the specified office of the conversion agent, accompanied by a duly signed and completed notice of conversion and appropriate endorsements and transfer documents if required by the conversion agent. A holder delivering a note for conversion will be required to pay any taxes or duties payable in respect of the issue or delivery of our common stock upon conversion in a name other than that of the holder.

        We will not issue fractional shares of common stock upon conversion of notes. Instead, we will pay cash in lieu of fractional shares based on the daily VWAP of our common stock on the relevant conversion date (if we elect to satisfy our conversion obligation solely in shares of our common stock) or based on the daily VWAP of our common stock on the last trading day of the relevant conversion period (in the case of any other settlement method).

        If you have submitted your notes for purchase upon a fundamental change, you may only convert your notes if you withdraw your purchase notice prior to the fundamental change purchase date, as described below under "—Purchase of Notes at Your Option upon a Fundamental Change." If your notes are submitted for purchase upon a fundamental change, your right to withdraw your purchase notice and convert the notes that are subject to purchase will terminate at 5:00 p.m. (New York City time) on the second scheduled trading day before such purchase date.

Adjustment to Conversion Rate upon Conversion upon a Make Whole Adjustment Event

        If you elect to convert your notes at any time from, and including, the effective date of a make whole adjustment event (as defined below) to, and including, the second scheduled trading day immediately preceding the related purchase date, or if a make whole adjustment event does not also constitute a fundamental change as described below under "—Conversion of Notes—Purchase of Notes at Your Option upon a Fundamental Change," the 40th scheduled trading day immediately following the effective date of such make whole adjustment event (such period, the "make whole adjustment event period"), the conversion rate will be increased by an additional number of shares of common stock (these shares being referred to as the "additional shares") as described below. We will notify holders, the trustee and the conversion agent of the anticipated effective date of such make whole adjustment event and issue a press release as soon as practicable after we first determine the anticipated effective date of such make whole adjustment event (and make the press release available on our website). We will use our commercially reasonable efforts to give notice to holders of the anticipated effective date for a fundamental change not more than 70 scheduled trading days nor less than 40 scheduled trading days prior to the anticipated effective date.

        A "make whole adjustment event" is (i) any "change in control" included in clause (1), (2) or (4) of the definition of that term below under "—Purchase of Notes at Your Option Upon a Fundamental Change" and (ii) any "termination of trading" as defined below under "—Purchase of Notes at Your Option Upon a Fundamental Change." An acquisition, consolidation, merger or binding share exchange or a sale, assignment, conveyance, transfer, lease or other disposition otherwise constituting a change in control will not constitute a make whole adjustment event if at least 90% of the consideration paid for our common stock in that transaction, excluding cash payments for fractional shares and cash payments made pursuant to dissenters' appraisal rights, consists of shares of common stock traded on a U.S. national securities exchange, or will be so traded immediately following the merger or consolidation, and, as a result of the merger or consolidation, the notes become convertible into such shares of such common stock.

        The number of additional shares by which the conversion rate will be increased for conversions in connection with a make whole adjustment event will be determined by reference to the table below, based on the date on which the make whole adjustment event occurs or becomes effective, which we refer to as the "effective date", and (1) the price paid or deemed paid per share of our common stock in the change in control in the case of a make whole adjustment event described in the second clause of the definition of change in control, in the event that our common stock is acquired for cash, or (2) the average of the closing sale prices of our common stock over the five trading-day period ending on the trading day immediately preceding the effective date of such other make whole adjustment event, in the case of any other make whole adjustment event. We refer to the amount determined under the first or second clause of the preceding sentence, as applicable, as the "stock price."

        The stock prices set forth in the first row of the table below (i.e., column headers) will be adjusted as of any date on which the conversion price of the notes is adjusted as described under "—Conversion of Notes—Conversion Price Adjustments." The stock prices in the table will be adjusted by the same adjustment factor applied to the conversion price as described under "—Conversion of Notes—Conversion Price Adjustments" above and the number of additional shares will be adjusted by the inverse of that adjustment factor.

        The following table sets forth the number of additional shares to be added to the conversion rate for each $1,000 principal amount of notes based on hypothetical stock prices and effective dates:

Stock Price
Effective Date	$	$	$	$	$	$	$	$	$	$	$	$	$	$	$
, 2010
August 15, 2011
August 15, 2012
August 15, 2013
August 15, 2014
August 15, 2015

        The stock prices and additional share amounts set forth above are based upon the initial price to the public of the shares offered in the common stock offering that was conducted concurrently with this offering of the notes, $            , and an initial conversion price of $            .

        Notwithstanding anything in the indenture to the contrary, we may not increase the conversion rate to more than            shares per $1,000 principal amount of notes pursuant to the events described in this section, though we will adjust such number of shares for the same events for which we must adjust the conversion price as described under "—Conversion of Notes—Conversion Price Adjustments" above, by the inverse of the adjustment factor applied to the conversion price under that section.

        The exact stock prices and effective dates may not be set forth in the table above, in which case if the stock price is:

  •
  between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day year;

  •
  in excess of $            per share (subject to adjustment), no additional shares will be issued upon conversion; and

  •
  less than $            per share (subject to adjustment), no additional shares will be issued upon conversion.

        If our obligation to increase the amount of shares delivered upon conversion upon a make whole adjustment event were characterized as a penalty, enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

Purchase of Notes at Your Option upon a Fundamental Change

        If a fundamental change occurs, you will have the option to require us to purchase for cash all or any part of your notes that is equal to $1,000, or an integral multiple of $1,000, on the day of our choosing that is not less than 20 or more than 30 business days after the occurrence of such fundamental change (such day, the "fundamental change purchase date") at a purchase price (the "fundamental change purchase price") equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest to but excluding the fundamental change purchase date (unless the fundamental change purchase date is after a regular record date and on or prior to the interest payment date to which it relates, in which case interest accrued to the interest payment date will be paid to holders of the notes as of the preceding record date and the price we are required to pay to the holder surrendering the note for repurchase will be equal to 100% of the principal amount of notes subject to repurchase and will not include any accrued and unpaid interest). Any notes we purchase will be paid for in cash.

        We will mail to the trustee and to each holder a written notice of the fundamental change within 10 business days after the occurrence of such fundamental change, and issue a press release announcing the occurrence of such fundamental change (and make the press release available on our website). This notice shall state certain specified information, including:

  •
  the events causing the fundamental change;

  •
  the effective date of the fundamental change, and whether the fundamental change is a make whole adjustment event, in which case the effective date of the make whole adjustment event;

  •
  information about the holders' right to convert the notes;

  •
  information about the holders' right to require us to purchase the notes;

  •
  the last date on which a holder may exercise the purchase right;

  •
  the fundamental change purchase price;

  •
  the fundamental change purchase date;

  •
  the conversion price and any adjustments to the conversion price;

  •
  the procedures required for exercise of the purchase option upon the fundamental change; and

  •
  the name and address of the paying and conversion agents.

        You must deliver written notice of your exercise of this purchase right to the paying agent during the period between the fundamental change notice and the close of business on the second scheduled trading day immediately preceding the fundamental change purchase date. The written notice must specify the notes for which the purchase right is being exercised. If you wish to withdraw this election, you must provide a written notice of withdrawal to the paying agent at any time until the close of business on the second scheduled trading day prior to the fundamental change purchase date. If the notes are not in certificated form, the notice given by each holder (and any withdrawal notice) must comply with applicable DTC procedures.

        "Fundamental change" means the occurrence of a change in control or a termination of trading.

        A "change in control" will be deemed to have occurred if any of the following occurs after the time the notes are originally issued:

  (1)
  any "person" or "group" is or becomes the "beneficial owner," directly or indirectly, of shares of our voting stock representing 50% or more of the total voting power of all outstanding classes of our voting stock entitled to vote generally in elections of directors, or has the power, directly or indirectly, to elect a majority of the members of our board of directors;

  (2)
  we consolidate with, enter into a binding share exchange with, or merge with or into, another person or we sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of our assets, or any person consolidates with, or merges with or into, us, in any such event, other than any transaction:

  (a)
  pursuant to which the persons that "beneficially owned," directly or indirectly, the shares of our voting stock immediately prior to such transaction "beneficially own," directly or indirectly, shares of our voting stock representing at least a majority of the total voting power of all outstanding classes of voting stock of the surviving or transferee person and such holders' proportional voting power immediately after such transaction vis-à-vis each other with respect to the securities they receive in such transaction shall be in substantially the same proportions as their respective voting power vis-à-vis each other immediately prior to such transaction; or

    (b)
    which (i) is effected solely to change our jurisdiction of incorporation and (ii) results in a reclassification, conversion or exchange of outstanding shares of our common stock solely into shares of common stock of the surviving entity;

  (3)
  the first day on which a majority of the members of our board of directors are not continuing directors; or

  (4)
  the holders of our capital stock approve any plan or proposal for the liquidation or dissolution of Genco (whether or not otherwise in compliance with the indenture).

However, notwithstanding the foregoing, holders of the notes will not have the right to require us to purchase any notes under the clause (1) or (2) of the definition of "change of control" above, and we will not be required to deliver the fundamental change notice incidental thereto as a result of any acquisition, consolidation, merger or binding share exchange or a sale, assignment, conveyance, transfer, lease or other disposition if at least 90% of the consideration paid for our common stock in that transaction, excluding cash payments for fractional shares and cash payments made pursuant to dissenters' appraisal rights, consists of shares of common stock traded on a U.S. national securities exchange, or will be so traded immediately following the merger or consolidation, and, as a result of the merger or consolidation, the notes become convertible into such shares of such common stock.

        A "termination of trading" means that our common stock or other securities into which the notes are convertible are not approved for listing on any U.S. national securities exchange.

        If any transaction in which our common stock is replaced by the securities of another entity occurs, following completion of any related make whole adjustment event period and any related fundamental change purchase date, references to us in the definitions of "fundamental change," "change of control" and "termination of trading" above will apply to such other entity instead.

        For purposes of this change in control definition:

  •
  "person" or "group" have the meanings given to them for purposes of Sections 13(d) and 14(d) of the Exchange Act or any successor provisions, and the term "group" includes any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, or any successor provision;

  •
  a "beneficial owner" will be determined in accordance with Rule 13d -3 under the Exchange Act, as in effect on the date of the indenture, except that the number of shares of our voting stock will be deemed to include, in addition to all outstanding shares of our voting stock and unissued shares deemed to be held by the "person" or "group" or other person with respect to which the change in control determination is being made, all unissued shares deemed to be held by all other persons;

  •
  "continuing directors" means, as of any date of determination, any member of our board of directors who (i) was a member of such board of directors on the date of the original issuance of the notes, or (ii) was nominated for election or elected to such board of directors with the approval of a majority of the continuing directors who were members of such board at the time of such nomination or election;

  •
  "beneficially own" and "beneficially owned" have meanings correlative to that of beneficial owner;

  •
  "unissued shares" means shares of voting stock not outstanding that are subject to options, warrants, rights to purchase or conversion privileges exercisable within 60 days of the date of determination of a change in control; and

  •
  "voting stock" means any class or classes of capital stock or other interests then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors, managers or trustees.

        The term "all or substantially all" as used in the definition of change in control in respect of the sale, lease or transfer of our assets will likely be interpreted under applicable law and will be dependent upon particular facts and circumstances. Although there is a developing body of case law under the law of certain U.S. states, including Delaware, interpreting the phrase "substantially all," there is no precise, established definition of this phrase under applicable law. As a result, we cannot assure you how a court would interpret this phrase under applicable law if you elect to exercise your rights following the occurrence of a transaction which you believe constitutes a transfer of "all or substantially all" of our assets.

        We will be required to purchase the notes that have been validly surrendered for purchase and not withdrawn on the fundamental change purchase date. You will receive payment of the fundamental change purchase price promptly following the later of the fundamental change purchase date or the time of book-entry transfer or the delivery of your notes. If the paying agent holds money or securities sufficient to pay the fundamental change purchase price of the notes on the fundamental change purchase date, then:

  •
  the notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent); and

  •
  all other rights of the holder will terminate (other than the right to receive the fundamental change purchase price and previously accrued and unpaid interest upon book-entry transfer or delivery of the notes).

        In connection with any purchase of notes in the event of a fundamental change, we will in accordance with the indenture:

  •
  comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act, to the extent any such rules are applicable;

  •
  file a Schedule TO or any successor or similar schedule, if required, under the Exchange Act; and

  •
  otherwise comply with all federal and state securities laws in connection with any offer by us to purchase the notes upon a fundamental change.

        No notes may be purchased by us at the option of holders upon a fundamental change if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to the purchase date for such fundamental change.

        This fundamental change purchase feature may make more difficult or discourage a takeover of us and the removal of incumbent management. We are not, however, aware of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. In addition, the fundamental change purchase feature is not part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change purchase feature is a standard term contained in other similar convertible debt offerings.

        We could, in the future, enter into certain transactions, including recapitalizations, that would not constitute a fundamental change but would increase the amount of debt, including senior indebtedness, outstanding, or otherwise adversely affect a holder. Neither we nor our subsidiaries are prohibited from incurring debt, including senior indebtedness, under the indenture. The incurrence of significant amounts of additional debt could adversely affect our ability to service our debt, including the notes.

        If a fundamental change were to occur, we may not have sufficient funds to pay the fundamental change purchase price for the notes tendered by holders. Any future credit agreements or other agreements relating to our indebtedness may contain provisions prohibiting purchase of the notes under some circumstances or expressly prohibiting our purchase of the notes upon a fundamental change or may provide that a fundamental change constitutes an event of default under that agreement. If a fundamental change were to occur at a time when we are prohibited from purchasing notes, we could seek the consent of our lenders to purchase the notes or attempt to refinance this debt. If we did not obtain any required consent, we would not be permitted to purchase the notes. Our failure to purchase tendered notes would constitute an event of default under the indenture, which could constitute an event of default under our senior indebtedness then outstanding, if any, and might constitute a default under the terms of our other indebtedness then outstanding, if any.

Payment of Additional Amounts

        We will, subject to the exceptions and limitations set forth below, pay to a holder of any note, as additional interest, such additional amounts (the "additional amounts") as may be necessary in order that every net payment by us or a paying agent of the principal of and interest on the notes and any other amounts payable on the notes (including cash payable in settlement of our conversion obligation in respect of converted notes) after withholding or deduction for or on account of any present or future tax, assessment or governmental charge imposed or levied by a relevant jurisdiction, will not be less than the amount provided for in the note or to be then due and payable. The term "relevant jurisdiction" as used herein means the Marshall Islands or any other jurisdiction in which Genco is organized or maintains an executive office or place of management or any political subdivision or taxing authority thereof or therein or any other jurisdiction from or through which Genco makes payment on any note.

        However, the obligation to pay additional amounts shall not apply to:

  •
  any tax, assessment or other governmental charge that would not have been so imposed but for the existence of any present or former connection between the holder (or between a fiduciary, settlor, beneficiary, member or shareholder of the holder, if the holder is an estate, a trust, a partnership, a limited liability company or a corporation) and a relevant jurisdiction or its possessions, including, without limitation, the holder (or such fiduciary, settlor, beneficiary, member or shareholder) being or having been a citizen or resident of a relevant jurisdiction or its possessions or being or having been engaged in a trade or business or present in a relevant jurisdiction or its possessions or having, or having had, a permanent establishment in a relevant jurisdiction or its possessions;

  •
  any estate, inheritance, gift, sales, transfer, capital gains, excise or personal property tax or any similar tax, assessment or governmental charge;

  •
  any tax, assessment or other governmental charge that is payable otherwise than by withholding or deduction from payments on or in respect of any note;

  •
  any tax, assessment or other governmental charge that would not have been imposed but for the failure to comply with certification, information or other reporting requirements concerning the nationality, residence or identity of the holder (or a fiduciary, settlor, beneficiary, member, or interestholder of the holder, if the holder is an estate, a trust, a partnership, or a limited liability company) or beneficial owner of that note, if compliance therewith is required by a relevant jurisdiction or taxing authority thereof or therein as a precondition to relief or exemption from the tax, assessment or other governmental charge;

  •
  any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of, or interest on any note, if payment can be made without withholding by at least one other paying agent; or

  •
  in the case of any combination of the items listed above.

Nor will additional amounts be paid with respect to any payment on a note to a holder who is a fiduciary, a partnership, a limited liability company or other than the sole beneficial owner of that payment to the extent that payment would be required by the laws of a relevant jurisdiction to be included in the income, for tax purposes, of a beneficiary or settlor with respect to the fiduciary, a member of that partnership, an interestholder in that limited liability company or a beneficial owner who would not have been entitled to the additional amounts had that beneficiary, settlor, member, interestholder, or beneficial owner been the holder.

Events of Default

        Each of the following will constitute an event of default under the indenture:

  (1)
  we fail to pay the principal of any note when due;

  (2)
  we fail to pay the conversion obligation owing upon conversion of any note (including any additional shares) within the time period required by the indenture;

  (3)
  we fail to pay any interest amounts on any note when due if such failure continues for 30 days;

  (4)
  we fail to perform any other covenant required of us in the indenture (other than a covenant or agreement a default in whose performance or whose breach is specifically dealt with in clauses (1) through (3) above) if such failure continues for 60 days after notice is given in accordance with the indenture;

  (5)
  we fail to pay the purchase price of any note when due;

  (6)
  we fail to provide timely notice of a fundamental change in accordance with the terms of the indenture;

  (7)
  any indebtedness for money borrowed by, or any other payment obligation of, us or any of our subsidiaries that is a "significant subsidiary" (or any group of subsidiaries that, taken together, would constitute a "significant subsidiary" as defined in Regulation S-X under the Securities Act), in an outstanding principal amount, individually or in the aggregate, in excess of $50 million is not paid at final maturity (or when otherwise due) or is accelerated and such indebtedness is not discharged (or such default in payment or acceleration is not cured or rescinded) within 30 days after written notice as provided in the indenture; provided that a payment obligation (other than indebtedness for borrowed money) shall not be deemed to have matured, come due, or been accelerated to the extent that it is being disputed by the relevant obligor or obligors in good faith;

  (8)
  we fail or any of our subsidiaries that is a "significant subsidiary" (or any group of subsidiaries that, taken together, would constitute a "significant subsidiary" as defined in Regulation S-X under the Securities Act) fails to pay one or more final and non-appealable judgments entered by a court or courts of competent jurisdiction, other than judgments in respect of any vessel in respect of matters occurring prior to our ownership of such vessel, the aggregate uninsured or unbonded portion of which is in excess of $50 million, if the judgments are not paid, discharged or stayed within 60 days after we receive actual notice thereof; and

  (9)
  certain events of bankruptcy, insolvency or reorganization of us or any of our subsidiaries that is a "significant subsidiary" (or any group of subsidiaries that, taken together, would constitute a "significant subsidiary" as defined in Regulation S-X under the Securities Act).

        If an event of default, other than an event of default described in clause (9) above with respect to us, occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may declare the principal amount of the notes to be due and payable immediately. If an event of default described in clause (9) above occurs with respect to us, the principal amount of the notes will automatically become immediately due and payable.

        After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the notes may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, have been cured or waived.

        Notwithstanding the foregoing, if we so elect, the sole remedy under the indenture for an event of default relating to the failure to comply with our reporting obligations to the trustee and the SEC, as described under "—Reports" below, and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act, will, for the 180 days after the occurrence of such an event of default, consist exclusively of the right to receive additional interest on the notes at an annual rate equal to 0.50% of the aggregate principal amount of the notes to, but not including, the 181st day thereafter (or, if applicable, the earlier date on which the event of default relating to the reporting obligations is cured or waived). Any such additional interest will be payable in the same manner and on the same dates as the stated interest payable on the notes. If the event of default is continuing on the 181st day after an event of default relating to a failure to comply with the reporting obligations described above first occurs, the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other events of default. References in this prospectus supplement and the accompanying prospectus to interest on the notes are, except as otherwise required by the context, intended to refer to any additional interest and additional amounts as well as to regular interest.

        In order to elect to pay additional interest as the sole remedy during the first 180 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, we must notify all holders of record of notes and the trustee and paying agent of such election on or before the close of business on the fifth business day after the date on which such event of default otherwise would occur. Upon our failure to timely give such notice or pay additional interest, the notes will be immediately subject to acceleration as provided above.

        Subject to the trustee's duties in the case of an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders have offered to the trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Subject to the indenture, applicable law and the trustee's indemnification, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes. The indenture provides that in the event an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of his or her own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability.

        No holder will have any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture unless:

  •
  the holder has previously given the trustee written notice of a continuing event of default;

  •
  the holders of at least 25% in aggregate principal amount of the notes then outstanding have made a written request and have offered reasonable indemnity to the trustee to institute such proceeding as trustee; and

  •
  the trustee has failed to institute such proceeding within 60 days after such notice, request and offer and has not received from the holders of a majority in aggregate principal amount of the notes then outstanding a direction inconsistent with such request within 60 days after such notice, request and offer.

        However, the above limitations do not apply to a suit instituted by a holder for the enforcement of payment of the principal of or interest amounts on any note on or after the applicable due date or the right to convert the note in accordance with the indenture.

        Generally, the holders of not less than a majority of the aggregate principal amount of outstanding notes may waive any default or event of default unless:

  •
  we fail to pay the principal of or any interest amounts on any note when due;

  •
  we fail to pay the cash and deliver the shares of common stock owing upon conversion of any note (including additional shares, if any) within the time period required by the indenture; or

  •
  we fail to comply with any of the provisions of the indenture that would require the consent of the holder of each outstanding note affected.

        The indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of or interest, including any additional interest, on any note, the trustee may withhold notice if and so long as a committee of trust officers of the trustee in good faith determines that withholding notice is in the interests of the holders. In addition, we are required to deliver to the trustee (i) within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year and whether Genco, to the officer's knowledge, is in default in the performance or observance of any of the terms, provisions and conditions of the indenture and (ii) within 30 days after the occurrence thereof, written notice of any events which constitute defaults under clause (7), (8) or (9) above, their status and what action we are taking or propose to take in respect thereof.

Modification and Waiver

        We and the trustee may amend or supplement the indenture with respect to the notes with the consent of the holders of a majority in aggregate principal amount of the outstanding notes. In addition, the holders of a majority in aggregate principal amount of the outstanding notes may waive our compliance in any instance with any provision of the indenture without notice to the other holders of notes. However, no amendment, supplement or waiver may be made without the consent of each holder of outstanding notes affected thereby if such amendment, supplement or waiver would:

  •
  change the stated maturity of the principal of, or any interest amounts on, the notes;

  •
  reduce the principal amount of or interest amounts on the notes;

  •
  reduce the amount of principal payable upon acceleration of the maturity of the notes;

  •
  change the currency of payment of principal of or interest amounts on the notes or change any note's place of payment;

  •
  impair the right of any holder to receive payment of principal of and interest on such holder's notes on or after the due dates therefor or to institute suit for the enforcement of any payment on, or with respect to, the notes;

  •
  modify the provisions with respect to the purchase rights of the holders as described above under "—Purchase of Notes at Your Option upon a Fundamental Change" in a manner adverse to holders of notes;

  •
  change the ranking of the notes;

  •
  adversely affect the right of holders to convert notes; or

  •
  modify provisions with respect to modification, amendment or waiver (including waiver of events of default), except to increase the percentage required for modification, amendment or waiver or to provide for consent of each affected holder of notes.

        We and the trustee may amend or supplement the indenture or the notes without notice to, or the consent of, the holders of the notes to, among other things, (1) cure any ambiguity, defect or inconsistency or (2) make any other change that does not adversely affect the rights of any holder in any material respect. Any amendment or supplement made solely to conform the provisions of the indenture and notes to the description of the indenture and the notes contained in this prospectus supplement or the accompanying prospectus will be deemed not to adversely affect the rights of any holder.

        The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Consolidation, Merger and Sale of Assets

        We may not consolidate with, enter into a binding share exchange with, or merge with or into, another person or sell, assign, convey, transfer, lease or otherwise dispose of our properties and assets substantially as an entirety to any successor person, unless:

  •
  the successor person, if any, is a corporation organized and existing under the laws of a permitted jurisdiction (as defined below) and expressly assumes by supplemental indenture all of our obligations under the notes and the indenture;

  •
  immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

  •
  other conditions specified in the indenture are met.

        A "permitted jurisdiction" means the Marshall Islands, the United States of America, any state of the United States or the District of Columbia, any member state of the European Union, Liberia, Malta, Bermuda, the Bahamas, Panama, the British Virgin Islands, the Cayman Islands, the Isle of Man, Norway, Hong Kong, Taiwan, Antigua and Barbuda, Barbados, Belize, Cyprus, Gibraltar (UK), Jamaica, Netherlands Antilles, St. Vincent, Singapore or any other country recognized by the United States of America with an investment grade sovereign debt rating from either Standard & Poor's Ratings Services or Moody's Investors Service, Inc.

        Upon any such consolidation, merger or transfer, the resulting, surviving or transferee corporation (if not us) shall succeed to, and may exercise every right and power of, Genco under the indenture.

        Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a change of control (as defined above) permitting each holder to require us to purchase the notes of such holder as described above.

Satisfaction and Discharge

        We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding notes or depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at the stated maturity, any fundamental change purchase date or upon conversion or otherwise, cash or cash and shares of our common stock, if any (solely to satisfy outstanding conversions, if applicable), sufficient to pay all of the outstanding notes and all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Transfer and Exchange

        A holder may transfer or exchange notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of notes, but any tax or similar governmental charge required by law or permitted by the indenture because a holder requests any shares to be issued in a name other than such holder's name will be paid by such holder. We are not required to transfer or exchange any note surrendered for repurchase or conversion except for any portion of that note not being repurchased or converted, as the case may be.

        We have initially appointed the trustee as the security registrar, paying agent and conversion agent, acting through its corporate trust office. We reserve the right to:

  •
  vary or terminate the appointment of the security registrar, paying agent or conversion agent;

  •
  appoint additional paying agents or conversion agents; or

  •
  approve any change in the office through which any security registrar or any paying agent or conversion agent acts.

Payment and Paying Agents

        Payments in respect of the principal and interest, including additional interest, if any, on global notes registered in the name of DTC or its nominee will be payable to DTC or its nominee, as the case may be, in its capacity as the registered holder under the indenture. In the case of certificated notes, payments will be made in U.S. dollars at the office of the trustee or, at our option, by check mailed to the holder's registered address (or, if requested by a holder of more than $5,000,000 principal amount of notes, by wire transfer to the account in the United States designated by such holder). We will make any required interest payments to the person in whose name each note is registered at the close of business on the record date for the interest payment.

        The trustee will be designated as our paying agent for payments on the notes. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

        Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent shall pay to us upon written request any money held by them for payments on the notes that remain unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment. In that case, all liability of the trustee or paying agent with respect to that money will cease.

Purchase and Cancellation

        All notes surrendered for payment, registration of transfer or exchange or conversion shall, if surrendered to any person other than the trustee, be delivered to the trustee. All notes delivered to the trustee shall be cancelled promptly by the trustee. No notes shall be authenticated in exchange for any notes cancelled, except as provided in the indenture.

        We may, to the extent permitted by law, purchase notes in the open market or by tender offer at any price or by private agreement. Any notes purchased by us may, to the extent permitted by law, be reissued or resold or may, at our option, be surrendered to the trustee for cancellation. Any notes surrendered for cancellation may not be reissued or resold and will be promptly cancelled. Any notes held by us or one of our subsidiaries shall be disregarded for voting purposes in connection with any notice, waiver, consent or direction requiring the vote or concurrence of holders of the notes.

Reports

        So long as any notes are outstanding, we will (i) file with the SEC within the time periods prescribed by its rules and regulations and (ii) furnish to the trustee and the holders of the notes within 15 days after the date on which each such filing is made, all quarterly and annual financial information required to be contained in Forms 10-Q and 10-K and, with respect to the annual consolidated financial statements only, a report thereon by our independent auditors. We shall not be required to file any report or other information with the SEC if the SEC does not permit such filing, although such reports will be required to be furnished to the trustee. Documents filed by us with the SEC via the EDGAR system will be deemed furnished to the trustee and the holders of the notes as of the time such documents are filed via EDGAR.

Replacement of Notes

        We will replace mutilated, destroyed, stolen or lost notes at your expense upon delivery to the trustee of the mutilated notes, or evidence of the loss, theft or destruction of the notes satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of such note before a replacement note will be issued.

Calculations in Respect of the Notes

        We and our agents will be responsible for making the calculations called for under the indenture and the notes. These calculations include, but are not limited to, determination of the closing sale price of our common stock, adjustments to the conversion price and rate, the amount of conversion consideration deliverable in respect of any conversion and accrued interest payable on the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on the holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder upon the request of that holder.

Notices

        Except as otherwise described herein, notice to holders of the notes will be given to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing or electronic delivery. Whenever a notice is required to be given by us, such notice may be given by the trustee on our behalf (and we will make any notice we are required to give to holders available on our website).

Governing Law

        Each of the indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Concerning the Trustee

        The Bank of New York Mellon has agreed to serve as the trustee under the indenture. The trustee will be permitted to deal with us and our affiliates with the same rights as if it were not trustee. Under the Trust Indenture Act, if the trustee acquires any conflicting interest (as defined in the Trust Indenture Act) and there exists a default with respect to the notes, the trustee must eliminate such conflict or resign.

        The holders of a majority in principal amount of all outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the trustee. However, any such direction may not conflict with any law or the indenture, may not be unduly prejudicial to the rights of another holder or the trustee and may not involve the trustee in personal liability.

Book-Entry, Delivery and Form

        We will initially issue the notes in the form of one or more global securities. The global security will be deposited with the trustee as custodian for The Depository Trust Company, or DTC, and registered in the name of Cede & Co., as nominee of DTC. Except as set forth below, the global security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. You may hold your beneficial interests in the global security directly through DTC if you have an account with DTC or indirectly through organizations that have accounts with DTC. Notes in definitive, fully registered, certificated form, referred to as "certificated securities," will be issued only in certain limited circumstances described below.

        DTC has advised us that it is:

  •
  a limited purpose trust company organized under the laws of the State of New York;

  •
  a "banking organization" within the meaning of the New York State Banking Law;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

  •
  a "clearing agency" registered under Section 17A of the Exchange Act.

        DTC was created to hold securities of institutions that have accounts with DTC, referred to as "participants," and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, which may include the underwriters, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies, referred to as the "indirect participants," that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

  Book-Entry Procedures for the Global Notes

        We expect that, pursuant to procedures established by DTC upon the deposit of the global security with DTC, DTC will credit, on its book-entry registration and transfer system, the principal amount of notes represented by such global security to the accounts of participants. The accounts to be credited shall be designated by the underwriters. Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants' interests), the participants and the indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security.

        Owners of beneficial interests in global securities who desire to convert their interests into common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.

        So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global security for all purposes under the indenture and the notes. In addition, no owner of a beneficial interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC. Except as set forth below, as an owner of a beneficial interest in the global security, you will not be entitled to have the notes represented by the global security registered in your name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any notes under the global security. We understand that under existing industry practice, if an owner of a beneficial interest in the global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

        We will make payments of principal of, and any interest amounts on, the notes represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. Neither we, the trustee nor any of our or the trustee's respective agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

        We expect that DTC or its nominee, upon receipt of any payment of principal of, or any interest amounts on, the global security, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. Neither we, the trustee nor any of our or the trustee's respective agents will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global security for any note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

        Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

        DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if DTC notifies us that it is unwilling to be a depositary for the global security or ceases to be a clearing agency or there is an event of default under the notes, DTC will exchange the global security for certificated securities which it will distribute to its participants.

        Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we, the trustee nor any of our or the trustee's respective agents will have any responsibility, or liability, for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

 DESCRIPTION OF OTHER INDEBTEDNESS

2007 Credit Facility

        On July 20, 2007, we entered into an approximately $1.4 billion credit facility with DnB Nor Bank ASA (the "2007 Credit Facility") for the purpose of acquiring nine new Capesize vessels and refinancing our prior credit facility which we had entered into as of July 29, 2005 and short-term line of credit facility entered into as of May 3, 2007. DnB Nor Bank ASA is also Mandated Lead Arranger, Bookrunner, and Administrative Agent. We have used borrowings under the 2007 Credit Facility to repay amounts outstanding under our previous credit facilities, which have been terminated. We have currently utilized our maximum borrowing capacity under the 2007 Credit Facility.

        On January 26, 2009, we entered into an amendment to the 2007 Credit Facility, pursuant to which, in exchange for a waiver of the collateral maintenance financial covenant, we are required to suspend the payment of cash dividends and share repurchases until we can represent that we are in a position to satisfy such covenant as set forth in the 2007 Credit Facility.

        Our borrowings bear interest at LIBOR plus an applicable margin of 2.00% per annum. A commitment fee is payable on the unused daily portion of the 2007 Credit Facility.

        All amounts owing under the 2007 Credit Facility are secured by cross-collateralized first priority mortgages of each of our then existing vessels and any new vessels financed with the 2007 Credit Facility; an assignment of any and all earnings of the mortgaged vessels; an assignment of all insurances of the mortgaged vessels; a first priority perfected security interest in all of the shares of Jinhui Shipping and Transportation Limited owned by us; an assignment of certain charters of one year or more in duration; and a first priority pledge of our ownership interests in each subsidiary guarantor.

        The 2007 Credit Facility requires us to comply with a number of covenants, including financial covenants related to leverage, EBITDA ratios, cash thresholds, and collateral maintenance; as well as other customary covenants. As of July 20, 2010, we were in compliance with all of the financial covenants in the 2007 Credit Facility, other than the collateral maintenance covenant, as described above.

Baltic Trading Credit Facility

        On April 16, 2010, Baltic Trading entered into a $100,000,000 senior secured revolving credit facility with Nordea Bank Finland plc, acting through its New York branch. Baltic Trading's credit facility matures on April 16, 2014, and borrowings under the facility bear interest at LIBOR plus an applicable margin of 3.25% per annum. A commitment fee of 1.25% per annum is payable on the unused daily portion of the facility which began accruing on March 18, 2010 under the terms of the commitment letter entered into on February 25, 2010.

        Baltic Trading intends to use its credit facility primarily for bridge financing for future vessel acquisitions. In addition, under this facility, borrowings of up to $25,000,000 of the facility are available for working capital purposes. Borrowings, except those for working capital purposes, are to be repaid with proceeds from Baltic Trading's follow-on equity offerings or otherwise within twelve months from drawdown. Borrowings not repaid within such twelve months will be converted into term loans and repaid in equal monthly installments over the subsequent twelve-month period. All amounts outstanding must be repaid in full on the facility's maturity date.

        Borrowings under Baltic Trading's credit facility are secured by liens on Baltic Trading's initial vessels, once delivered (and any acceptable replacement vessels), and other related assets. Borrowings under the facility are subject to the delivery of security documents with respect to Baltic Trading's initial vessels. Baltic Trading has utilized an alternative under the facility to provide cash collateral equal to $225,000,000 minus the aggregate purchase price of Baltic Trading's first five vessels delivered in order to draw down on the facility while awaiting delivery of the Capesize vessel expected to be delivered in October 2010. This cash collateral would be released or forwarded to the seller of the vessel once such vessel is delivered and concurrently made subject to a lien under the facility. Baltic Trading's subsidiaries owning the initial vessels will act as guarantors under the facility.

        Baltic Trading's credit facility requires Baltic Trading to comply with a number of covenants, including financial covenants related to liquidity, consolidated net worth, and collateral maintenance; restrictions on changes in the Manager of Baltic Trading's initial vessels (or acceptable replacement vessels); limitations on changes to the Management Agreement between Baltic Trading and us; limitations on liens; limitations on additional indebtedness; restrictions on paying dividends; restrictions on transactions with affiliates; and other customary covenants.

Proposed $253,000,000 Term Loan Facility.

        On July 16, 2010, we entered into a commitment letter for a $253,000,000 senior secured term loan facility. We intend to use the credit facility to fund a portion of the purchase price of the proposed acquisition of thirteen vessels from Bourbon. Under the terms of the commitment letter, the credit facility would be drawn down in thirteen tranches in amounts based on the particular vessel being acquired, with one tranche per vessel. The credit facility would have a maturity date of five years from the date of the first drawdown under the facility (but in any case before August 15, 2015), and borrowings under the facility would bear interest, as elected by us, at LIBOR for an interest period of three or six months, plus 3.00% per annum. A commitment fee is payable on the undrawn committed amount of the credit facility, which begins accruing on the closing date of the credit facility. Borrowings are to be repaid quarterly with outstanding principal amortized on a per vessel basis and any outstanding amount under the credit facility to be paid in full on the maturity date. Borrowings under the credit facility will be secured by liens on the vessels proposed to be acquired and other related assets. Certain of our subsidiaries, each of which will own one of the vessels proposed to be acquired, will act as guarantors under the credit facility.

        The credit facility will require us to comply with a number of covenants, including financial covenants related to leverage, consolidated net worth, liquidity and interest coverage and dividends; collateral maintenance requirements; requirements to deliver quarterly and annual financial statements; requirements to maintain adequate insurances; and other customary covenants. The credit facility also contemplates the raising of additional financing through our concurrent convertible notes and common stock offerings. The credit facility would include usual and customary events of default and remedies for facilities of this nature.

        We plan to seek to enter into this secured credit facility after the closing of this offering. Availability of each tranche of the secured credit facility will be subject to the delivery of each vessel from Bourbon and other conditions and documentation relating to the collateral securing the credit facility.

Proposed $100,000,000 Term Loan Facility

        On July 14, 2010, we entered into a commitment letter for a $100,000,000 secured term loan facility. We intend to use the credit facility to fund or refund to us a portion of the purchase price of the proposed acquisition of the five Metrostar vessels. Under the terms of the commitment letter, the secured credit facility would be drawn down in five equal tranches of $20,000,000 each, with one tranche per vessel. The secured credit facility would have a final maturity date of seven years from the date of the first drawdown, and borrowings under the facility would bear interest at LIBOR for an interest period of one, three or six months (as elected by us), plus 3.00% per annum. A commitment fee is payable on the undrawn committed amount of the credit facility, which begins accruing on the date on which we enter into definitive documentation for the credit facility. Borrowings are to be repaid quarterly, with the outstanding principal amortized on a 13-year profile, with any outstanding amount under the credit facility to be paid in full on the final maturity date. Borrowings under the credit facility will be secured by liens on the vessels proposed to be acquired and other related assets. Certain of our subsidiaries, each of which will own one of the five vessels proposed to be acquired, will act as guarantors under the credit facility. In addition, we may, at our option, enter into an interest rate swap facility to hedge our exposure under the credit facility against fluctuations in the interest rate.

        The credit facility will require us to comply with a number of covenants, including financial covenants related to leverage, consolidated net worth, interest coverage and dividends; minimum working capital requirements; collateral maintenance requirements; requirements to deliver quarterly and annual financial statements; requirements to maintain adequate insurances; restrictions on change of control of the guarantors; prohibitions on changes in the commercial and technical manager of the vessels proposed to be acquired; and other customary covenants. The credit facility would include usual and customary events of default and remedies for facilities of this nature.

        We plan to seek to enter into final documentation for this credit facility after the closing of this offering. Availability of each tranche of the credit facility will be subject to our acquisition of each of the five vessels from Metrostar and other conditions and documentation relating to the collateral securing the credit facility.

        Entry into the proposed $253,000,000 and $100,000,000 secured term loan facilities is subject to definitive documentation and customary closing conditions; accordingly, no assurance can be given that these proposed secured credit facilities will be procured on the terms, including the amount available to be borrowed, described above. Please see "Risk Factors—Risks Relating to the Proposed Vessel Acquisitions—We cannot assure you that we will enter into the proposed new secured credit facilities or that, if we do so, we will be able to borrow all or any of the amounts committed thereunder."

DESCRIPTION OF CAPITAL STOCK

        For the complete terms of our common stock and preferred stock, please refer to our amended and restated articles of incorporation and the amendments thereto, and our amended and restated bylaws. The Business Corporations Act of the Republic of the Marshall Islands, or the BCA, may also affect the terms of these securities.

Authorized Capitalization

        Under our amended and restated articles of incorporation, as of July 20, 2010, our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.01 per share, of which 31,932,798 shares are issued and outstanding, and 25,000,000 shares of preferred stock, par value $0.01 per share, of which no shares are issued and outstanding.

Common Stock

  Voting Rights

        Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of shareholders. Except as required by law and by the terms of any series of preferred stock designated by the board of directors pursuant to our amended and restated articles of incorporation, our common stock has the exclusive right to vote for the election of directors and for all other purposes. Our common stock votes together as a single class.

  Dividends

        Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of shares of common stock are entitled to receive, ratably, all dividends, if any, declared by our board of directors out of funds legally available for dividends.

  Liquidation Rights

        Upon our dissolution or liquidation or the sale of all or substantially all our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our common stock will be entitled to receive, pro rata, our remaining assets available for distribution.

  Other Rights

        Holders of our common stock do not have conversion, redemption or preemptive rights to subscribe to any of our securities. The rights, preferences and privileges of holders of our common stock are subject to the rights of the holders of any shares of our preferred stock which we may issue in the future.

  Transfer Agent

        The transfer agent for our common stock is Mellon Investor Services LLC (operating with the service name BNY Mellon Shareowner Services).

  Listing

        Our common stock is listed on the New York Stock Exchange under the symbol "GNK."

Preferred Stock

        Our amended and restated articles of incorporation authorize our board of directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of that series, including:

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  the designation of the series;

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  the number of shares of the series;

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  the voting rights, if any, of the holders of the series; and

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  the preferences and relative, participating, optional or other special rights, if any, of the series, and any qualifications, limitations or restrictions applicable to such rights.

        A separate prospectus supplement relating specifically to preferred stock will describe the terms of any series of preferred stock being offered in the future, including:

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  the designation of the shares and the number of shares that constitute the series;

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  the dividend rate (or the method of calculation thereof), if any, on the shares of the series and the priority as to payment of dividends with respect to other classes or series of our capital stock and the payment date of dividends;

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  the dividend periods (or the method of calculation thereof);

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  the date from which dividends on the preferred stock shall accumulate, if applicable;

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  the voting rights of the shares;

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  the liquidation preference and the priority as to payment of the liquidation preference with respect to other classes or series of our capital stock and any other rights of the shares of the series upon our liquidation or winding-up;

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  whether the preferred stock will rank senior or junior to or on a parity with any other class or series of preferred stock;

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  whether or not and on what terms the shares of the series will be subject to redemption or repurchase at our option;

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  whether and on what terms the shares of the series will be convertible into or exchangeable for other securities;

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  the provision of a sinking fund, if any, for the preferred stock;

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  whether the shares of the series of preferred stock will be listed on a securities exchange;

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  the transfer agent for the series of preferred stock;

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  any special United States federal income tax considerations applicable to the series; and

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  any other preferences and rights and any qualifications, limitations or restrictions of the preferences and rights of the series.

Limitations on Liability and Indemnification of Officers and Directors

        The BCA authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their shareholders for monetary damages for breaches of directors' fiduciary duties. Our amended and restated bylaws include a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent permitted by applicable law.

        Our amended and restated bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by applicable law. We are also expressly authorized to advance certain expenses (including attorneys' fees and disbursements and court costs) to our directors and officers and carry directors' and officers' insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

        The limitation of liability and indemnification provisions in our amended and restated bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

        There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Anti-takeover Effects of Certain Provisions of Our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws

        Several provisions of our amended and restated articles of incorporation and amended and restated bylaws, which are summarized below, may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of our company by means of a tender offer, a proxy contest or otherwise that a shareholder may consider in its best interest and (2) the removal of incumbent officers and directors.

  Blank Check Preferred Stock

        Under the terms of our amended and restated articles of incorporation, our board of directors has the authority, without any further vote or action by our shareholders, to authorize our issuance of up to 25,000,000 shares of blank check preferred stock. Our board of directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of our company or the removal of our management.

  Classified Board of Directors

        Our amended and restated articles of incorporation provide for the division of our board of directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered, three-year terms. Approximately one-third of our board of directors will be elected each year. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of us. It could also delay shareholders who do not agree with the policies of our board of directors from removing a majority of our board of directors for up to two years.

  Election and Removal of Directors

        Our amended and restated articles of incorporation prohibit cumulative voting in the election of directors. Our amended and restated bylaws require parties other than the board of directors to give advance written notice of nominations for the election of directors. Our amended and restated articles of incorporation also provide that our directors may be removed only for cause and only upon the affirmative vote of 66 2/3% of the outstanding shares of our capital stock entitled to vote for those directors or by a majority of the members of the board of directors then in office. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

  Limited Actions by Shareholders

        Our amended and restated articles of incorporation and our amended and restated bylaws provide that any action required or permitted to be taken by our shareholders must be effected at an annual or special meeting of shareholders or by the unanimous written consent of our shareholders. Our amended and restated articles of incorporation and our amended and restated bylaws provide that, subject to certain exceptions, our Chairman, President, or Secretary at the direction of the board of directors may call special meetings of our shareholders and the business transacted at the special meeting is limited to the purposes stated in the notice.

  Advance Notice Requirements for Shareholder Proposals and Director Nominations

        Our amended and restated bylaws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a shareholder's notice must be received at our principal executive offices not less than 150 days nor more than 180 days before the date on which we first mailed our proxy materials for the preceding year's annual meeting. Our amended and restated bylaws also specify requirements as to the form and content of a shareholder's notice. These provisions may impede a shareholder's ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.

Shareholder Rights Plan

  General

        Each share of our common stock includes one right, or, collectively, the rights, that entitles the holder to purchase from us a unit consisting of one-thousandth of a share of our preferred stock at a purchase price of $25 per share, subject to specified adjustments. The rights are issued pursuant to a rights agreement between us and Mellon Investor Services LLC, as rights agent. Until a right is exercised, the holder of a right will have no rights to vote, receive dividends or any other shareholder rights by virtue of its ownership of such right.

        The rights may have anti-takeover effects. The rights may cause substantial dilution to any person or group that attempts to acquire us without the approval of our board of directors. As a result, the overall effect of the rights may be to render more difficult or discourage any attempt to acquire us. Because our board of directors can approve a redemption of the rights or a permitted offer, the rights should not interfere with a merger or other business combination approved by our board of directors. The adoption of the rights agreement was approved by our sole shareholder before our initial public offering.

        We have summarized the material terms and conditions of the rights agreement and the rights below. For a complete description of the rights, we encourage you to read the rights agreement.

  Detachment of the Rights

        The rights are attached to all certificates representing our currently outstanding common stock and will attach to all common stock certificates we issue before the rights distribution date or the date on which the rights expire (or thereafter, in certain circumstances). The rights are not exercisable until after the rights distribution date and will expire at the close of business on February 21, 2015, unless we redeem or exchange them earlier as we describe below. The rights will separate from the common stock and a rights distribution date would occur, subject to specified exceptions, on the earlier of the following two dates:

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  ten days following a public announcement that a person or group of affiliated or associated persons, or an "acquiring person," has acquired or obtained the right to acquire beneficial ownership of 15% or more of our outstanding common stock; or

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  ten business days following the announcement of a tender or exchange offer that would result, if closed, in a person's becoming an acquiring person.

        Oaktree Capital Management, LLC, Peter Georgiopoulos and Fleet Acquisition LLC (so long as it does not acquire beneficial ownership of additional shares of common stock under certain circumstances) are excluded from the definition of "acquiring person" for purposes of the distribution of the rights, and therefore their ownership cannot trigger the distribution of the rights. Specified "inadvertent" owners that would otherwise become an acquiring person, including those who would have this designation as a result of repurchases of common stock by us, will not become acquiring persons as a result of those transactions.

        Our board of directors may defer the rights distribution date in some circumstances, and some inadvertent acquisitions will not result in a person becoming an acquiring person if the person promptly divests itself of a sufficient number of shares of common stock.

        Until the rights distribution date:

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  our common stock certificates will evidence the rights, and the rights will be transferable only with those certificates; and

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  any new common stock will be issued with rights, and new certificates will contain a notation incorporating the rights agreement by reference.

        As soon as practicable after the rights distribution date, the rights agent will mail certificates representing the rights to holders of record of our common stock at the close of business on that date. After the rights distribution date, only separate rights certificates will represent the rights.

        We will not issue rights with any shares of common stock we issue after the rights distribution date, except as our board of directors may otherwise determine.

  Flip-In Event

        A "flip-in event" will occur under the rights agreement when a person becomes an acquiring person, as defined above.

        If a flip-in event occurs and we do not redeem the rights as described under the heading "Redemption of Rights" below, each right, other than any right that has become void, as we describe below, will become exercisable at the time it is no longer redeemable for the number of shares of common stock, or, in some cases, cash, property or other of our securities, having a current market price equal to two times the exercise price of such right.

        When a flip-in event occurs, all rights that then are, or in some circumstances that were, beneficially owned by or transferred to an acquiring person or specified related parties will become void in the circumstances the rights agreement specifies.

  Flip-Over Event

        A "flip-over event" will occur under the rights agreement when, at any time after a person has become an acquiring person:

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  we are acquired in a merger or other business combination transaction, subject to limited exceptions; or

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  50% or more of our assets or earning power is sold or transferred.

        If a flip-over event occurs, each holder of a right, other than any right that has become void as we describe under the heading "Flip-In Event" above, will have the right to receive the number of shares of common stock of the acquiring company which has a current market price equal to two times the exercise price of such right.

  Anti-Dilution

        The number of outstanding rights associated with our common stock is subject to adjustment for any stock split, stock dividend or subdivision, combination or reclassification of our common stock occurring before the rights distribution date. With some exceptions, the rights agreement will not require us to adjust the exercise price of the rights until cumulative adjustments amount to at least 1% of the exercise price. It also will not require us to issue fractional shares of our preferred stock that are not integral multiples of one one-hundred thousandth of a share of preferred stock and, instead, we may make a cash adjustment based on the market price of the common stock on the last trading date before the date of exercise. The rights agreement reserves to us the right to require before the occurrence of any flip-in event or flip-over event that, on any exercise of rights, a number of rights must be exercised so that we will issue only whole shares of stock.

  Redemption of Rights

        At any time before the earlier of the date on which a person publicly announces that it has become an acquiring person or the date on which the rights expire, we may redeem the rights in whole, but not in part, at a redemption price of $0.01 per right. The redemption price is subject to adjustment for any stock split, stock dividend or similar transaction occurring before the date of redemption. At our option, we may pay that redemption price in cash or shares of common stock. The rights are not exercisable after a flip-in event until they are no longer redeemable. The rights will terminate immediately upon ordering the redemption and making the appropriate filing with the rights agent.

  Exchange of Rights

        We may, at our option, subject to applicable laws, rules and regulations, exchange the rights (other than rights owned by an acquiring person or an affiliate or an associate of an acquiring person, which have become void), in whole or in part. The exchange will be at an exchange ratio of one share of common stock per right, subject to specified adjustments at any time after the occurrence of a flip-in event and before any person becoming the beneficial owner of 50% or more of the shares of common stock then outstanding.

  Amendment of Terms of Rights

        During the time the rights are redeemable, we may amend any of the provisions of the rights agreement in any way without the approval of the rights holders. Once the rights cease to be redeemable, we generally may amend the provisions of the rights agreement without the approval of the rights holders, only as follows:

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  to cure any ambiguity, defect or inconsistency;

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  to make changes that do not materially adversely affect the interests of holders of rights, excluding the interests of any acquiring person; or

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  to shorten or lengthen any time period under the rights agreement, except that we cannot lengthen the time period governing redemption or any other time period, unless such lengthening is for the purpose of protecting, clarifying or enhancing the rights and benefits of the rights holders (other than an acquiring person).

TAX CONSIDERATIONS

        The following is a summary of certain material Marshall Islands and U.S. federal income tax consequences of the purchase, ownership and disposition of notes and common stock into which the notes are convertible. Except where noted, this summary deals only with notes and common stock held as capital assets by beneficial owners of the notes who purchase notes in this offering at their issue price. The issue price of the notes is the first price at which a substantial amount of the notes is sold other than to bond houses, brokers or similar persons or organizations acting in the capacity as underwriters.

Marshall Islands Tax Considerations

        The following are the material Marshall Islands tax consequences of our activities to us and to holders of our notes or any common stock received upon conversion of the notes. We are incorporated in the Marshall Islands. Under current Marshall Islands law, we are not subject to tax on income or capital gains, and no Marshall Islands withholding tax or income tax will be imposed upon payments of interest or dividends by us to holders of our notes or common stock or proceeds from the disposition of our notes or common stock.

United States Federal Income Tax Considerations

        This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, (the "Code"), regulations promulgated thereunder and judicial and administrative rulings and decisions now in effect, all of which are subject to change or differing interpretations, possibly with retroactive effect. This summary does not purport to address all aspects of U.S. federal income that may affect particular investors in light of their individual circumstances, or certain types of investors subject to special treatment under the U.S. federal income tax laws, such as persons that mark to market their securities, financial institutions (including banks), individual retirement and other tax-deferred accounts, tax-exempt organizations, regulated investment companies, real estate investment trusts, "controlled foreign corporations," "passive foreign investment companies," broker-dealers, former U.S. citizens or long-term residents, insurance companies, persons that hold notes and/or common stock as part of a hedge, straddle or synthetic security or that hold notes and/or common stock as part of a constructive sale, conversion transaction or other integrated transaction, U.S. Holders who hold, or upon conversion of notes will hold, at least 10% of our common shares, U.S. Holders that have a functional currency other than the U.S. dollar, persons that acquire common stock other than pursuant to conversion of the notes, and pass-through entities (including partnerships and entities and arrangements classified as partnerships for U.S. federal income tax purposes) and their beneficial owners. This discussion does not address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction or any gift or alternative minimum tax consequences.

        For purposes of this summary, a "U.S. Holder" is a beneficial owner of a note or common stock that is, for U.S. federal income tax purposes:

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  an individual citizen or resident of the United States;

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  a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any State or the District of Columbia;

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  an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

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  a trust, if (a) a court within the United States is able to exercise primary jurisdiction over administration of the trust and one or more United States persons have authority to control all substantial decisions of the trust or (b) it has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

        For purposes of this summary, a "Non-U.S. Holder" is a beneficial owner of a note or common stock that is not a U.S. Holder or a partnership (including an entity or arrangement treated as a partnership) for U.S. federal income tax purposes.

        If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of notes or common stock, the tax treatment of a partner will generally depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partners of partnerships that are beneficial owners of notes or common stock should consult their tax advisors.

        We have not requested, and do not intend to request, a ruling from the U.S. Internal Revenue Service (the "IRS") with respect to any of the U.S. federal income tax consequences described below. There can be no assurance that the IRS will not disagree with or challenge any of the conclusions set forth herein.

        If you are considering investing in the notes, you should consult your own tax advisor with respect to your particular tax consequences of owning and disposing of the notes and the common stock, including the consequences under the laws of any state, local or non-U.S. jurisdiction or under any applicable tax treaty.

United States Federal Income Taxation of Genco

Taxation of Operating Income: In General

        Unless exempt from U.S. federal income taxation, a foreign corporation is subject to U.S. federal income tax in respect of any income that is derived from the use of vessels, from the hiring or leasing of vessels for use on a time, voyage or bareboat charter basis or from the performance of services directly related to those uses, which we refer to as "shipping income," to the extent that the shipping income is derived from sources within the United States, which we refer to as "U.S.-source shipping income."

        For these purposes, 50% of shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States constitutes U.S.-source shipping income.

        No portion of shipping income attributable to transportation exclusively between non-U.S. ports will be considered to be U.S.-source shipping income. Such shipping income will not be subject to any U.S. federal income tax.

        Shipping income attributable to transportation exclusively between U.S. ports will be considered to be 100% derived from U.S. sources. However, due to prohibitions under U.S. law, we do not engage in transportation of cargo that produces 100% U.S.-source shipping income.

        Unless exempt from tax under Section 883 of the Code, our gross U.S.-source shipping income generally would be subject to a 4% tax imposed without allowance for deductions, unless such income is "effectively connected" with the conduct of a U.S. trade or business, as described below.

Exemption of Operating Income from United States Federal Income Taxation

        Under Section 883 and the regulations thereunder, a foreign corporation will be exempt from U.S. federal income taxation on its U.S.-source shipping income if:

          (1)   it is organized in a qualified foreign country, which is one that grants an "equivalent exemption" from tax to corporations organized in the United States in respect of each category of shipping income for which exemption is being claimed under Section 883, and to which we refer as the "Country of Organization Test"; and

          (2)   either

            (a)   more than 50% of the value of its stock is beneficially owned, directly or indirectly, by qualified shareholders, which includes individuals who are "residents" of a qualified foreign country, to which we refer as the "50% Ownership Test";

            (b)   its stock is "primarily and regularly traded on an established securities market" in a qualified foreign country or in the United States, to which we refer as the "Publicly Traded Test"; or

            (c)   it is a "controlled foreign corporation," or CFC, and it satisfies an ownership test to which, collectively, we refer as the "CFC Test."

        The Marshall Islands, the jurisdiction where we are incorporated, has been officially recognized by the IRS as a qualified foreign country that currently grants the requisite "equivalent exemption" from tax in respect of each category of shipping income we expect to earn in the future. Therefore, we will satisfy the Country of Organization Test and will be exempt from U.S. federal income taxation with respect to our U.S.-source shipping income if we are able to satisfy any one of the 50% Ownership Test, the Publicly Traded Test or the CFC Test.

        Both before and after the issuance of the notes offered in this prospectus supplement, we believe that we will satisfy the Publicly Traded Test, as discussed below. We do not currently anticipate circumstances under which we would be able to satisfy either the 50% Ownership Test or the CFC Test.

Publicly Traded Test

        For purposes of the Publicly Traded Test, the regulations under Section 883 provide, in pertinent part, that stock of a foreign corporation will be considered to be "primarily traded" on an established securities market in a country if the number of shares of each class of stock that are traded during any taxable year on all established securities markets in that country exceeds the number of shares of each such class of stock that are traded during that year on established securities markets in any other single country. Our common stock, which is our sole class of issued and outstanding stock, is "primarily traded" on the NYSE.

        Our common stock will be considered to be "regularly traded" on an established securities market if (1) more than 50% of the outstanding shares of our common stock are listed on such market; (2) our common stock is traded on such market, other than in minimal quantities, on at least 60 days during the taxable year or one sixth of the days in a short taxable year; and (3) the aggregate number of shares of our common stock traded on such market during the taxable year is at least 10% of the average number of shares of our common stock outstanding during such year or as appropriately adjusted in the case of a short taxable year. The regulations provide that the trading frequency and trading volume tests will be deemed satisfied if our common stock is regularly quoted by dealers making a market in our stock.

        Subject to the Five Percent Override Rule described below, we anticipate that we satisfy these tests and that, as a result, our common stock is currently considered to be "regularly traded" on the NYSE.

        Notwithstanding the above, our common stock will not be considered to be "regularly traded" on an established securities market for any taxable year in which 50% or more of the outstanding shares of our stock are owned, actually or constructively under specified stock attribution rules, on more than half the days during the taxable year by persons who each own 5% or more of our outstanding common stock, which we refer to as the "Five Percent Override Rule."

        For purposes of identifying the persons who actually or constructively own 5% or more of our stock, or "5% shareholders," we may rely on Schedule 13G and Schedule 13D filings with the SEC. An investment company which is registered under the Investment Company Act of 1940, as amended, will not be treated as a 5% shareholder for these purposes.

        In the event the 50% ownership threshold is met, the Five Percent Override Rule will nevertheless not apply if we can establish that there are sufficient 5% shareholders that are considered to be "qualified shareholders" for purposes of Section 883 to preclude non-qualified 5% shareholders from owning 50% or more of our stock for more than half the number of days during the taxable year.

        We believe that, based on our current ownership, the Five Percent Override rule is not triggered with respect to the ownership of our common stock. However, if 5% shareholders were to own 50% or more of our common stock for more than half the days of any future taxable year, the Five Percent Override Rule would be triggered. If the Five Percent Override Rule were triggered, we believe we would have significant difficulty in satisfying the exception described in the immediately preceding paragraph and, therefore, would not qualify for the Publicly Traded Test.

        Based on the above, we believe we qualify for the Section 883 exemption and we will be exempt from U.S. federal income taxation on our U.S. source shipping income.

Taxation in Absence of Section 883 Exemption

        If the exemption under Section 883 does not apply, our gross U.S.-source shipping income would be subject to a 4% tax, without allowance for deductions, unless such income is effectively connected with the conduct of a U.S. trade or business ("effectively connected income"), as described below. Since under the sourcing rules described above no more than 50% of our shipping income would be treated as being U.S.-source shipping income, the maximum effective rate of U.S. federal income tax on our non-effectively connected shipping income would never exceed 2%.

        To the extent our U.S.-source shipping income, or other income we may have, is considered to be effectively connected income, as described below, any such income, net of applicable deductions, would be subject to the U.S. federal corporate income tax, currently imposed at rates of up to 35%. In addition, we may be subject to a 30% "branch profits" tax on such income, and on certain interest paid or deemed paid attributable to the conduct of such trade or business.

        Our U.S.-source shipping income would be considered "effectively connected" with the conduct of a U.S. trade or business only if:

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  we have, or are considered to have, a fixed place of business in the United States involved in the earning of U.S.-source shipping income; and

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  substantially all of our U.S.-source shipping income is attributable to regularly scheduled transportation such as the operation of a vessel that follows a published schedule with repeated sailings at regular intervals between the same points for voyages that begin or end in the United States.

        We do not intend to have, or permit circumstances that would result in having, any vessel sailing to or from the United States on a regularly scheduled basis. Based on our current shipping operations and the expected mode of our future shipping operations and other activities, we believe that none of our U.S.-source shipping income will be "effectively connected" with the conduct of a U.S. trade or business. However, we will generate non-shipping income, some of which may be treated as effectively connected income under our management agreement with Baltic Trading Limited and our agency agreement under which we provide technical services to MEP, and we may from time to time generate other non-shipping income that may be treated as effectively connected income.

        Our subsidiary, Baltic Trading Limited, currently does not qualify for exemption under Section 883 due to our ownership of its Class B Stock. As a result, 50% of Baltic Trading's gross shipping income attributable to transportation beginning or ending in the United States, if any, will be subject to a 4% tax without allowance for deductions. While we do not currently anticipate that a significant portion of Baltic Trading's shipping income will be U.S.-source shipping income, there can be no assurance that this will be the case.

United States Taxation of Gain on Sale of Vessels

        Provided we qualify for exemption from tax under Section 883 in respect of our shipping income, gain from the sale of a vessel likewise should be exempt from tax under Section 883. If, however, our shipping income does not, for whatever reason, qualify for exemption under Section 883, and assuming that any gain derived from the sale of a vessel is attributable to our U.S. office, as we believe likely would be the case as we are currently structured, then such gain will be treated as effectively connected income (determined under rules different from those discussed above) and subject to the net income and branch profits tax regime described above.

Tax Consequences to U.S. Holders

  Interest Payments

        It is expected, and therefore this summary assumes, that the notes will not be issued with original issue discount ("OID") for U.S. federal income tax purposes. Provided that this is the case, payments of interest on a note generally will be taxable to you as ordinary interest income in accordance with your regular method of accounting for U.S. federal income tax purposes. If, however, the notes' principal amount exceeds their issue price by more than a de minimis amount, as determined under applicable Treasury regulations, a U.S. Holder will be required to include such excess in gross income as OID on a constant yield to maturity basis in advance of the receipt of cash payment thereof and regardless of such holder's method of accounting for U.S. federal income tax purposes. Additional amounts paid pursuant to the obligations decribed under "Description of Notes—Payment of Additional Amounts" will be treated as ordinary interest income. Interest income on a note generally will be considered foreign source income and, for purposes of the U.S. foreign tax credit, generally will be considered passive category income.

  Sale or Other Taxable Disposition of a Note

        Upon a sale, redemption, exchange or other taxable disposition of a note, other than upon a conversion of a note, you generally will recognize capital gain or loss in an amount equal to the difference, if any, between the amount realized on the disposition (excluding amounts attributable to accrued but unpaid interest, which will be taxable to you as ordinary interest income to the extent not already included in income) and your adjusted tax basis in the note. Your adjusted tax basis generally will be the cost of the note, adjusted as described below under "—Constructive Distributions." The amount realized will include the amount of any cash and the fair market value of any other property received for the note. Subject to the discussion of PFICs below (see "—Passive Foreign Investment Company Status and Significant Tax Consequences"), such gain or loss generally will be long-term capital gain or loss if your holding period for the note is more than one year at the time of disposition. Long-term capital gain of non-corporate taxpayers is currently subject to a reduced federal income tax rate. Your ability to offset ordinary income with capital losses is subject to limitations. Gain or loss recognized on the sale, redemption, exchange or other taxable disposition of a note generally will be treated as U.S. source gain or loss for foreign tax credit purposes.

  Conversion of Notes

        Upon a conversion of your note solely into cash, you generally will be subject to the rules described above under "—Sale or Other Taxable Disposition of a Note."

        Upon a conversion of your note solely into shares of common stock, you will not recognize any income, gain or loss except to the extent of shares of common stock attributable to accrued but unpaid interest and except to the extent of cash received in lieu of a fractional share of common stock, and subject to the discussion below in "—Constructive Distributions" regarding the possibility that the adjustment to the conversion rate of a note converted in connection with a make whole fundamental change may be treated as a taxable constructive distribution. The tax basis of the shares of common stock received upon such a conversion in respect of the principal of the converted note will equal the adjusted tax basis of the note (as described above under "—Sale or Other Taxable Disposition of a Note"), and the holding period for such shares of common stock will include the period during which you held the note.

        With respect to cash received in lieu of a fractional share of common stock, you will be treated as if the fractional share were issued and received and then immediately redeemed for cash and, accordingly, you generally will recognize capital gain or loss equal to the difference between the cash received and your adjusted tax basis in the fractional shares, taxable as described below under "—Sale, Exchange or Other Disposition of Common Stock".

        Upon a conversion of your note into cash and common stock we intend to take the position that the conversion is a recapitalization for U.S. federal income tax purposes, although the U.S. federal income tax treatment to the U.S. Holder is uncertain. Under recapitalization treatment, you will recognize gain, but not loss, equal to the excess of (i) the sum of the fair market value of our common stock received excluding any shares of common stock that are attributable to accrued and unpaid interest) and the cash received (other than any cash received attributable to accrued but unpaid interest) over (ii) your adjusted basis in the converted note (as described above under "—Sale or Other Taxable Disposition of a Note"), but in no event will your gain recognized exceed the amount of cash received (other than any cash attributable to accrued and unpaid interest). Your tax basis for shares of common stock received upon such a conversion (other than shares of common stock attributable to accrued but unpaid interest) will equal the adjusted tax basis of the note that was converted, reduced by the amount of any cash received (other than cash received attributable to accrued but unpaid interest), and increased by the amount of gain, if any, recognized (other than with respect to a fractional share, as discussed above). Your holding period for the shares of common stock received will include the period during which you held the converted note.

        If the conversion of a note into cash and shares of our common stock were not treated as a recapitalization, such conversion would be treated as in part a payment in redemption for cash of a portion of the note and in part a conversion of a portion of the note into common stock. In such case, a U.S. Holder's aggregate tax basis in the note would be allocated between the portion of the note treated as redeemed and the portion of the note treated as converted into common stock on a pro rata basis in accordance with those portions' relative fair market values. The U.S. Holder generally would recognize capital gain or loss with respect to the portion of the note treated as redeemed in an amount equal to the difference between the amount of cash received by the U.S. Holder (other than amounts attributable to accrued and unpaid interest) and the U.S. holder's tax basis in the portion of the note treated as redeemed. See "—Sale or Other Taxable Disposition of a Note" above. With respect to the portion of the note treated as converted, a U.S. Holder generally would not recognize any gain or loss (except with respect to cash received in lieu of a fractional share of common stock and common stock received attributable to accrued and unpaid interest). The U.S. Holder's tax basis in the common stock would be the portion of the tax basis of the note that was allocated to the portion of the note treated as converted into common stock (including any fractional share for which cash is paid, but excluding shares attributable to accrued interest). The U.S. Holder's holding period in the common stock (other than shares attributable to accrued interest) would include the holding period in the converted note.

        Subject to the discussion of PFICs below (see—"Passive Foreign Investment Company Status and Significant Tax Consequences") and in "—Constructive Distributions" below regarding the possibility that the adjustment to the conversion rate of a note converted in connection with a make whole fundamental change may be treated as a taxable deemed dividend, any gain or loss that you recognize upon conversion of a note will be capital gain or loss. This capital gain or loss will be long term capital gain or loss if, at the time of the conversion, your holding period for the converted note exceeds one year. Long-term capital gain of non-corporate taxpayers is currently subject to a reduced federal income tax rate. Your ability to offset ordinary income with capital losses is subject to limitations. Gain recognized upon the conversion of a note generally will be treated as U.S.-source gain for foreign tax credit purposes.

        Any cash and the fair market value of any shares of common stock (on the date of conversion of the note) attributable to accrued and unpaid interest on a converted note not previously included in your income will be taxed as ordinary interest income. The tax basis of shares of common stock attributable to accrued but unpaid interest will equal their fair market value on the date of conversion of the note, and the holding period for such shares of common stock generally will commence on the day after the date of conversion of the note.

        If you convert a note between a record date for an interest payment and the next interest payment date and both (1) are required to make a cash payment to us, as described in "Description of Notes—Conversion of Notes—General," and (2) receive a subsequent payment of cash interest, you should consult your own tax advisor concerning the appropriate treatment of such payments.

        In the event that we are a party to certain transactions, including a consolidation, merger, combination or statutory share exchange, or a sale, lease or transfer of substantially all of the consolidated assets of us and our subsidiaries as described in "Description of Notes—Conversion of Notes," your right to convert a note will be changed into a right to convert the note into the kind and amount of consideration that you would have been entitled to receive in such transaction had your note been converted into shares of common stock immediately prior to such transaction. Depending on the facts and circumstances at the time of any such transaction, such adjustment may result in a deemed exchange of the notes, which may be a taxable event for U.S. federal income tax purposes. You are encouraged to consult your own tax advisor regarding the U.S. federal income tax consequences of such an adjustment as a result of any such transaction.

  Constructive Distributions

        The conversion rate of the notes will be adjusted in certain circumstances, including upon the payment of cash dividends. Certain adjustments to (or failures to make adjustments to) the conversion rate of the notes that increase your proportionate interest in our assets or earnings and profits may result in a taxable constructive distribution to you, whether or not you ever convert the notes. This would occur, for example, upon an adjustment to the conversion rate to compensate for distributions of cash or property to our stockholders. However, adjustments to the conversion rate of the notes made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution of your proportionate interest in our assets or earnings and profits generally will not result in a taxable constructive distribution to you. In addition, if a make whole fundamental change occurs on or prior to the maturity date of the notes, under some circumstances, we will increase the conversion rate for notes converted in connection with the make whole fundamental change. Such increase may also be treated as a taxable constructive distribution. A taxable constructive distribution to you will be a taxable dividend (increasing your tax basis in a note), a tax-free return of capital (reducing your tax basis in the note, but not below zero) or capital gain (to the extent not a dividend and in excess of your tax basis in the note), depending on the amount of our current and accumulated earnings and profits (as determined for U.S. federal income tax purposes). As a result, you could have taxable income as a result of an event pursuant to which you receive no cash or property. Such a taxable constructive distribution may not be eligible for the reduced tax rate currently applicable to certain dividends paid to non-corporate holders. Moreover, if there is an adjustment (or a failure to make an adjustment) to the conversion rate of the notes or other event that increases the proportionate interest of the holders of our common stock in our assets or earnings and profits, then such increase in the proportionate interest of the holders of our common stock could be treated as a taxable constructive distribution to holders of our common stock. You should consult your own tax advisors concerning the U.S. federal income tax treatment of taxable constructive distributions.

  Dividends on Common Stock

        Subject to the discussion of PFICs below (see "—Passive Foreign Investment Company Status and Significant Tax Consequences"), any distributions made to a U.S. Holder with respect to our common stock received upon conversion of notes will generally constitute dividends to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of those earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Holder's tax basis in his, her, or its common stock, and thereafter as capital gain. Because we are not a U.S. corporation, U.S. Holders that are corporations will not be entitled to claim a dividends-received deduction with respect to any distributions they receive from us. Amounts taxable as dividends generally will be treated as foreign source "passive income" for U.S. foreign tax credit purposes.

        Dividends paid on our common stock to a U.S. Holder who is an individual, trust or estate (a "U.S. Non-Corporate Holder") will generally be treated as "qualified dividend income" that is taxable to such U.S. Non-Corporate Holder at preferential tax rates through 2010, provided that (1) the common stock is readily tradable on an established securities market in the United States (such as the NYSE, on which our common stock is traded); (2) we are not a PFIC for the taxable year during which the dividend is paid or the immediately preceding taxable year (which we do not believe we have been, are or will be); (3) the U.S. Non-Corporate Holder's holding period of the common stock includes more than 60 days in the 121-day period beginning 60 days before the date on which the common stock becomes ex-dividend; and (4) the U.S. Non-Corporate Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property. If we were to be a PFIC, as discussed below, for any year, dividends paid on our ordinary shares in such year or in the following year would not be qualified dividends. The reduced tax rate for qualified dividends is scheduled to expire on December 31, 2010, unless further extended by the United States Congress. In addition, a U.S. Non-Corporate Holder will be able to take a qualified dividend into account in determining its deductible investment interest (which is generally limited to its net investment income) only if it elects to do so; in such case the dividend will be taxed at ordinary income rates.

        Special rules may apply to any "extraordinary dividend"—generally, a dividend in an amount which is equal to or in excess of 10% of a shareholder's adjusted basis (or fair market value in certain circumstances) in a share of our common stock—paid by us. If we pay an "extraordinary dividend" on our common stock that is treated as "qualified dividend income," then any loss derived by a U.S. Non-Corporate Holder from the sale or exchange of such common stock will be treated as long-term capital loss to the extent of such dividend.

  Sale, Exchange or Other Disposition of Common Stock

        Subject to the discussion of PFICs below (see "—Passive Foreign Investment Company Status and Significant Tax Consequences"), a U.S. Holder generally will recognize taxable gain or loss upon a sale, exchange or other taxable disposition of our common stock received upon a conversion of notes in an amount equal to the difference between the amount realized by the U.S. Holder from such disposition and the U.S. Holder's tax basis in such stock. Such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder's holding period is greater than one year at the time of the disposition. Such capital gain or loss will generally be treated as U.S. source income or loss, as applicable, for U.S. foreign tax credit purposes. Long-term capital gains of noncorporate taxpayer are eligible for reduced rates of taxation. A U.S. Holder's ability to deduct capital losses is subject to certain limitations.

  Impact of New Legislation on Ownership and Disposition of Notes and Common Stock

        Newly enacted legislation requires certain U.S. Holders that are individuals, estates or trusts to pay an additional 3.8% tax on, among other things, interest on or, capital gains from the conversion, sale, or other disposition of, notes and dividends on, and capital gains from the sale or other disposition of, stock for taxable years beginning after December 31, 2012. U.S. Holders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of our notes and common stock.

  Passive Foreign Investment Company Status and Significant Tax Consequences

        We will be a PFIC if, for any taxable year, either:

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  75% or more of our gross income in a taxable year consists of "passive income" (including, for example, dividends, interest, gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business, as defined in applicable Treasury regulations); or

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  at least 50% of our assets in a taxable year (averaged over the year and generally determined based upon value) produce or are held for the production of passive income.

        If we are treated as a PFIC, then a U.S. Holder of notes is likely to be treated for purposes of the PFIC rules as a holder of our common stock, prior to conversion of the notes, under constructive ownership rules.

        For purposes of determining whether we are a PFIC, we will be treated as earning and owning a proportionate share of the income and assets, respectively, of our subsidiaries that have made special U.S. tax elections to be disregarded as separate entities (as described above) as well as of any other corporate subsidiary in which we own at least 25% of the value of the subsidiary's stock. For purposes of these tests, income derived from the performance of services does not constitute passive income. By contrast, rental income would generally constitute passive income unless we were treated under specific rules as deriving our rental income in the active conduct of a trade or business. Based on our existing operations, we do not believe that we have been, are, or will be a PFIC with respect to any taxable year. In this regard, we intend to treat our income from the time and spot charter of vessels as services income, rather than rental income. Accordingly, we believe that such income does not constitute passive income, and that the assets that we will own and operate in connection with the production of that income, primarily our vessels, do not constitute passive assets for purposes of determining whether we are a PFIC.

        While there is no direct legal authority under the PFIC rules addressing our method of operation that characterizes time charter income as services income, there is legal authority supporting this position consisting of case law and pronouncements by the IRS concerning the characterization of income derived from time charters and voyage charters as services income for other tax purposes. However, it should also be noted that there is authority which characterizes time charter income as rental income rather than services income for other tax purposes. Accordingly, no assurance can be given that the IRS or a court of law will accept our position, and there is a risk that the IRS or a court of law could determine that we are a PFIC. Moreover, because there are uncertainties in the application of the PFIC rules, because the PFIC test is an annual test, and because, although we intend to manage our business so as to avoid PFIC status to the extent consistent with our other business goals, there could be changes in the nature and extent of our operations in future years, there can be no assurance that we will not become a PFIC in any taxable year.

        If we were to be treated as a PFIC for any taxable year (and regardless of whether we remain a PFIC for subsequent taxable years), each U.S. Holder who is treated as owning our stock for purposes of the PFIC rules would be subject to special rules with respect to (1) any excess distribution (i.e., the portion of any distributions received by the U.S. Holder on our common stock in a taxable year in excess of 125 percent of the average annual distributions received by the U.S. Holder in the three preceding taxable years, or, if shorter, the U.S. Holder's holding period for the common stock), and (2) any gain realized on the sale, exchange or other disposition of our common stock. Under these special rules:

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  the excess distribution or gain would be allocated ratably over the U.S. Holder's aggregate holding period for the shares of our common stock;

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  the amount allocated to the current taxable year, and any taxable year before the first taxable year in which we were a PFIC, would be taxed as ordinary income in the current year; and

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  the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax on ordinary income in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed tax deferral benefit would be imposed on the resulting tax liability as if that tax liability had been due for each such other taxable year.

        A U.S. Holder who holds our common stock during a period when we are a PFIC generally will be subject to the foregoing rules for that taxable year and all subsequent taxable years with respect to that U.S. Holder's holding of our common stock, even if we ceased to be a PFIC, subject to certain exceptions for U.S. Holders who made a mark-to-market or QEF election.

Taxation of U.S. Holders Making a Timely QEF Election

        The above rules relating to the taxation of excess distributions and dispositions will not apply to a U.S. Holder who has made a timely "qualified electing fund" ("QEF") election for all taxable years that the holder has held its shares of our common stock and we were a PFIC. Instead, each U.S. Holder who has made a timely QEF election is required for each taxable year to include in income a pro rata share of our ordinary earnings as ordinary income and a pro rata share of our net capital gain as long-term capital gain, regardless of whether we have made any distributions of the earnings or gain. The U.S. Holder's basis in our common stock will be increased to reflect taxed but undistributed earnings or gain. Distributions of earnings and profits that had been previously taxed will result in a corresponding reduction in the basis of the common stock and will not be taxed again once distributed. A U.S. Holder making a QEF election would generally recognize capital gain or loss on the sale, exchange or other disposition of our common stock. If we determine that we are a PFIC for any taxable year, we may provide each U.S. Holder with all necessary information in order to make the QEF election described above.

        A U.S. Holder may not make a QEF election with respect to the notes. As a result, if we are treated as a PFIC at any time during which a U.S. Holder owns notes, the U.S. Holder will not be able to make a normal QEF election with respect to shares acquired upon a conversion of the notes. Under certain circumstances, such a U.S. Holder could, however, make a special QEF election with respect to the shares under which the U.S. Holder would recognize inherent gain in the shares as an "excess distribution" at the time of the election, by treating the holding period as including the holding period of the notes.

Taxation of U.S. Holders Making a "Mark-to-Market" Election

        Alternatively, if we were to be treated as a PFIC for any taxable year and, as we believe will be the case, our common stock is treated as "marketable," a U.S. Holder may make a mark-to-market election. Under a mark-to-market election, any excess of the fair market value of the common stock at the close of any taxable year over the U.S. Holder's adjusted tax basis in the common stock is included in the U.S. Holder's income as ordinary income. In addition, the excess, if any, of the U.S. Holder's adjusted tax basis at the close of any taxable year over the fair market value of the common stock is deductible as an ordinary loss in an amount equal to the lesser of the amount of the excess or the amount of the net mark-to-market gains that the U.S. Holder included in income in prior years. A U.S. Holder's tax basis in its shares of our common stock would be adjusted to reflect any such income or loss. Gain realized on the sale, exchange or other disposition of our common stock would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of shares of our common stock would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included by the U.S. Holder.

        The mark-to-market election under the PFIC rules may not be made with respect to the notes. Under certain circumstances, a U.S. Holder may make a mark-to-market election under the PFIC rules with respect to shares acquired upon a conversion of notes; however, this election would require the U.S. Holder to recognize inherent gain in the shares as an "excess distribution" at the time of the election, by treating the holding period as including the holding period of the notes.

        U.S. Holders are urged to consult their tax advisors regarding the PFIC rules, including as to the advisability of choosing to make a QEF or mark-to-market election.

Tax Consequences to Non-U.S. Holders

        In general, payments on the notes to a Non-U.S. Holder and gain realized by a Non-U.S. Holder on the sale, redemption, exchange or other disposition of notes or of common stock received upon conversion of notes will not be subject to U.S. federal income or withholding tax, unless (1) such income or gain is effectively connected with a trade or business conducted by such Non-U.S. Holder in the United States (and, if a treaty applies, the income is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States), or (2) in the case of gain, such Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition and certain other conditions are met.

        Non-U.S. Holders generally will not be subject to U.S. federal income tax or withholding tax on dividends with respect to our common stock received upon conversion of notes unless the income is "effectively connected" with a trade or business conducted by such Non-U.S. Holder in the United States (and, if a treaty applies, the income is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States).

        Except as may otherwise be provided in an applicable income tax treaty between the United States and a foreign country, a Non-U.S. Holder will generally be subject to regular U.S. federal income tax with respect to payments of interest, dividends or gain on the notes or common stock if such amounts are effectively connected with the conduct of a trade or business by the Non-U.S. Holder in the United States in the same manner as discussed in the section above relating to the taxation of U.S. Holders (provided that, if a treaty applies, the income is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States). In addition, earnings and profits of a corporate Non-U.S. Holder that are attributable to such income, as determined after allowance for certain adjustments, may be subject to an additional "branch profits" tax at a rate of 30%, or at a lower rate as may be specified by an applicable income tax treaty. A Non-U.S. Holder will not be considered to be engaged in a trade or business within the United States for federal income tax purposes solely by reason of holding the notes or common stock. An individual Non-U.S. Holder described in (2) above will be subject to a flat 30% United States federal income tax on the gain derived from the sale, redemption, exchange or other disposition (including a conversion of notes to the extent it is taxable to U.S. Holders as described above) of our common stock, which may be offset by U.S. source capital losses, even though the holder is not considered a resident of the United States.

Backup Withholding and Information Reporting

        In general, payments of interest on notes and distributions on, and the proceeds of a disposition of, our common stock and on notes will be subject to U.S. federal income tax information reporting requirements if you are a U.S. Non-Corporate Holder. Such payments to U.S. Non-Corporate Holders may also be subject to U.S. federal backup withholding tax if you are a U.S.Non-Corporate Holder and you:

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  fail to provide us with an accurate taxpayer identification number;

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  are notified by the IRS that you have failed to report all interest or dividends required to be shown on your federal income tax returns; or

  •
  fail to comply with applicable certification requirements.

        Non-U.S. Holders generally will be subject to information reporting with respect to interest on our notes and distributions on our common stock. Non-U.S. Holders may be required to establish their exemption from information reporting on proceeds of a disposition of notes and our common stock and from backup withholding by certifying their status on IRS Form W-8BEN, W-8ECI or W-8IMY, as applicable.

        Backup withholding tax is not an additional tax. Rather, you generally may obtain a refund of any amounts withheld under backup withholding rules that exceed your income tax liability by filing a refund claim with the IRS.

        You are urged to consult your tax advisors concerning the United States federal, state and local and non-U.S. tax consequences to you of owning our common stock.

UNDERWRITING

        Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives Deutsche Bank Securities Inc., BNP Paribas Securities Corp. and Credit Suisse Securities (USA) LLC have severally agreed to purchase from us the following respective principal amounts of notes listed opposite their name below at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement:

Underwriters	Principal Amount of Notes
Deutsche Bank Securities Inc.	$
BNP Paribas Securities Corp.
Credit Suisse Securities (USA) LLC
Credit Agricole Securities (USA) Inc.
DVB Capital Markets LLC

Total		$100,000,000

        The underwriting agreement provides that the obligations of the several underwriters to purchase the notes offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the notes offered by this prospectus supplement if any of these notes are purchased.

        We have been advised by the representatives of the underwriters that the underwriters propose to offer the notes to the public at the public offering price set forth on the cover of this prospectus supplement and to dealers at a price that represents a concession not in excess of        % of the principal amount of the notes. The underwriters may allow, and these dealers may re-allow, a concession of not more than        % of the principal amount of the notes to other dealers. After the initial public offering, representatives of the underwriters may change the offering price and other selling terms.

        In addition, we estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $416,000.

        We have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

        We have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus supplement, to purchase up to $15,000,000 aggregate principal amount of additional notes at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the notes offered by this prospectus supplement. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of these additional notes as the number of notes to be purchased by it in the above table bears to the total number of notes offered by this prospectus supplement. We will be obligated, pursuant to the option, to sell these additional notes to the underwriters to the extent the option is exercised. If any additional notes are purchased, the underwriters will offer the additional notes on the same terms as those on which the notes are being offered.

        The representatives of the underwriters have advised us that the underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

        The notes are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or on any automated dealer quotation system. The underwriters may make a market in the notes after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

        Our common stock is listed on the New York Stock Exchange under the symbol "GNK." We intend to list the shares of common stock issuable upon conversion of the notes on the New York Stock Exchange.

        We, our directors and executive officers have agreed that, without the prior written consent of Deutsche Bank Securities Inc., BNP Paribas Securities Corp. and Credit Suisse Securities (USA) LLC, on behalf of the underwriters, none of us will, during the period ending 90 days after the date of this prospectus supplement:

  •
  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock other than the shares of common stock that may be sold in the concurrent common stock offering;

  •
  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock; or

  •
  file any registration statement with the SEC relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock;

whether any such transaction described in the first or second bullet above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

        The restrictions described in this paragraph do not apply to:

  •
  the issuance by us of the notes sold in this offering or the underlying shares of common stock issuable upon conversion of such notes;

  •
  the issuance by us of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus supplement of which the underwriters have been advised in writing or which is described in this prospectus supplement;

  •
  the grant of options or the issuance of shares of restricted stock or restricted stock units by us to employees, officers, directors, advisors or consultants pursuant to any employee benefit plan referred to in this prospectus supplement;

  •
  the filing of any registration statement on Form S-8 in respect of any employee benefit plan referred to in this prospectus supplement; and

  •
  the transfer by our executive officers or directors of shares of common stock or securities convertible into common stock by gift; provided that the transferee executes a copy of the lock-up agreement and that no filing by any party (donor, donee, transferor or transferee) under Section 16(a) of the Exchange Act will be required or will be made voluntarily in connection with such transfer or distribution (other than a filing on Form 5 made after the expiration of the lock-up period).

        Furthermore, with regard to our Chairman, Peter C. Georgiopoulos, and our Chief Financial Officer, John C. Wobensmith, only, the underwriters have agreed to an exception to the lockup arrangements described above, so that they each may pledge their shares of common stock to a financial institution pursuant to a bona fide pledge arrangement, and such financial institution, as lender in connection with such pledge arrangement, may sell such shares.

        The lock-up period described in the preceding paragraphs will be extended if:

  •
  during the last 17 days of the lock-up period we issue a release about earnings or material news or a material event relating to us occurs; or

  •
  prior to the expiration of the lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the lock-up period,

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the release or the occurrence of the material news or material event.

        In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions.

        Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. Covered short sales are sales made in an amount not greater than the underwriters' option to purchase additional notes from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional notes or purchasing notes in the open market. In determining the source of notes to close out the covered short position, the underwriters will consider, among other things, the price of notes available for purchase in the open market as compared to the price at which they may purchase notes through the over-allotment option. Naked short sales are any sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing notes in the open market. A naked short position is more likely to be created if underwriters are concerned that there may be downward pressure on the price of the notes in the open market prior to the completion of the offering.

        Stabilizing transactions consist of various bids for or purchases of the notes made by the underwriters in the open market prior to the completion of the offering.

        The underwriters may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representatives of the underwriters have repurchased notes sold by or for the account of that underwriter in stabilizing or short covering transactions.

        Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of the notes. Additionally, these purchases, along with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions may be effected in the over-the-counter market or otherwise.

        Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, certain of the underwriters are acting as underwriters for the concurrent common stock offering and will receive customary fees in connection therewith. Affiliates of Deutsche Bank Securities Inc., BNP Paribas Securities Corp. and Credit Agricole Securities (USA) Inc. are parties to the commitment letter with respect to our proposed $253,000,000 secured credit facility. Affiliates of Credit Agricole Securities (USA) Inc. are parties to the committment letter with respect to our proposed $100,000,000 secured credit facility.

Notice to Investors in the European Economic Area

        In any EEA Member State that has implemented Directive 2003/71/EC (together with any applicable implementing measures in any Member State, the "Prospectus Directive"), this communication is only addressed to and is only directed at qualified investors in that Member State within the meaning of the Prospectus Directive.

        This prospectus supplement has been prepared on the basis that all offers of notes will be made pursuant to an exemption under the Prospectus Directive, as implemented in member states of the European Economic Area ("EEA"), from the requirement to produce a prospectus for offers of notes. Accordingly any person making or intending to make any offer within the EEA of notes which are the subject of the placement contemplated in this prospectus supplement should only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus for such offer. Neither we nor any of the underwriters have authorized, nor do we or they authorize, the making of any offer of notes through any financial intermediary, other than offers made by the underwriters which constitute the final placement of notes contemplated in this prospectus supplement.

        In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), an offer to the public of any notes which are the subject of the offering contemplated by this prospectus supplement (the "notes") may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any notes may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

  (a)
  to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  (b)
  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

  (c)
  by the underwriters to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive); or

  (d)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer to the public" in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any notes to be offered so as to enable an investor to decide to purchase any notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Switzerland

        This document, as well as any other offering or marketing material relating to the notes which are the subject of the offering contemplated by this prospectus supplement, neither constitutes a prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations nor a simplified prospectus as such term is understood pursuant to article 5 of the Swiss Federal Act on Collective Investment Schemes. Neither the notes nor the shares underlying the notes will be listed on the SIX Swiss Exchange and, therefore, the documents relating to the notes, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of SIX Swiss

Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

        The notes are being offered in Switzerland by way of a private placement, i.e., to a small number of selected investors only, without any public offer and only to investors who do not purchase the notes with the intention to distribute them to the public. The investors will be individually approached from time to time. This document, as well as any other offering or marketing material relating to the notes, is confidential and it is exclusively for the use of the individually addressed investors in connection with the offer of the notes in Switzerland and it does not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without our express consent. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in or from Switzerland.

United Kingdom

        This communication is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). The notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

LEGAL MATTERS

        Various legal matters in connection with this offering will be passed on for us by Kramer Levin Naftalis & Frankel LLP, New York, New York, Reeder & Simpson P.C., Majuro, Marshall Islands, and Seward & Kissel LLP, New York, New York, and for the underwriters by Baker Botts L.L.P., Houston, Texas. The underwriters' special counsel is Cleary Gottlieb Steen & Hamilton LLP, New York, New York.

EXPERTS

        The consolidated financial statements incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2009 and the effectiveness of Genco Shipping & Trading Limited internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. You may read and copy such material at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549-1004. Please call the SEC at 1-800-SEC-0330 for more information on the operation of the Public Reference Room. You can also find our SEC filings at the SEC's web site at http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and some information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding such documents or portions thereof that are not deemed "filed" under the Exchange Act in accordance with the Exchange Act and applicable SEC rules and regulations):

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2009;

  •
  Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010;

  •
  Our Current Reports on Form 8-K filed on January 5, 2010, February 25, 2010, March 9, 2010, March 15, 2010, March 25, 2010, May 17, 2010, June 9, 2010, June 25, 2010, July 2, 2010, and July 21, 2010; and

  •
  The description of our common stock and the rights associated with our common stock contained in our Registration Statement on Form 8-A, File No. 001-33393, filed on April 3, 2007.

        You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

Genco Shipping & Trading Limited
299 Park Avenue, 20th Floor
New York, New York 10171
(646) 443-8550
Attn: Investor Relations

PROSPECTUS

GENCO SHIPPING & TRADING LIMITED

Debt Securities
Common Stock
Preferred Stock
Rights
Warrants
Units

        We may offer and sell from time to time our securities in one or more classes or series and in amounts, at prices and on terms that we will determine at the times of the offerings, having an aggregate initial offering price of up to $500,000,000. The securities may be offered separately or together in any combination and as separate series.

        We will provide specific terms of any offering and the offered securities in supplements to this prospectus. Any prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement, as well as the documents incorporated or deemed to be incorporated by reference in this prospectus, carefully before you invest. This prospectus may not be used to consummate sales of securities unless accompanied by the applicable prospectus supplement.

        Our principal executive offices are located at 299 Park Avenue, 20th Floor, New York, New York 10171, and our telephone number is (646) 443-8550.

        Our common stock is traded on the New York Stock Exchange, or NYSE, under the symbol "GNK." On February 26, 2009, the closing sale price of our common stock as reported by the NYSE was $11.91 per share. Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

        We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. These securities also may be resold by securityholders. We will provide specific terms of any securities to be offered in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

        Investing in our securities involves risks that are referenced in the "Risk Factors" section beginning on page 2 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is February 27, 2009

 ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or SEC, using a "shelf" registration process. Under the shelf process, we may, from time to time, offer up to $500,000,000 aggregate public offering price of our debt securities, shares of common stock, shares of preferred stock, rights, warrants or units, or combinations thereof, in one or more offerings. In this prospectus, we refer to our debt securities, shares of common stock, shares of preferred stock, rights, warrants and units collectively as the "securities." This prospectus provides you with a general description of the securities that we may offer. Each time this prospectus is used to offer securities, we will provide a prospectus supplement and if applicable, a pricing supplement, that will contain specific information about the terms of that offering. The prospectus supplement and any pricing supplement also may add, update or change information contained in this prospectus. You should read both this prospectus, the prospectus supplement and any pricing prospectus, together with additional information described and contained in the documents referred to under the heading "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference." We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in states where the offer is permitted.

        The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities offered under this prospectus. That registration statement can be read at the SEC's web site or at the SEC's offices referenced under the heading "Where You Can Find More Information."

RISK FACTORS

        You should carefully consider the specific risks set forth under the caption "Risk Factors" in the applicable prospectus supplement and under the caption "Risk Factors" in any of our filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, incorporated by reference herein, before making an investment decision. For more information see "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference."

FORWARD-LOOKING STATEMENTS

        We make statements in this prospectus and the documents incorporated by reference that are considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are based on the beliefs of our management as well as assumptions made by and information currently available to them. The words "anticipate," "believe," "may," "estimate," "expect," and similar expressions, and variations of such terms or the negative of such terms, are intended to identify such forward-looking statements.

        All forward-looking statements are subject to certain risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results, performance or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Important factors that could cause or contribute to such difference include those referenced under "Risk Factors" in this prospectus and any accompanying prospectus supplement and in our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, incorporated by reference into this prospectus. You should not place undue reliance on such forward-looking statements, which speak only as of their dates. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should carefully consider the information referenced under the heading "Risk Factors."

 ABOUT GENCO

        We are a drybulk shipping company with a strong record of disciplined growth. We transport iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. Since our founding in 2004, we have grown our business by utilizing our operational advantages and seeking prudent opportunities to consolidate the drybulk shipping industry. With our fleet of high-quality vessels, our balanced approach to vessel employment and our experienced management team, we believe we have a firm foundation for continued strong performance.

        As of February 27, 2009, we owned a fleet of 32 drybulk vessels consisting of six Capesize, eight Panamax, four Supramax, six Handymax and eight Handysize vessels, with an aggregate carrying capacity of approximately 2,396,000 dwt. After the expected delivery in 2009 of three Capesize vessels we have agreed to acquire, we will own a fleet of 35 drybulk vessels, consisting of nine Capesize, eight Panamax, four Supramax, six Handymax and eight Handysize vessels, with an aggregate carrying capacity of approximately 2,908,000 dwt.

RATIOS OF EARNINGS TO FIXED CHARGES

        The following table sets forth our unaudited historical ratios of earnings to fixed charges for the periods indicated below:

	Nine Months Ended September 30, 2008		Year Ended December 31, 2007		Year Ended December 31, 2006		Year Ended December 31, 2005		For the Period September 27 through December 31, 2004
Ratio of earnings to fixed charges(1)	5.87	x	4.32	x	7.33	x	4.55	x	4.75	x

(1)
For the purpose of determining the ratio of earnings to fixed charges, earnings consist of net income plus fixed charges. Fixed charges consist of interest expense on our credit facility, including unused commitment fees and amortization of expenses related to our credit facility.

        As we have no preferred stock issued, a ratio of earnings to combined fixed charges and preferred dividends is not presented.

USE OF PROCEEDS

        Unless we state otherwise in the applicable prospectus supplement, we expect to use the net proceeds from the sale of the securities for general corporate purposes, including repayment or reduction of long-term and short-term debt, capital expenditures, working capital, and the financing of vessel purchase and other acquisitions and business combinations. We may temporarily invest funds that we do not immediately require in marketable securities.

DESCRIPTION OF DEBT SECURITIES

        We may offer secured or unsecured debt securities, which may be convertible. Our debt securities will be issued under an indenture to be entered into between us and a trustee. The debt securities will be structurally subordinated to all existing and future liabilities, including trade payables, of our subsidiaries, and the claims of creditors of those subsidiaries, including trade creditors, will have priority as to the assets and cash flows of those subsidiaries. In addition, any debt securities offered hereby will be effectively subordinated to any outstanding secured debt of ours.

        We have summarized certain general features of the debt securities from the indenture. A form of indenture is attached as an exhibit to the registration statement of which this prospectus forms a part. The following description of the terms of the debt securities sets forth certain general terms and provisions. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which such general provisions may apply to the debt securities, will be described in the related prospectus supplement. Accordingly, for a description of the terms of a particular issue of debt securities, reference must be made to both the related prospectus supplement and to the following description.

General

        The aggregate principal amount of debt securities that may be issued under the indenture is unlimited. The debt securities may be issued in one or more series as may be authorized from time to time.

        Reference is made to the applicable prospectus supplement for the following terms of the debt securities (if applicable):

  •
  title and aggregate principal amount;

  •
  whether the securities will be senior or subordinated;

  •
  applicable subordination provisions, if any;

  •
  conversion or exchange into other securities;

  •
  whether securities issued by us will be secured or unsecured, and if secured, what the collateral will consist of;

  •
  percentage or percentages of principal amount at which such securities will be issued;

  •
  maturity date(s);

  •
  interest rate(s) or the method for determining the interest rate(s);

  •
  dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable;

  •
  redemption (including upon a "change of control") or early repayment provisions;

  •
  authorized denominations;

  •
  form;

  •
  amount of discount or premium, if any, with which such securities will be issued;

  •
  whether such securities will be issued in whole or in part in the form of one or more global securities;

  •
  identity of the depositary for global securities;

  •
  whether a temporary security is to be issued with respect to such series and whether any interest payable prior to the issuance of definitive securities of the series will be credited to the account of the persons entitled thereto;

  •
  the terms upon which beneficial interests in a temporary global security may be exchanged in whole or in part for beneficial interests in a definitive global security or for individual definitive securities;

  •
  any covenants applicable to the particular debt securities being issued;

  •
  any defaults and events of default applicable to the particular debt securities being issued;

  •
  currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such securities will be payable;

  •
  time period within which, the manner in which and the terms and conditions upon which the purchaser of the securities can select the payment currency;

  •
  securities exchange(s) on which the securities will be listed, if any;

  •
  whether any underwriter(s) will act as market maker(s) for the securities;

  •
  extent to which a secondary market for the securities is expected to develop;

  •
  additions to or changes in the events of default with respect to the securities and any change in the right of the trustee or the holders to declare the principal, premium and interest with respect to such securities to be due and payable;

  •
  provisions relating to covenant defeasance and legal defeasance;

  •
  provisions relating to satisfaction and discharge of the indenture;

  •
  provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture; and

  •
  additional terms not inconsistent with the provisions of the indenture.

        One or more series of debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. One or more series of debt securities may be variable-rate debt securities that may be exchanged for fixed-rate debt securities.

        United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in the applicable prospectus supplement.

        Debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked and certain additional United States federal income tax considerations will be set forth in the applicable prospectus supplement.

        The term "debt securities" includes debt securities denominated in U.S. dollars or, if specified in the applicable prospectus supplement, in any other freely transferable currency or units based on or relating to foreign currencies.

        We expect most debt securities to be issued in fully registered form without coupons and in denominations of $1,000 and any integral multiples thereof. Subject to the limitations provided in the indenture and in the prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the office of the trustee or the principal corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Global Securities

        The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary (the "depositary") identified in the prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

Governing Law

        The indenture and the debt securities shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to any principles thereof relating to conflicts of law that would result in the application of the laws of any other jurisdiction.

DESCRIPTION OF CAPITAL STOCK

        The following description of our common stock and preferred stock, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the common stock and preferred stock that we may offer under this prospectus. For the complete terms of our common stock and preferred stock, please refer to our amended and restated articles of incorporation and the amendments thereto, and our amended and restated bylaws, each of which are incorporated by reference as exhibits to the registration statement which includes this prospectus. The Business Corporations Act of the Republic of the Marshall Islands, or the BCA, may also affect the terms of these securities. The terms we have summarized below will apply generally to any future common stock or preferred stock that we may offer. The terms of any common stock or preferred stock we offer under a prospectus supplement may differ from the terms we describe below, in which event we will describe the particular terms of any series of these securities in more detail in such prospectus supplement.

Authorized Capitalization

        Under our amended and restated articles of incorporation, as of February 27, 2009, our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.01 per share, of which 31,709,548 shares are issued and outstanding, and 25,000,000 shares of preferred stock, par value $0.01 per share, of which no shares are issued and outstanding.

Common Stock

  Voting Rights

        Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of shareholders. Except as required by law and by the terms of any series of preferred stock designated by the board of directors pursuant to our amended and restated articles of incorporation, our common stock has the exclusive right to vote for the election of directors and for all other purposes. Our common stock votes together as a single class.

  Dividends

        Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of shares of common stock are entitled to receive, ratably, all dividends, if any, declared by our board of directors out of funds legally available for dividends.

  Liquidation Rights

        Upon our dissolution or liquidation or the sale of all or substantially all our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our common stock will be entitled to receive, pro rata, our remaining assets available for distribution.

  Other Rights

        Holders of our common stock do not have conversion, redemption or preemptive rights to subscribe to any of our securities. The rights, preferences and privileges of holders of our common stock are subject to the rights of the holders of any shares of our preferred stock which we may issue in the future.

  Transfer Agent

        The transfer agent for our common stock is Mellon Investor Services LLC (operating with the service name BNY Mellon Shareowner Services).

  Listing

        Our common stock is listed on the New York Stock Exchange under the symbol "GNK."

Preferred Stock

        Our amended and restated articles of incorporation authorize our board of directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of that series, including:

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  the designation of the series;

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  the number of shares of the series;

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  the voting rights, if any, of the holders of the series; and

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  the preferences and relative, participating, optional or other special rights, if any, of the series, and any qualifications, limitations or restrictions applicable to such rights.

        A prospectus supplement will describe the terms of any series of preferred stock being offered, including:

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  the designation of the shares and the number of shares that constitute the series;

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  the dividend rate (or the method of calculation thereof), if any, on the shares of the series and the priority as to payment of dividends with respect to other classes or series of our capital stock and the payment date of dividends;

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  the dividend periods (or the method of calculation thereof);

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  the date from which dividends on the preferred stock shall accumulate, if applicable;

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  the voting rights of the shares;

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  the liquidation preference and the priority as to payment of the liquidation preference with respect to other classes or series of our capital stock and any other rights of the shares of the series upon our liquidation or winding-up;

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  whether the preferred stock will rank senior or junior to or on a parity with any other class or series of preferred stock;

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  whether or not and on what terms the shares of the series will be subject to redemption or repurchase at our option;

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  whether and on what terms the shares of the series will be convertible into or exchangeable for other securities;

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  the provision of a sinking fund, if any, for the preferred stock;

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  whether the shares of the series of preferred stock will be listed on a securities exchange;

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  the transfer agent for the series of preferred stock;

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  any special United States federal income tax considerations applicable to the series; and

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  any other preferences and rights and any qualifications, limitations or restrictions of the preferences and rights of the series.

Limitations on Liability and Indemnification of Officers and Directors

        The BCA authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their shareholders for monetary damages for breaches of directors' fiduciary duties. Our amended and restated bylaws include a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent permitted by applicable law.

        Our amended and restated bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by applicable law. We are also expressly authorized to advance certain expenses (including attorneys' fees and disbursements and court costs) to our directors and officers and carry directors' and officers' insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

        The limitation of liability and indemnification provisions in our amended and restated bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

        There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Anti-takeover Effects of Certain Provisions of Our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws

        Several provisions of our amended and restated articles of incorporation and amended and restated bylaws, which are summarized below, may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of our company by means of a tender offer, a proxy contest or otherwise that a shareholder may consider in its best interest and (2) the removal of incumbent officers and directors.

  Blank Check Preferred Stock

        Under the terms of our amended and restated articles of incorporation, our board of directors has the authority, without any further vote or action by our shareholders, to authorize our issuance of up to

25,000,000 shares of blank check preferred stock. Our board of directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of our company or the removal of our management.

  Classified Board of Directors

        Our amended and restated articles of incorporation provide for the division of our board of directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered, three-year terms. Approximately one-third of our board of directors will be elected each year. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of us. It could also delay shareholders who do not agree with the policies of our board of directors from removing a majority of our board of directors for up to two years.

  Election and Removal of Directors

        Our amended and restated articles of incorporation prohibit cumulative voting in the election of directors. Our amended and restated bylaws require parties other than the board of directors to give advance written notice of nominations for the election of directors. Our amended and restated articles of incorporation also provide that our directors may be removed only for cause and only upon the affirmative vote of 66 2/3% of the outstanding shares of our capital stock entitled to vote for those directors or by a majority of the members of the board of directors then in office. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

  Limited Actions by Shareholders

        Our amended and restated articles of incorporation and our amended and restated bylaws provide that any action required or permitted to be taken by our shareholders must be effected at an annual or special meeting of shareholders or by the unanimous written consent of our shareholders. Our amended and restated articles of incorporation and our amended and restated bylaws provide that, subject to certain exceptions, our Chairman, President, or Secretary at the direction of the board of directors may call special meetings of our shareholders and the business transacted at the special meeting is limited to the purposes stated in the notice.

  Advance Notice Requirements for Shareholder Proposals and Director Nominations

        Our amended and restated bylaws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a shareholder's notice must be received at our principal executive offices not less than 150 days nor more than 180 days before the date on which we first mailed our proxy materials for the preceding year's annual meeting. Our amended and restated bylaws also specify requirements as to the form and content of a shareholder's notice. These provisions may impede a shareholder's ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.

Shareholder Rights Plan

  General

        Each share of our common stock includes one right, or, collectively, the rights, that entitles the holder to purchase from us a unit consisting of one-thousandth of a share of our preferred stock at a purchase price of $25 per share, subject to specified adjustments. The rights are issued pursuant to a rights agreement between us and Mellon Investor Services LLC, as rights agent. Until a right is exercised, the holder of a right will have no rights to vote, receive dividends or any other shareholder rights by virtue of its ownership of such right.

        The rights may have anti-takeover effects. The rights may cause substantial dilution to any person or group that attempts to acquire us without the approval of our board of directors. As a result, the overall effect of the rights may be to render more difficult or discourage any attempt to acquire us. Because our board of directors can approve a redemption of the rights or a permitted offer, the rights should not interfere with a merger or other business combination approved by our board of directors. The adoption of the rights agreement was approved by our sole shareholder before our initial public offering.

        We have summarized the material terms and conditions of the rights agreement and the rights below. For a complete description of the rights, we encourage you to read the rights agreement, which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.

  Detachment of the Rights

        The rights are attached to all certificates representing our currently outstanding common stock and will attach to all common stock certificates we issue before the rights distribution date or the date on which the rights expire (or thereafter, in certain circumstances). The rights are not exercisable until after the rights distribution date and will expire at the close of business on February 21, 2015, unless we redeem or exchange them earlier as we describe below. The rights will separate from the common stock and a rights distribution date would occur, subject to specified exceptions, on the earlier of the following two dates:

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  ten days following a public announcement that a person or group of affiliated or associated persons, or an "acquiring person," has acquired or obtained the right to acquire beneficial ownership of 15% or more of our outstanding common stock; or

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  ten business days following the announcement of a tender or exchange offer that would result, if closed, in a person's becoming an acquiring person.

        Oaktree Capital Management, LLC, Peter Georgiopoulos and Fleet Acquisition LLC (so long as it does not acquire beneficial ownership of additional shares of common stock under certain circumstances) are excluded from the definition of "acquiring person" for purposes of the distribution of the rights, and therefore their ownership cannot trigger the distribution of the rights. Specified "inadvertent" owners that would otherwise become an acquiring person, including those who would have this designation as a result of repurchases of common stock by us, will not become acquiring persons as a result of those transactions.

        Our board of directors may defer the rights distribution date in some circumstances, and some inadvertent acquisitions will not result in a person becoming an acquiring person if the person promptly divests itself of a sufficient number of shares of common stock.

        Until the rights distribution date:

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  our common stock certificates will evidence the rights, and the rights will be transferable only with those certificates; and

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  any new common stock will be issued with rights, and new certificates will contain a notation incorporating the rights agreement by reference.

        As soon as practicable after the rights distribution date, the rights agent will mail certificates representing the rights to holders of record of our common stock at the close of business on that date. After the rights distribution date, only separate rights certificates will represent the rights.

        We will not issue rights with any shares of common stock we issue after the rights distribution date, except as our board of directors may otherwise determine.

  Flip-In Event

        A "flip-in event" will occur under the rights agreement when a person becomes an acquiring person, as defined above.

        If a flip-in event occurs and we do not redeem the rights as described under the heading "Redemption of Rights" below, each right, other than any right that has become void, as we describe below, will become exercisable at the time it is no longer redeemable for the number of shares of common stock, or, in some cases, cash, property or other of our securities, having a current market price equal to two times the exercise price of such right.

        When a flip-in event occurs, all rights that then are, or in some circumstances that were, beneficially owned by or transferred to an acquiring person or specified related parties will become void in the circumstances the rights agreement specifies.

  Flip-Over Event

        A "flip-over event" will occur under the rights agreement when, at any time after a person has become an acquiring person:

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  we are acquired in a merger or other business combination transaction, subject to limited exceptions; or

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  50% or more of our assets or earning power is sold or transferred.

        If a flip-over event occurs, each holder of a right, other than any right that has become void as we describe under the heading "Flip-In Event" above, will have the right to receive the number of shares of common stock of the acquiring company which has a current market price equal to two times the exercise price of such right.

  Anti-Dilution

        The number of outstanding rights associated with our common stock is subject to adjustment for any stock split, stock dividend or subdivision, combination or reclassification of our common stock occurring before the rights distribution date. With some exceptions, the rights agreement will not require us to adjust the exercise price of the rights until cumulative adjustments amount to at least 1% of the exercise price. It also will not require us to issue fractional shares of our preferred stock that are not integral multiples of one one-hundred-thousandth of a share of preferred stock and, instead, we may make a cash adjustment based on the market price of the common stock on the last trading date before the date of exercise. The rights agreement reserves to us the right to require before the occurrence of any flip-in event or flip-over event that, on any exercise of rights, a number of rights must be exercised so that we will issue only whole shares of stock.

  Redemption of Rights

        At any time before the earlier of the date on which a person publicly announces that it has become an acquiring person or the date on which the rights expire, we may redeem the rights in whole, but not in part, at a redemption price of $0.01 per right. The redemption price is subject to adjustment for any stock split, stock dividend or similar transaction occurring before the date of redemption. At our option, we may pay that redemption price in cash or shares of common stock. The rights are not exercisable after a flip-in event until they are no longer redeemable. The rights will terminate immediately upon ordering the redemption and making the appropriate filing with the rights agent.

  Exchange of Rights

        We may, at our option, subject to applicable laws, rules and regulations, exchange the rights (other than rights owned by an acquiring person or an affiliate or an associate of an acquiring person, which have become void), in whole or in part. The exchange will be at an exchange ratio of one share of common stock per right, subject to specified adjustments at any time after the occurrence of a flip-in event and before any person becoming the beneficial owner of 50% or more of the shares of common stock then outstanding.

  Amendment of Terms of Rights

        During the time the rights are redeemable, we may amend any of the provisions of the rights agreement in any way without the approval of the rights holders. Once the rights cease to be redeemable, we generally may amend the provisions of the rights agreement without the approval of the rights holders, only as follows:

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  to cure any ambiguity, defect or inconsistency;

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  to make changes that do not materially adversely affect the interests of holders of rights, excluding the interests of any acquiring person; or

to shorten or lengthen any time period under the rights agreement, except that we cannot lengthen the time period governing redemption or any other time period, unless such lengthening is for the purpose of protecting, clarifying or enhancing the rights and benefits of the rights holders (other than an acquiring person).

DESCRIPTION OF RIGHTS

General

        We may issue rights to purchase debt securities, shares of common stock, shares of preferred stock, or warrants to purchase common stock or preferred stock. Rights may be issued independently or together with any other offered security and may or may not be transferable by the person purchasing or receiving the rights. In connection with any rights offering to our shareholders, we may enter into a standby underwriting arrangement with one or more underwriters pursuant to which such underwriters will purchase any offered securities remaining unsubscribed for after such rights offering. In connection with a rights offering to our shareholders, we will distribute certificates evidencing the rights and a prospectus supplement to our shareholders on the record date that we set for receiving rights in such rights offering.

        The applicable prospectus supplement will describe the following terms of rights in respect of which this prospectus is being delivered:

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  the title of such rights;

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  the securities for which such rights are exercisable;

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  the exercise price for such rights;

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  the number of such rights issued to each shareholder;

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  the extent to which such rights are transferable;

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  if applicable, a discussion of the material United States federal income tax considerations applicable to the issuance or exercise of such rights;

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  the date on which the right to exercise such rights shall commence, and the date on which such rights shall expire (subject to any extension);

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  the extent to which such rights include an over-subscription privilege with respect to unsubscribed securities;

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  if applicable, the material terms of any standby underwriting or other purchase arrangement that we may enter into in connection with the rights offering; and

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  any other terms of such rights, including terms, procedures and limitations relating to the exchange and exercise of such rights.

Exercise of Rights

        Each right will entitle the holder of the right to purchase for cash such amount of debt securities, shares of common stock, shares of preferred stock, warrants or any combination thereof, at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the rights offered thereby. Rights may be exercised at any time up to the close of business on the expiration date for such rights set forth in the prospectus supplement. After the close of business on the expiration date, all unexercised rights will become void.

        Rights may be exercised as set forth in the prospectus supplement relating to the rights offered thereby. Upon receipt of payment and the rights certificate properly completed and duly executed at the corporate trust office of the rights agent or any other office indicated in the prospectus supplement, we will forward, as soon as practicable, the shares of preferred stock or common stock or warrants purchasable upon such exercise. We may determine to offer any unsubscribed offered securities directly to persons other than shareholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting arrangements, as set forth in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

        We may issue warrants to purchase any of our securities. We may issue warrants independently or together with any other securities offered by any prospectus supplement and the warrants may be attached to or separate from those securities. Each series of warrants will be issued under a separate warrant agreement, to be entered into between us and a warrant agent specified in a prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency or trust with any of the holders of the warrants. We will set forth further terms of the warrants and the applicable warrant agreements in the applicable prospectus supplement relating to the issuance of any warrants, including, where applicable, the following:

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  the title of the warrants;

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  the aggregate number of the warrants;

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  the number and type of securities purchasable upon exercise of the warrants;

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  the designation and terms of the securities, if any, with which the warrants are issued and the number of the warrants issued with each such offered security;

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  the date, if any, on and after which the warrants and the related securities will be separately transferable;

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  the price at which each security purchasable upon exercise of the warrants may be purchased;

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  the date on which the right to exercise the warrants will commence and the date on which the right will expire;

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  the minimum or maximum amount of the warrants which may be exercised at any one time;

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  any circumstances that will cause the warrants to be deemed to be automatically exercised; and

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  any other material terms of the warrants.

DESCRIPTION OF UNITS

        As specified in the applicable prospectus supplement, we may issue units consisting of one or more debt securities, shares of our preferred stock, shares of our common stock, rights, warrants or any combination of such securities. The applicable prospectus supplement will describe:

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  the terms of the units and of the debt securities, shares of our preferred stock, shares of our common stock, rights and warrants comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

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  a description of the terms of any unit agreement governing the units; and

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  a description of the provisions for the payment, settlement, transfer or exchange of the units.

PLAN OF DISTRIBUTION

        We may sell the securities to one or more underwriters for public offering and sale by them and may also sell the securities to investors directly or through agents. We will name any underwriter or agent involved in the offer and sale of securities in the applicable prospectus supplement. We have reserved the right to sell or exchange securities directly to investors on our or their own behalf in those jurisdictions where we are authorized to do so.

        We may distribute the securities from time to time in one or more transactions:

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  at a fixed price or prices, which may be changed;

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  at market prices prevailing at the time of sale;

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  at prices related to such prevailing market prices; or

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  at negotiated prices.

The securities may be offered on an exchange, which will be disclosed in the applicable prospectus supplement.

        We may also, from time to time, authorize dealers, acting as our agents, to offer and sell securities upon the terms and conditions set forth in the applicable prospectus supplement. In connection with the sale of securities, or the purchasers of securities for whom the underwriters may act as agents, may compensate underwriters in the form of underwriting discounts or commissions. If underwriters or dealers are used in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of the sale, or at prices related to such prevailing market prices, or at negotiated prices. The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the prospectus supplement, the obligations of underwriters or dealers to purchase the securities offered will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all of the offered securities if any are purchased. Any public offering price and any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

        We will describe in the applicable prospectus supplement any compensation we pay to underwriters or agents in connection with the offering of securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Dealers and agents participating in the distribution of securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against certain civil liabilities, including liabilities under the Securities Act, and to reimburse these persons for certain expenses.

        To the extent that we make sales to or through one or more underwriters or agents in at-the-market offerings, we may do so pursuant to the terms of a distribution agreement between us and the underwriters or agents. If we engage in at-the-market sales pursuant to a distribution agreement, we will issue and sell shares of our common stock to or through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, we may sell shares on a daily basis in exchange transactions or otherwise as we may agree with the underwriters or agents. The distribution agreement will provide that any shares of our common stock sold will be sold at prices related to the then prevailing market prices for our common stock. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time and will be described in a prospectus supplement. Pursuant to the terms of the distribution agreement, we also may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our common stock or other securities. The terms of each such distribution agreement will be set forth in more detail in a prospectus supplement to this prospectus. In the event that any underwriter or agent acts as principal, or broker-dealer acts as underwriter, it may engage in certain transactions that stabilize, maintain or otherwise affect the price of our securities. We will describe any such activities in the prospectus supplement relating to the transaction.

        We may enter into derivative or other hedging transactions with financial institutions. These financial institutions may in turn engage in sales of our common stock to hedge their position, deliver this prospectus in connection with some or all of those sales and use the shares covered by this prospectus to close out any short position created in connection with those sales. We may pledge or grant a security interest in some or all of our common stock covered by this prospectus to support a derivative or hedging position or other obligation and, if we default in the performance of our or its obligations, the pledgees or secured parties may offer and sell our common stock from time to time pursuant to this prospectus.

        To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

        Certain of the underwriters, dealers or agents and their associates may engage in transactions with and perform services for us in the ordinary course of our business for which they receive compensation.

 LEGAL MATTERS

        Kramer Levin Naftalis & Frankel LLP, New York, New York, will provide us with opinions relating to certain matters in connection with offerings under this prospectus from time to time. Reeder & Simpson P.C. will provide us with opinions relating to matters concerning the law of the Republic of the Marshall Islands in connection with offerings under this prospectus.

EXPERTS

        The consolidated financial statements incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K and the effectiveness of Genco Shipping & Trading Limited's internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We are a reporting company and file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. You may read and copy such material at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549-1004. Please call the SEC at 1-800-SEC-0330 for more information on the operation of the Public Reference Room. You can also find our SEC filings at the SEC's web site at http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and some information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding such documents or portions thereof that are not deemed "filed" under the Exchange Act in accordance with the Exchange Act and applicable SEC rules and regulations):

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2007;

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  Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2008, June 30, 2008 and September 30, 2008;

  •
  Our Current Reports on Form 8-K filed on May 21, 2008, May 22, 2008, June 16, 2008, June 23, 2008, July 17, 2008, September 8, 2008, September 25, 2008, November 4, 2008, November 14, 2008, December 30, 2008, January 12, 2009, January 26, 2009, February 25, 2009, and February 27, 2009 (excluding any information exhibits furnished under either Item 2.02 or Item 7.01 thereof); and

  •
  The description of our common stock and the rights associated with our common stock contained in our Registration Statement on Form S-1, Registration No. 333-124718, and our Registration Statement on Form 8-A, File No. 001-33393, filed on April 3, 2007.

        We filed a registration statement on Form S-3 to register with the SEC the securities described in this prospectus. This prospectus is part of that registration statement. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement and the exhibits and schedules for more information about us and our securities. The registration statement and exhibits and schedules are also available at the SEC's Public Reference Room or through its web site.

        You may request a copy of these filings and any or all of the documents referred to above that have been incorporated by reference into this prospectus at no cost, by writing or telephoning us at the following address:

Genco Shipping & Trading Limited
299 Park Avenue, 20th Floor
New York, New York 10171

(646) 443-8550

Attn: Investor Relations

        You should rely only on the information contained or incorporated in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not rely on any other representations. Our affairs may change after this prospectus or any supplement is distributed. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents. You should read all information supplementing this prospectus.